UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

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CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Our Mission
Transforming the health of the communities we serve, one person at a time.
Since its founding as a single local healthcare plan in 1984, Centene's heart and soul has been linked to supporting the health of the communities we proudly serve. We are committed to providing access to quality, culturally sensitive care for our members and communities.
Now, nearly forty years later, this long-held commitment to supporting the health and health care of our members is encapsulated in our mission: Transforming the health of the communities we serve, one person at a time.
Our Values

Letter from Our CEO and Our Chairman	3
Letter to Stockholders
From Our Chief Executive Officer and Our Chairman of the Board
March 28, 2024
Dear Stockholders:
The dynamic healthcare landscape continues to offer Centene opportunities to demonstrate our operational agility and resilience. Our uniquely local approach informs our ongoing development of new and innovative ways to serve our members and customers while strengthening our foundational core operations.
Centene concluded 2023 with strategic and operational advancements that will support our organization's earnings trajectory in the months and years ahead. We reported $4.95 of diluted earnings per share (EPS) and $6.68 of adjusted diluted EPS for full year 2023, an increase of over 139% and 15%, respectively, compared to full year 2022, which reflects a 5.5% increase over our original 2023 adjusted EPS guidance.
We captured targeted growth opportunities in Medicaid, our largest business, to provide managed care in Oklahoma for the SoonerSelect and SoonerSelect Children's Specialty Plan programs and in Arizona for the Arizona Long Term Care System, all the while navigating through the unprecedented Medicaid redetermination process. As noted at our December 2023 Investor Day, over a 24-month period starting in October 2021, Centene successfully won 18 Medicaid procurements, including two new states and seven new programs. Our industry-leading business development team continues to effectively execute on our growth objectives, providing Centene with the privilege to serve more members and state customers than ever before. At the same time, we have built partnerships with local community organizations and providers to facilitate access to care for our members. Federally Qualified Health Centers (FQHCs) represent important service hubs in the communities we serve. We invest alongside many of these facilities across our network to support and enhance access to care and other vital services.
In Marketplace, our membership grew to 3.9 million as of December 31, 2023, an increase of 88% compared to December 31, 2022. This growth not only created value for the company in 2023 but continues to represent an earnings opportunity in 2024 as the membership gained throughout the year annualizes and matures. With the expanding reach of Marketplace products, Centene can now cover more Americans, many of whom were previously uninsured or underinsured, an important component of our mission to expand access and affordability in the communities we serve.
Focusing on value-based care, we continue to design and offer health plans designed to meet the unique needs of Medicare beneficiaries while reducing costs and improving healthcare outcomes. In 2023, our team achieved Medicare Advantage quality score improvement, an important step forward on our journey to our October 2025 target of 85% of members associated with 3.5 Medicare Advantage Star plans. Our 2024 Medicare Advantage Star Ratings showed year-over-year unrounded score improvement for contracts associated with approximately 73% of our members, and approximately 87% of our membership is associated with contracts rated 3.0 Stars or better, compared to 53% in the prior year. Moreover, by focusing on dual eligibles - those members who qualify for both Medicare and Medicaid - through strategic product placement and distribution, we expect dual-eligible members to represent more than 35% of our Medicare Advantage membership in 2024. We believe that our expertise in focusing on lower-income and complex populations uniquely positions us to provide care to this critical population and address their social determinants of health.
We continued to sharpen our operational focus. We have completed 10 divestitures over two years, enabling us to focus on our core businesses and free up organizational bandwidth. With most planned divestitures behind us, we are focused on fortifying our platform and expanding our business as the dynamic healthcare landscape continues to evolve.

4	Centene Corporation
In 2023, we revised our sustainability structure around four pillars that comprise our mission: Empowering Health, Building Healthier Communities, Fostering a Healthy Environment and Driving Business Accountability. Centene's longstanding commitment to a diverse and inclusive culture has cultivated an employee population that reflects the members we serve – 76% of our workforce is female and half of all employees identify as people of color. Because our workforce reflects the diversity of our members, we are better able to deliver culturally sensitive care that is accessible, equitable and effective. Our employees come to work every day with a singular goal: to transform the health of the communities we serve, one person at a time. For Centene, this passionate, mission-driven workforce powers our success.
Our Board appointed Fred Eppinger as our Chairman in March 2023 and, under his guidance and based on positive stockholder feedback, the Board continues to improve and advance governance agenda that we began in 2022. This includes conducting a robust assessment of the Board's composition, led by our director search firm to ensure that we recruit directors with the appropriate mix of skills, thereby maintaining the Company's positive momentum. We also renamed the Value Creation Committee to the Quality Committee to reflect the shift from the past two years to what will propel us in the future. The revised charter for the Quality Committee underscores the Board's oversight and steadfast commitment to improving the quality of healthcare for our members.
Our 84% positive say-on-pay vote in 2023 validated that we are listening to stockholder feedback and constructing our executive compensation programs to reward performance and recognize stockholder value creation.
This important groundwork positions Centene to enter 2024 with strong forward momentum. Our agenda to focus and fortify is well underway. Commercial market evolution, service of existing and new state partners in more comprehensive ways and an expanding population of dual-eligible Americans are just some of the growth opportunities we plan to harness as we offer healthcare to underserved populations and provide cost-effective solutions to our government partners.
It is a privilege to serve our members each and every day, and we remain committed in all that we do to transform the health of the communities we serve, one person at a time.
Sincerely,

Sarah M. London Chief Executive Officer

Frederick H. Eppinger Chairman of the Board of Directors

Notice of 2024 Annual Meeting of Stockholders	5
Notice of 2024 Annual Meeting of Stockholders

Time and Date	Place	Record Date
10:00 AM, Central Time, on Tuesday, May 14, 2024	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium	Stockholders as of March 15, 2024 are entitled to vote

Voting Items Proposal	Board Vote Recommendation	For Further Details

(1) To elect ten directors to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;	FOR each director nominee	Page 23
(2) To cast a non-binding advisory vote on the compensation of the Company's Named Executive Officers;	FOR	Page 65
(3) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and	FOR	Page 111
(4) Stockholder proposal	AGAINST	Page 117
Stockholders will also transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.
On or about March 28, 2024, we mailed to our stockholders either 1) a copy of our proxy statement, a proxy card and 2023 Annual Report on Form 10-K or 2) a Notice of Internet Availability of Proxy Materials (Availability Notice), which indicates how to access the proxy materials on the internet. We believe furnishing proxy materials to our stockholders on the internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.
By order of the Board of Directors,
Christopher A. Koster

Secretary and General Counsel	St. Louis, Missouri
March 28, 2024

How to Vote

Internet: www.ProxyVote.com	Mail	QR Code
Telephone: 1-800-690-6903	Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope	Scan this QR code to vote with your mobile device

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be held on May 14, 2024: The accompanying proxy statement and the 2023 Annual Report on Form 10-K are available at www.ProxyVote.com.

6	Centene Corporation

Who We Are	7
Who We Are
Company Overview
Centene is a leading provider of government-sponsored healthcare. We provide access to quality healthcare for nearly 1 in 15 individuals nationwide through government-sponsored programs, including Medicaid, Medicare and the Health Insurance Marketplace. Our focus is on improving health and health care for low-income, complex populations. Our mission is to transform the health of the communities we serve, one person at a time.
Centene provides access to high-quality healthcare, innovative programs and a wide range of health solutions that help families and individuals get well, stay well and be well. Our uniquely local approach – with local brands and local teams who live in, care about and directly influence the communities they serve – is a key differentiator in our ability to provide access to quality care to our members. Centene treats the whole person, an approach that is delivered locally but backed by the scale of Centene's expertise, data and resources. Through this approach and our commitment to sustainable partnerships, we work with local community organizations to realize our mission of transforming the health of the communities we serve, one person at a time.
We are focused on making strategic decisions and investments to create additional value in the short-term and to seek opportunities that position the organization for long-term strength, profitability, growth and innovation. In addition to creating stockholder value, we are modernizing and improving how we work in order to propel our organization to new levels of success and elevate the member and provider experiences.

Centene's Long-Term Strategy		Value Creation Plan

01	Focus on Medicaid, Marketplace and Medicare, capitalizing on the significant expansion opportunities in each market	SG&A Expense Annual Savings

02	Build from the strength of our market positions and grow by leveraging our inherent and differentiated strengths
Gross Margin Annual Improvement

03	Evolve with the market and explore logical extensions to our core lines of business

Strategic Use of Capital
04	Transform our business by leveraging industry-leading, mission-driven talent and continuing to invest in our data analytics and capabilities

8	Centene Corporation
2023 Financial and Business Highlights
Our 2023 financial and business results reflect our execution on our Value Creation Plan and strong performance across our three major product lines.
2023 Financial Results

$154 billion	$4.95	$6.68	10%	7%
Total Revenues, a 7% increase vs. 2022	Diluted Earnings Per Share (EPS)	Adjusted Diluted EPS, an increase of over 15% vs. 2022	Adjusted Diluted EPS 3-Year CAGR	Total Shareholder Return (TSR) 3-Year CAGR

Medicaid	Marketplace	Medicare

We are the largest Medicaid Managed Care Organization	We are the #1 carrier on Health Insurance Marketplace	Within Medicare Advantage we have the largest concentration of Dual Eligible Special Needs Plans (D-SNP) members compared to our peers

14.5 million members across 30 states	3.9 million members across 28 states	1.3 million Medicare Advantage members across 36 states and 4.6 million Medicare Prescription Drug Plan (PDP) members in 50 states
Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
Execution of Strategy
Our growth over the past decade has positioned us to be a leader in the healthcare industry during this remarkable time, enabling the Company to stay focused on its mission while also delivering strong financial performance for its stockholders. Centene has a unique and powerful platform, and we are working to fortify its foundation to fuel our next phase of innovation and growth. We are focused on strong, long-term growth grounded in our core product lines, investing in becoming easy to work with by building modern systems and processes, and curating an enhanced network of partnerships designed to drive value across our portfolio.
The Value Creation Plan we initiated in 2021 was implemented to drive earnings growth by leveraging our scale and generating sustainable, profitable growth. In addition to creating stockholder value, this plan is an ongoing effort to modernize and improve how we work in order to propel our organization to new levels of success and elevate the member and provider experiences.

Who We Are	9
Over the last two years, we have delivered on each of the milestones we put forth in our Value Creation Plan.
Our Competitive Strengths
•Power of Incumbency. Centene was founded as a Medicaid company and our business is built on Medicaid as the foundation, anchored around long-lasting, trusted relationships. The years we have spent forging new paths, developing innovative solutions and addressing the evolving needs of our members has earned Centene an important seat at the table and a powerful voice to shape the conversation at the state and federal level. We've deliberately increased our market density by expanding our reach to products beyond Medicaid and as a result, we are the largest Medicaid health insurer and Marketplace carrier in the country.
•Local Where It Matters. Our local approach to delivering healthcare enables us to meet members and providers in the communities where they are to facilitate member access to high-quality, culturally sensitive healthcare services. Our programs and services are tailored to the unique individuals we serve and include a broad range of initiatives to address social drivers of health such as food insecurity, housing instability, unemployment and access to transportation, which contribute to health disparities among underserved communities. With local leadership owning all three lines of business, we're able to translate local best practices from our Medicaid business into product development, distribution, network and pricing decisions we make for our Marketplace and Medicare businesses. We know what our customers will value because we live and work alongside them every day.
•Partnerships. Centene's partnership mindset allows us to design solutions for our members that integrate the most relevant, most local and most innovative capabilities in an agile and capital-efficient way. Partnership has become both strategy and a discipline: finding, measuring and maintaining the best partners over time. Instead of owning providers, we are identifying the best providers for our members, investing in data and engagement models that will support them in delivering health outcomes. For example, we are steadily increasing the number of our members in value-based arrangements in all three lines of business, which lead to a better experience for our providers and higher quality care for our members.

10	Centene Corporation
Commitment to Sustainability
Driven by Our Commitment to Health
Centene's mission to transform the health of the communities we serve, one person at a time, deeply informs our business approach and our drive to be a leader in the industry. At Centene, our business is our members, and this people-first approach enables us to operate with intentionality and agility as we grow our business and continually refine our operations. The key to this mission is using innovative tools to stay competitive in the ever-evolving health care industry, as well as continued commitment to sustainable and inclusive business practices that will usher our organization and our members into the future we collectively envision.
As we continually work to enhance care delivery for our more than 27 million members as of December 31, 2023, our unwavering commitment lies in integrating principles of corporate responsibility, diversity, equity and inclusion (DEI) and strong governance across all facets of our operations. By collectively serving our mission, we can build a sustainable enterprise that forges a healthier tomorrow for our members, offers outstanding support for our providers, builds resilient communities, establishes ourselves as the preferred partner for the government, empowers our employees to do their best work and delivers significant value to our stockholders. Together, we are shaping a future where healthcare is more than a service, it's a promise of holistic well-being for all.
Sustainability Assessment and Framework
In 2023, we refreshed our assessment of health, social, environmental and governance-related topics to maintain alignment with our mission and strategy. Based on the results of the assessment, we revised our sustainability framework structure around four pillars that support our mission and the key topics that guide our commitments in each of these areas:

Empowering Health	Building Healthier Communities
•Healthcare Quality •Healthcare Access, Equity and Social Drivers of Health •Healthcare Innovation and Thought Leadership •Customer Experience and Relationship Management	•Culture, Talent and Well-being •Diversity, Equity and Inclusion •Community Impact and Giving

Fostering a Healthy Environment	Driving Business Accountability
•Environmental Impacts on Health •Environmental Sustainability	•Governance and Accountability •Ethics and Compliance •Data Privacy and Security •Risk Management •Public Policy

Who We Are	11
Empowering Health
Given the populations we serve across our three major product lines — Medicaid, Marketplace and Medicare — we have a unique role and responsibility in improving health outcomes for lower-income and underserved Americans. Health equity is core to our mission. Centene is a leader in providing affordable, high-quality healthcare services, and we're continually enhancing our efforts to address social drivers of health. The Company's long history of identifying and removing barriers to health is a testament to our goal of providing equitable care and access for all members. Our members are at the heart of everything we do. To stay true to our objective of providing the best possible care for individuals and communities, we continue to make improvements that simplify and enhance the member experience.
In addition, Centene is investing in artificial intelligence (AI) and machine learning technologies to improve the health of our members and contain rising healthcare costs. With our national footprint and large population of members receiving healthcare benefits under government-sponsored programs, we are in a unique position to use data to develop models that predict a wide range of health outcomes. We recognize the need to use these powerful AI and machine learning models carefully and responsibly to turn data into knowledge that informs our actions to improve health outcomes, help address member needs and even save lives.
Building Healthier Communities
Centene's success at improving health in our member communities depends entirely on the work and well-being of our dedicated team members and partners. We actively develop and promote an organizational culture that promotes open communication, inspiring everyone to share their unique perspectives. This cultural paradigm ensures the integration of a diverse array of ideas, skills and experiences into our healthcare solutions. From refining the tools with which we develop and manage our talent pools, to evolving our inclusive hiring strategies, talent-related initiatives allow Centene to continue attracting top talent across multiple disciplines, while remaining aligned with Centene's business objectives and reinforced by DEI best practices. Centene's Talent Management and Career Development departments then work to ensure that these team members flourish by using talent development strategies that optimize workforce potential, enhance employee engagement and align individual skills with organizational goals, leading to improved performance, innovation and long-term business success.
DEI Framework
DEI is essential to who we are at Centene – it's a driving force behind our mission. We continually assess the evolving needs of our stakeholders, and we adapt to keep pace. In 2023, we realigned our DEI strategic framework to focus on three core areas: Our People, Our Business and Our Communities. Through this model, we foster an inclusive culture and promote strategies and investments that support business development, enhance the member experience, drive economic opportunity and offer equitable access to opportunity for all. Leadership advocacy and commitment, in addition to a foundation of accountability and consistent measurement, ensure the delivery of fair and inclusive outcomes.

DEI Core Pillars

OUR PEOPLE

OUR BUSINESS

OUR COMMUNITIES

12	Centene Corporation
To deliver on our mission, we believe our workforce should reflect our members' diverse circumstances and experiences. Centene's recruitment, hiring and retention efforts seek to support the diversity of our employees and reflect our commitment to a uniquely local approach to care. We are proud of the fact that our workforce mirrors the communities we serve. This has proven to be a strategic differentiator. We focus our efforts on finding and retaining the best talent for our workforce while using data to identify barriers that compromise fairness, which helps us to develop initiatives to ensure our employees have equitable access and opportunity to succeed. Given the diversity of our communities, this approach means that, by definition, Centene is a diverse organization, as shown below:
Our Workforce1

76%	51%	3%	12%	65%	38%	24%

Women	People of Color	Veterans	Identify as Having a Disability	Supervisor+ Positions Held by Women	Supervisor+ Positions Held by People of Color	Employee Inclusion Group Participation
1Information as of December 31, 2023. Workforce data includes all full-time and part-time U.S. employees of Human Resources integrated companies. Our total employee count from this population is approximately 53,700.

Recognitions
•We're proud to share that Centene is certified as a 2023-2024 Great Place to Work®.
•Centene was recognized by Fair360 (formerly DiversityInc), who named us a 2023 Top 50 Company for Diversity, and Newsweek listed us as one of America's Greatest Workplaces for Diversity in 2024.
•Centene also was named a 2023 Best Workplace in Health Care™ by Great Place to Work and Fortune magazine, ranking No. 13 among large companies. Additionally, Centene was named a 2023 Best Workplace for Women™, ranking No. 67 among large companies.

Fostering a Healthy Environment
Centene's efforts to understand and assess the potential impacts of a changing climate on our business enable more educated response planning, improved disclosure and awareness for our stakeholders and support a healthier future for our members and communities. We recognize that the populations we serve may be disproportionately impacted by environmental factors, and that those factors could worsen with a changing climate. By working together, Centene partnerships help remove barriers to health, address environmental topics like heat, shelter and food security and improve overall well-being and resiliency for members.
Environmental sustainability is an important part of our operations. As a service company with employees working remotely or in offices, our efforts are focused on minimizing our environmental footprint in those areas. Our Environmental Guiding Principles – Conserve, Clean, Contribute, Commit – lead our efforts to do so, and include the following highlights:
•Minimizing our environmental impact through responsible consumption of resources.
•Pursuing projects that generate beneficial climate and environmental impacts beyond the Centene enterprise.
•Measuring and disclosing environmental performance.
Driving Business Accountability
As discussed throughout this proxy statement, over the last several years, our Board has taken important steps to enhance its governance practices, make meaningful Board refreshment changes, enhance stockholder rights and demonstrate our commitment to sustainability best practices.

Who We Are	13
As the leading provider of health insurance to many lower-income and complex populations, Centene feels a responsibility to shape public policy efforts to make healthcare more accessible and easier to navigate for our members and communities. Centene engages in public policy in a variety of ways, starting with closely monitoring proposals and trends. We develop policy solutions informed not only by our experience and research, but also through collaboration with local partners and leading advocacy organizations. We engage in direct advocacy at the state and federal levels, often with other stakeholders, including our trade associations, to help build consensus for positive policy changes.
We are deeply committed to integrity, ethical decision-making and regulatory compliance across all of our businesses. Our Ethics & Compliance Program is designed to ensure our company maintains appropriate training, monitoring, oversight and enforcement of compliance laws, regulations and administrative rules to continue meeting the expectations of our government partners, providers and members.
Centene is dedicated to being a trusted partner to those we serve by responsibly managing and protecting their confidential information. As technology continues to advance and more information is digitized, security and privacy practices remain critical to protecting confidential information. To support governance, controls and transparency, our information security and privacy programs are embedded in our enterprise-wide risk management practices.
Additional Sustainability Information and Related Disclosures
Sustainability information and related disclosures are available on our external website, including the following:

Our Sustainability & DEI Report details the key partnerships, initiatives and programs that exemplify our commitment to healthy futures and diverse horizons.
Visit www.centene.com/who-we-are/corporate-facts-reports.html.
Our Political Activity report sets forth details about political contributions, lobbying efforts and membership in industry trade associations. Visit investors.centene.com.
Additional sustainability information and related disclosures:
•We issue a Sustainability Accounting Standards Board (SASB) Index to provide stakeholders with disclosures aligned with the SASB Managed Care Sustainability Accounting Standard. Sustainability Accounting Standards were also included for workforce turnover and engagement. The index is available at https://www.centene.com/who-we-are/corporate-facts-reports.html.
•We report our environmental efforts to CDP and publish our Environmental Guiding Principles. See https://www.centene.com/why-were-different/corporate-sustainability/protecting-planet/environmental-sustainability.html.

14	Centene Corporation
Proxy Summary
This summary highlights information contained in this proxy statement. It does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting. Please see the Questions and Answers section beginning on page 125 for important information about proxy materials, voting, the annual meeting, Company documents and communications.

1 PROPOSAL	Election of Directors The Board recommends a vote FOR each director nominee.	See page 23

Board Information
Director Nominees
The following table provides summary information about each of the ten director nominees.

		Director Since		Committee Memberships
Name and Primary (or Former) Occupation	Age		Other Public Boards	ACC	CTC	GC	QC
Jessica L. Blume Retired Vice Chairman of Deloitte LLP	69	2018	Publix Super Markets, Inc.[1]
Kenneth A. Burdick Chairman and Chief Executive Officer of LifeStance Health Group, Inc.	65	2022	LifeStance Health Group, Inc.
Christopher J. Coughlin Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.	71	2022	Karuna Therapeutics, Inc.
H. James Dallas Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company	65	2020	KeyCorp
Wayne S. DeVeydt Managing Director, Bain Capital; Executive Chairman, Surgery Partners, Inc.	54	2022	Surgery Partners, Inc.
Frederick H. Eppinger Director, President and Chief Executive Officer of Stewart Information Services Company	65	2006	Stewart Information Services Company
Monte E. Ford Principal Partner, Chief Information Officer Strategy Exchange	64	2022	Akamai Technologies, Inc. Iron Mountain, Inc. Jet Blue Airways Corporation
Sarah M. London Chief Executive Officer of Centene Corporation	43	2021
Lori J. Robinson Retired United States Air Force General	65	2019	Korn Ferry NACCO Industries, Inc.
Theodore R. Samuels Former President, Capital Guardian Trust Company	69	2022	Bristol Myers Squibb Company Iron Mountain, Inc.
[1]Securities registered pursuant to Section 12(g) of the Securities Act.

ACC = Audit and Compliance Committee	GC = Governance Committee	Chair	Independent
CTC = Compensation and Talent Committee	QC = Quality Committee	Member

Proxy Summary	15
Director Nominee Snapshot

Age

40's	60's
50's	70's

Independence

Independent
Non-Independent

Diversity

Diverse
Non-Diverse

Tenure

1-3 Years	6+ Years
3-5 Years

30% Gender Diversity 3 out of 10 directors are female	20% Race/Ethnic Diversity 2 out of 10 directors are racially/ethnically diverse
Director Tenure and Commitment to Refreshment
In response to feedback from our stockholders we have made significant refreshments to our Board over the past four years, resulting in a current average tenure of less than 5 years. In addition, our Board has a mandatory retirement age for non-management directors of 75 years and we have established a targeted period of seven years as a maximum tenure of a committee chairman. The Board has committed to the "Rooney Rule," in which it will include women and minority candidates in the interviewing process. During 2023, we conducted a Board composition assessment and have engaged with our third-party director search firm to conduct an evergreen director recruiting process.
We believe our mix of director tenures, with our chairman serving for 18 years, and six members serving for less than three years provides a desirable mix of knowledge continuity and director refreshment. Our two directors that have over six years of service with the Board provide insight into institutional knowledge and lessons learned from prior periods of corporate and industry changes.
Qualifications and Experience
Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important considering the Company's business and structure.

Leadership (10/10)	Healthcare and Insurance (9/10)	Technology (5/10)	Business Development and Corporate Transactions (9/10)

Finance and Accounting (7/10)	Sustainability and Community Involvement (10/10)	Public Company Board and Governance (10/10)	Regulated Industry (10/10)

16	Centene Corporation
2023 Stockholder Engagement and Response
We believe that engaging with stockholders is fundamental to the Company's success and our commitment to good governance. Since our 2023 Annual Meeting of Stockholders, a combination of management and independent directors met with Centene stockholders as well as the leading proxy advisory firms to discuss governance-related topics. Feedback received from these discussions, as well as a review of feedback from previous years, has helped guide changes to our governance practices and executive compensation program and further improve our sustainability disclosures and practices.
Beyond our governance-focused engagement, our investor relations team and members of our senior management team, including our Chief Executive Officer and Chief Financial Officer, regularly communicate with investors in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and individual discussions with stockholders. Engaging with our stockholders remains a high priority, and our disclosures in this year's proxy statement directly reflect stockholder feedback. See page 56 for additional information regarding our stockholder engagement efforts.
Our governance-focused engagement efforts are summarized below:
The following directors engaged with stockholders:
•Jessica Blume
•Christopher Coughlin
•Wayne DeVeydt
•Frederick Eppinger
•Theodore Samuels
The following management engaged with stockholders:
•Chief Executive Officer
•Chief Accounting Officer
•Chief People Officer
•General Counsel
•Head of Investor Relations
•Head of Total Rewards
Proactively reached out to stockholders representing:
of our outstanding shares, including 16 institutional investors
Met with stockholders representing:
of our outstanding shares, including 11 institutional investors
Matters discussed during these meetings included:
•Executive Compensation
•Board Culture
•Leadership Transitions
•Quality Improvement
•Sustainability

Proxy Summary	17
Governance Highlights
In light of the positive stockholder feedback we have received in connection with our enhancements to our governance, we have continued the following:

Stockholder Rights
  Annual Election of Directors
  Majority Voting Uncontested Director Elections
  Directors Can Be Removed With or Without Cause
  "Proxy Access" Right for Stockholders
  10% of Shares Can Call a Special Meeting
  Stockholders Can Act by Written Consent
  No Supermajority Vote Provisions
  No Stockholder Rights Plan or "Poison Pill"

Board Practices
  Commitment to Board Refreshment
  80% of Board Independent
  Non-Executive, Independent Chairman
  Robust Board Evaluation Process
  Active Stockholder Engagement
  Mandatory Retirement Age of 75
  Limits on Public Company Directorships
  Continuing Education for Directors

18	Centene Corporation

2 PROPOSAL	Advisory Resolution to Approve Executive Compensation The Board recommends a vote FOR this proposal.	See page 65

Executive Compensation Overview
The 2023 plan design and awards resulted in the following pay elements and average target pay mix for our CEO and average NEO:

2023 Pay Elements
CEO	Average NEO	Award Type	Mix	Metrics	Purpose

Base Salary					To recognize individual contribution, time in role, scope of responsibility, leadership skills and experience.
Cash

Annual Cash Incentive Plan				•Adjusted Diluted EPS (65%) •Enterprise & Individual Goals (25%) •Quality, Member and Provider Satisfaction (10%)	To reward executives for performance on key operational and financial measures, factoring in such individual's contributions toward enterprise goals.
Cash

Long-Term Incentive Awards				•Adjusted Pre-Tax Earnings Growth (34%) •Adjusted Net Earnings Margin (33%) •Relative Total Shareholder Return (TSR) (33%)	To retain and motivate executives to drive long-term stockholder value and align their actions to drive successful business outcomes.
		Equity	PSUs (65%)
RSUs (35%)

Proxy Summary	19
2023 Annual Cash Incentive Plan Results

Metrics	Threshold	Target	Maximum	Actual vs. Target	Weighting	Weighted Payout %
Adjusted Diluted EPS[1]				146%		95%
Enterprise & Individual Goals				150%		38%
Quality, Member and Provider Satisfaction				'- %		'- %
						133%

[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
2021 - 2023 Performance-based Restricted Stock Unit Award Results

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
Adjusted Pre-tax Margin[1]				60%	77.3%	46.4%

Compound Annual Revenue Growth Rate				40%	200.0%	80.0%

						126.4%
[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

20	Centene Corporation
2021 - 2023 Cash Long-Term Incentive Plan Results

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
Adjusted Pre-tax Margin[1]				30%	77.3%	23.2%

Compound Annual Revenue Growth Rate				20%	200.0%	40.0%

Healthcare Industry (HCI) Peer Group Relative TSR Percentile Rank				50%	—%	—%

						63.2%
[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

Proxy Summary	21
Compensation Best Practices
The Compensation and Talent Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. Presented in the table below are highlights of our compensation practices:

What We Do

Pay for Performance A majority of our NEOs' compensation is tied to performance with clearly articulated financial and other performance goals.	Annual Compensation Risk Assessment We regularly analyze risks related to our compensation program and we conduct broad risk assessments.

Competitive Compensation
Each component of the NEOs' annual total direct compensation is generally targeted at the 50th percentile of peer group compensation. The Compensation and Talent Committee may consider differences from the median in certain cases.

Stock Ownership Requirements
We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management. Our CEO's requirement is 6x annual base pay; other NEOs' requirements are 3x annual base pay.

Performance-Based Long-Term Incentive Awards Reward continuous performance on multiple metrics and vest at the end of a three-year period.	Clawbacks We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.
Formula Based Annual Incentive Plan Awards under the Annual Cash Incentive plan are formula based.	Independent Compensation Consultant The Compensation and Talent Committee retains an independent compensation consultant to advise the committee on executive compensation matters.
Tally Sheets Tally sheets for each NEO are reviewed annually.	Executive Severance Arrangements The Compensation and Talent Committee reviews severance policies annually and limits the usage of one-off arrangements.

What We Don't Do

No Excessive Risk-Taking The long-term incentive plans use multiple performance measures, capped payouts and other features intended to minimize the incentive to take overly risky actions.
No Backdating or Repricing of Stock Options
Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

No Tax Gross-ups There are no tax "gross-ups" for perquisites or excise tax gross-ups in the event of a change of control related termination.	No Hedging or Pledging Directors and executives are prohibited from hedging, pledging or engaging in any derivatives trading with respect to Company stock.
No Single-Trigger Employment Agreements Any cash payments in executive employment agreements are subject to a "double-trigger" change in control condition.	No Single-Trigger Stock Grants Equity compensation awards are subject to a "double-trigger" change in control condition.

22	Centene Corporation

3 PROPOSAL	Ratification of Appointment of Independent Registered Public Accounting Firm The Board recommends a vote FOR this proposal.	See page 111

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2023. The Audit and Compliance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. KPMG LLP has been retained as our external auditor continuously since 2005.

4 PROPOSAL	Stockholder Proposal for Managing Climate Risk Through Science-Based Targets and Transition Planning The Board recommends a vote AGAINST this proposal.	See page 117

Proposal 1 - Election of Directors	23
Board and Governance Matters

1 PROPOSAL	Election of Directors

The first proposal on the agenda for the meeting is the election of 10 nominees to serve for a one-year term beginning at the meeting and ending at our 2025 Annual Meeting of Stockholders.
The Board has nominated Jessica Blume, Kenneth Burdick, Christopher Coughlin, James Dallas, Wayne DeVeydt, Frederick Eppinger, Monte Ford, Sarah London, Lori Robinson and Theodore Samuels for re-election to the Board. We expect that all nominees will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees or the Board may choose to reduce the size of the board.

The Board believes the election of these 10 nominees is in our best interests and the best interests of our stockholders and recommends a vote "FOR" the election of the 10 nominees.

24	Centene Corporation
Board Overview
Director Qualifications
We believe that our directors should understand the diverse populations we serve and possess the highest personal and professional ethics, integrity and values and be committed to representing the interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and demonstrated leadership skills. We also endeavor to have a Board of Directors representing a range of experiences in areas that are relevant to the Company's business activities.
Below we identify and describe the key experience, qualifications and skills criteria we believe are important for our Board of Directors, as a whole, to possess. These are the criteria our Governance Committee considers when evaluating director nominees.

Leadership Experience
We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officers, chief financial officers and other senior executives, provide the Company with valuable insights and strategic thinking. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

Finance and Accounting Experience
We believe that directors with experience in public accounting, investment banking and financial services companies possess an understanding of finance and the financial reporting process with which to manage our business. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success and developing stockholders' confidence in our reporting processes under the Sarbanes-Oxley Act of 2002.

Healthcare and Insurance Industry Experience
Our industry is complex and rapidly evolving. Healthcare and insurance industry experience includes expertise with healthcare operations, healthcare technology, insurance and other experience. Directors with industry experience help the Company stay abreast of industry best practices and innovations and help us to benchmark our practices against those of our competitors.

Sustainability Experience and Community Involvement
As a corporate citizen, we believe that sustainable operations are both financially and operationally beneficial to our business, and critical to the health of our employees and the communities in which we operate. We seek directors with experience in building strong environmental, labor, health & safety and ethical practices.

Information Technology and Security Experience
Because effective information systems and the integrity and timeliness of data we use to serve our customers and healthcare professionals are integral to the operation of our business, and because technology plays a central role in healthcare, including the diagnosis, management and treatment of disease, we seek directors with experience in relevant technology and who have experience managing cybersecurity and information security risks.

Public Company Board and Governance Experience
Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company board to the Chief Executive Officer and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.

Business Development and Corporate Transactions
Part of the Company's strategy includes taking advantage of opportunities when they arise to grow the Company consistent with its focus on its core business lines. Directors with experience in business development and corporate transactions provide oversight to assist the Company in evaluating the financial and operational aspects of such opportunities, enabling the Company to maintain its competitive position.

Regulated Industry
Experience in highly-regulated industries, such as healthcare, finance, airline transportation and the military help the Company navigate the complex regulatory and public policy issues that arise. Such experience also assists the Company to adapt to the changing regulatory environment.

Proposal 1 - Election of Directors	25
Background & Experience
Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important considering the Company's business and structure.

	Leadership	Finance and Accounting Experience	Healthcare and Insurance Industry Experience	Sustainability and Community Involvement	Technology	Public Company Board and Governance Experience	Business Development and Corporate Transactions	Regulated Industry

Jessica L. Blume
Kenneth A. Burdick
Christopher J. Coughlin
H. James Dallas
Wayne S. DeVeydt
Frederick H. Eppinger
Monte E. Ford
Sarah M. London
Lori J. Robinson
Theodore R. Samuels

26	Centene Corporation
Board Diversity & Refreshment
In making its recommendations to our Board, the Governance Committee considers the qualifications of individual director candidates applying the director criteria described above. Our Board also embraces and encourages a culture of inclusion and diversity. We believe diversity of backgrounds, viewpoints and experiences ensures different perspectives are heard and considered and assists our Board in reaching the best decisions for our Company and the members we serve.

While our Board does not establish specific gender and race/ethnicity goals or targets with respect to diversity, the Board is committed to actively seeking women and racially/ethnically diverse director candidates as part of the process for selecting new Board members and adopted the "Rooney Rule" requiring that women and minorities be included in the initial pool of candidates when selecting new director nominees. In addition, our Corporate Governance Guidelines provide for mandatory retirement at age 75 for non-management directors.

Age

40's	60's
50's	70's

Independence

Independent
Non-Independent

Diversity

Diverse
Non-Diverse

Tenure

1-3 Years	6+ Years
3-5 Years

30% Gender Diversity 3 out of 10 directors are female	20% Race/Ethnic Diversity 2 out of 10 directors are racially/ethnically diverse

In light of the positive stockholder feedback we have received in connection with our enhancements to our governance, we have continued the following:

Category	What We Heard	What We Changed

Board Refreshment	Long-tenured Lead Independent Director	Rotated Chairmanship in March 2023, and appointed Frederick Eppinger as Independent Chairman
	Separate CEO and Chairman Roles	Separated CEO and Chairman roles in April 2022
	Refresh Board	Appointed Kenneth Burdick, Christopher Coughlin, Wayne DeVeydt and Theodore Samuels in January 2022
Appointed Monte Ford in November 2022
Appointed Wayne DeVeydt as Audit and Compliance Committee Chairman in March 2023
Average age of Board members reduced to 63
Average tenure of Board members reduced to 4.6 years
	Adopt retirement policy	Adopted mandatory retirement policy at age 75

Proposal 1 - Election of Directors	27
In response to feedback from our stockholders, over the past few years the Board has made meaningful board refreshment changes, with five new members joining in 2022.
Board Refreshment

Board Changes in the Past 5 Years	Diversity of Newly Added Directors	Skills of Newly Added Directors

8 of our directors have been added to the Board since 2019.	2 new directors are female.	Leadership Experience

9 directors have left the Board since 2019.	2 new directors identify as part of a racial or ethnic minority group.	Finance and Accounting Experience

Appointed new, independent chairman of the Board in March 2023.		Healthcare and Insurance Industry Experience

Refreshed Committee Chairs for all 4 Committees since 2021.		Sustainability Experience and Community Involvement

In 2023, engaged third party search firm to conduct Board composition assessment and evergreen recruiting process.		Information Technology and Security Experience

Public Company Board and Governance Experience

Business Development and Corporate Transactions

Regulated Industry

28	Centene Corporation
2024 Director Nominees
We have 10 nominees for the Board of Directors, all of whom serve on our current Board of Directors. We expect that all nominees will be able to serve if elected. If elected, each nominee would hold office until the 2025 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified or until the earlier of his or her death, removal or resignation.
Pursuant to our Corporate Governance Guidelines, any director nominee who receives a greater number of votes “against” his or her election than votes “for” such election shall, promptly following certification of the stockholder vote, offer his or her resignation to the Board. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection by the Board.
The Governance Committee shall consider the resignation offer and make a recommendation to the Board. In deciding the action to be taken with respect to any such resignation offer, the Board shall consider what it believes is in the best interests of Centene and its stockholders. In this regard, the Board will consider all factors it deems relevant. An accepted resignation offer will become effective immediately upon acceptance or upon such other time as determined by the Board. The Board’s decision shall be made within 90 days of the certification of election results. The decision, and an explanation of the decision, shall be disclosed as soon as practicable by press release or Form 8-K.
Information about these nominees, including their ages at the date of this proxy statement and the year in which they first became directors are summarized below. The Board of Directors has affirmatively determined that each of the nominees, other than Mr. Burdick and Ms. London, is independent from the Company and its management under the NYSE's independence standards.

Proposal 1 - Election of Directors	29

Jessica L. Blume | 69

Retired Vice Chairman of Deloitte LLP	Director Since: February 2018	Independent Yes

Board Committees Audit and Compliance; Governance (Chair)	Race/Ethnicity and Gender: White Female

Current Directorships •Publix Super Markets, Inc.	Prior Directorships None

EXPERIENCE:
Deloitte LLP, a leading PCAOB registered public accounting firm.
•Vice Chairman (2012 to 2015)
•Partner (1989 to 2015)
Prior to Deloitte, she served as Chief Financial Officer for one of the largest US local governments.
Bachelor of Science from the University of Central Florida
Former CPA
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Three years as Vice Chairman of Deloitte LLP. 26 year career with Deloitte included service on the firm's US Executive Committee and Board of Directors, as the Chair of the Executive Compensation and Evaluation Committee, as a member of the Finance, Governance, Strategic Investment and Risk Committees.
Finance and Accounting Experience	Ms. Blume served at Deloitte as a licensed CPA, and she served as CFO for one of the largest US local governments. In addition, she currently serves on the audit committee of another company with SEC-registered securities.
Healthcare and Insurance	While at Deloitte, led consulting relationships for healthcare and insurance companies.
Sustainability and Community Involvement	Established and managed Deloitte's sustainability practice. Serves on the Board of University of Central Florida Foundation; Member of International Women's Forum and Women Corporate Directors.
Technology	Deloitte consulting practice included implementing large technology initiatives, including state Medicaid eligibility systems and large enterprise systems.
Public Company Board and Governance	Service on the Board of Directors of Deloitte LLP and Publix Super Markets, with SEC-registered securities.
Business Development and Corporate Transactions	While at Deloitte, Ms. Blume led several large-scale business transformations, including the reintegration of Deloitte Consulting with the Deloitte US Firm.
Regulated Industry	While at Deloitte, led consulting relationships with federal and state governments and in a variety of regulated industries, including healthcare and insurance companies.

30	Centene Corporation

Kenneth A. Burdick | 65

Chairman and Chief Executive Officer of LifeStance Health Group, Inc.	Director Since: January 2022	Independent No

Board Committees Quality (Chair)	Race/Ethnicity and Gender: White Male

Current Directorships •LifeStance Health Group, Inc.	Prior Directorships •WellCare Health Plans, Inc. •Orion Acquisition Corporation •First Horizon National Corporation

EXPERIENCE:
LifeStance Health, Inc., a Nasdaq-listed public company specializing in outpatient mental healthcare.
•Chief Executive Officer and Chairman (2022 to present)
Centene Corporation
•Executive Vice President of Markets and Products (2020 to 2021)
WellCare Health Plans, Inc., a NYSE-listed public company providing government-sponsored healthcare programs.
•Chief Executive Officer and Director (2015 to 2020)
•Other positions of increasing responsibility, including President and Chief Operating Officer (2014 to 2015)
Blue Cross and Blue Shield of Minnesota, commercial health insurance plans.
•President and Chief Executive Officer and Director (2012)
Coventry Health Care, Inc., a NYSE-listed public company providing government-sponsored healthcare programs.
•Chief Executive Officer of the Medicaid and Behavioral Health businesses (2010 to 2012)
UnitedHealth Group, Inc., a NYSE-listed public company health insurer.
•Chief Executive Officer of Secured Horizons (Medicare division of UnitedHealthcare) (2008 to 2009)
•Other positions of increasing responsibility, including Chief Executive Officer of UnitedHealthcare (1995 to 2008)
Bachelor of Arts from Amherst College
Juris Doctorate from the University of Connecticut
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 30 years of healthcare executive and operations experience, including prior roles as a Fortune 500 public-company chief executive officer and board member.
Finance and Accounting Experience	In roles as a chief executive officer, supervision of the accounting and financial reporting functions.
Healthcare and Insurance	Over 30 years of healthcare executive experience, including at LifeStance, Centene and WellCare Health Plans.
Sustainability and Community Involvement	Service as a director of Big Brothers, Big Sisters, Tampa General Hospital and in his roles as a chief executive officer, supervision of the sustainability functions.
Technology	In roles as a healthcare executive, supervisor of the technology functions and the implementation of large technology initiatives.
Public Company Board and Governance	Service on the Board of Directors of WellCare Health Plans, First Horizon National Corporation and LifeStance Health Group.
Business Development and Corporate Transactions
While at WellCare, Mr. Burdick supervised the acquisition of WellCare Health Plans, Inc. by Centene Corporation, and the acquisition by WellCare of Universal American, among others, resulting in the growth of the Company during his tenure.

Regulated Industry	Executive experience at healthcare companies, as well as a director of a financial institution.

Proposal 1 - Election of Directors	31

Christopher J. Coughlin | 71

Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.	Director Since: January 2022	Independent Yes

Board Committees Audit and Compliance; Compensation and Talent (Chair)	Race/Ethnicity and Gender: White Male

Current Directorships •Karuna Therapeutics, Inc.

Prior Directorships •Allergan plc •Alexion Pharmaceuticals, Inc. •Covidien plc •Dipexium Pharmaceuticals, Inc. •Perrigo Company •Prestige Consumer Healthcare, Inc.	•Hologic Inc. •Dun & Bradstreet Corp. •Forest Laboratories, LLC •Interpublic Group of Companies •Monsanto Company

EXPERIENCE:
Tyco International Ltd., a NYSE-listed public manufacturing and security systems company.
•Senior Advisor to the Chief Executive Officer and member of Board of Directors (2010 to 2012)
•Executive Vice President and Chief Financial Officer (2005 to 2010)
Interpublic Group of Companies, a NYSE-listed public multimedia company.
•Chief Operating Officer (2003 to 2004)
•Chief Financial Officer (2003 to 2004)
Pharmacia Corporation, a NYSE-listed public pharmaceuticals company.
•Executive Vice President and Chief Financial Officer (1998 to 2003)
Received a Bachelor of Science from Boston College
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 40 years of executive, financial and accounting experience, including prior roles as a Fortune 500 public-company chief financial officer and board member.
Finance and Accounting Experience	In roles as a chief financial officer, supervision of the accounting and financial reporting functions.
Healthcare and Insurance	Over 40 years of healthcare and insurance experience, including at Pharmacia and Tyco International.
Sustainability and Community Involvement	In his roles as a chief financial officer and public company director, supervision of the sustainability functions.
Public Company Board and Governance	Over 15 years of service at 10 different public companies. Named a 2022 Director of the Year by the New Jersey Chapter of the National Association of Corporate Directors (NACD) and named the NACD Corporate Director of the Year in 2015.
Business Development and Corporate Transactions	While at Tyco, he was instrumental in turning the company around after a management and financial scandal and ultimately separated it into six separate public companies.
Regulated Industry	Executive experience at pharmaceutical and manufacturing companies.

32	Centene Corporation

H. James Dallas | 65

Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company	Director Since: January 2020	Independent Yes

Board Committees Audit and Compliance; Quality	Race/Ethnicity and Gender: African-American Male

Current Directorships •KeyCorp •Grady Memorial Hospital Corporation	Prior Directorships •WellCare Health Plans, Inc. •Strategic Education, Inc. •Capella Education Company

EXPERIENCE:
Independent Consultant
•Focusing on change management, information technology strategy and risk (2013 to present)
Medtronic Plc, a NYSE-listed global medical technology company.
•Senior Vice President of Quality and Operations (2011 to 2013)
•Senior Vice President and Chief Information Officer (2006 to 2011)
Georgia-Pacific Corporation, a NYSE-listed public company which manufactures tissue, pulp, paper, packaging, building products and related chemicals.
•Vice President and Chief Information Officer (2002 to 2006)
•President, Lumber Division and other roles of increasing responsibility (1984 to 2002)
Bachelor of Science from the University of South Carolina - Aiken
Master of Business Administration from Emory University
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 40 years of executive and information technology experience, including prior roles as a Fortune 500 public-company chief information officer.
Healthcare and Insurance	Prior service as director WellCare Health Plans, Inc. and continued service as a director of healthcare provider Grady Memorial Hospital Corporation.
Sustainability and Community Involvement	Service as a director of the Atlanta Food Bank, Atlanta Habitat for Humanity and Grady Memorial Hospital Corporation, the public hospital for the city of Atlanta.
Technology	In roles as a chief information officer, in-depth knowledge of enterprise change management, operational risk management, information technology, information technology security and data privacy.
Public Company Board and Governance	Over 10 years of service as a director at five different public companies.
Business Development and Corporate Transactions	As a director, he participated in the acquisition of WellCare Health Plans, Inc. by Centene and Capella Education Company by Strategic Education, Inc. Successful implementation of more than 10 transformational and turnaround initiatives, 30 acquisition integrations, five operations/quality shared services centers and three innovation centers.
Regulated Industry	Executive experience at manufacturing, medical technology companies and director experience at a bank.

Proposal 1 - Election of Directors	33

Wayne S. DeVeydt | 54

Managing Director, Bain Capital; Executive Chairman, Surgery Partners, Inc.	Director Since: January 2022	Independent Yes

Board Committees Audit and Compliance (Chair); Governance	Race/Ethnicity and Gender: White Male

Current Directorships •Surgery Partners, Inc. •Zelis Healthcare	Prior Directorships •NiSource, Inc. •Grupo Notre Dame Intermedica •Myovant Sciences Ltd.

EXPERIENCE:
Bain Capital, a private investment firm.
•Managing Director (2022 to present)
•Senior Advisor to the Global Healthcare Division (2017 to 2018)
Surgery Partners, a Nasdaq-listed health care provider.
•Executive Chairman of the Board of Directors (2020 to present)
•Chief Executive Officer and Director (2018 to 2020)
Elevance Health, Inc., a NYSE-listed public healthcare insurance company (previously known as Anthem).
•Executive Vice President and Chief Financial Officer (2007 to 2016)
•Other positions of increasing responsibility, including Chief Strategy Officer, Chief Accounting Officer and Chief of Staff to the Chairman and Chief Executive Officer (2005 to 2007)
PriceWaterhouseCoopers LLP, a leading PCAOB registered public accounting firm.
•Partner (2000 to 2005)
•Other positions of increasing responsibility (1993 to 2000)
Bachelor of Science in Accounting from the University of Missouri
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 30 years of executive, financial and accounting experience, including prior roles as a public-company chief executive officer and Fortune 500 public-company chief financial officer.
Finance and Accounting Experience	Significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a managed care public company and public accounting perspective.
Healthcare and Insurance	Currently executive chairman and previously chief executive officer of healthcare provider, prior executive experience at Elevance Health, and prior experience at accounting firm serving the managed care and healthcare sector.
Sustainability and Community Involvement	In his roles as a chief executive officer, chief financial officer, public company director and supervision of sustainability. He also serves as a director of the Global Orphan Foundation, and previously served as a director for Cancer Support Community and as a director of various other community boards.
Public Company Board and Governance	Over eight years of service as a director at five different public companies as well as additional experience as a director at various private companies.
Business Development and Corporate Transactions	During his career, Mr. DeVeydt executed on over 50 acquisitions and divestitures, representing over $20 billion. In addition, in his role at Bain Capital, he advises on corporate transactions and capital market transactions.
Regulated Industry	Executive and experience at various healthcare companies, including technology, payer, provider and biopharmaceutical organizations.

34	Centene Corporation

Frederick H. Eppinger | 65

Director, President and Chief Executive Officer of Stewart Information Services Company	Director Since: April 2006	Independent Yes

Board Committees Quality	Race/Ethnicity and Gender: White Male

Current Directorships •Stewart Information Services Company	Prior Directorships The Hanover Insurance Group, Inc.

EXPERIENCE:
Stewart Information Services Company, a NYSE-listed global real estate services and title insurance company.
•Chief Executive Officer (2019 to present)
•Director (2016 to present)
The Hanover Insurance Group, a NYSE-listed property and casualty insurance company.
•Director, President and Chief Executive Officer (2003 to 2016)
Hartford Financial Service Group, a NYSE-listed investment and insurance company.
•Executive Vice President of Property and Casualty Field and Service Operations (2001 to 2003)
Channel Point, a business-to-business technology firm for insurance companies.
•Executive Vice President of Industry Services, Marketing and Service Operations (2000 to 2001)
McKinsey & Co., a global management consultancy firm.
•Senior Director and Partner (1985 to 2000)
Coopers & Lybrand, an accounting firm.
•Accountant
Bachelor of Arts from the College of the Holy Cross
Master of Business Administration from the Tuck School of Business Administration at Dartmouth College
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 20 years of executive experience, including prior roles as a Fortune 500 public-company chief executive officer.
Finance and Accounting Experience	In roles as a chief executive officer, supervision of the accounting and financial reporting functions. He began his career as an accountant with Coopers & Lybrand.
Healthcare and Insurance	More than 35 years of experience in the insurance industry. His service at McKinsey included work in insurance, financial services and health practices.
Sustainability and Community Involvement	In his role as a chief executive officer, supervision of the sustainability function, corporate giving and charitable foundations.
Public Company Board and Governance	Over 20 years of service as a director at three different US public companies. He also serves as a director of QBE Insurance Group Ltd, which is listed on the Australian stock exchange.
Business Development and Corporate Transactions	As chief executive officer of Hanover Insurance, Mr. Eppinger led the company's growth from its regional status to a global property/casualty carrier.
Regulated Industry	More than 35 years of experience in the insurance industry.

Proposal 1 - Election of Directors	35

Monte E. Ford | 64

Principal Partner, Chief Information Officer Strategy Exchange	Director Since: November 2022	Independent Yes

Board Committees Compensation and Talent; Quality	Race/Ethnicity and Gender: African-American Male

Current Directorships •JetBlue Airways Corporation •Iron Mountain Inc. •Akamai Technologies, Inc.	Prior Directorships •Health Care Service Corporation (HCSC) •MoneyGram International, Inc. •Oncor Electric Delivery Company LLC •Meta Group •Michael's Stores

EXPERIENCE:
CIO Strategy Exchange (CIOSE), a leading cross-industry consortium of Chief Information Officers from many of the world's largest companies.
•Principal Partner (2015 to present)
Aptean Inc., an ERP software and technology company.
•Chief Executive Officer (2012 to 2013)
American Airlines, Inc., a NYSE-listed public airline company.
•Chief Information Officer (2000 to 2012)
Associates First Capital, a financial services company.
•President, Associates Services Corporation (1997 to 2000)
•Chief Information Officer (1994 to 2000)
Bank of Boston, a regional bank.
•Senior Vice President (1990 to 1994)
Digital Equipment Corporation, a NYSE-listed public computer manufacturer.
•Various senior sales, marketing and technology positions (1982 to 1990)
Bachelor of Science from Northeastern University
SKILLS OR REASONS FOR NOMINATION:

Leadership Experience	Over 40 years of senior executive and information technology experience, including prior roles as a Fortune 100 public-company chief information officer.
Healthcare and Insurance	Prior service as director of Health Care Service Corporation, a commercial health insurance provider.
Sustainability and Community Involvement	Oversight of sustainability as a director for a combined 15 years at both a large electric utility and a large data center company.
Technology	In roles as a chief information officer, in-depth knowledge of consumer technologies, enterprise change management, information technology, information technology security and data privacy.
Public Company Board and Governance	Over 23 years of service as a director at 7 different public companies and several private companies, including Michael's Stores, Inc.
Business Development and Corporate Transactions	Executive responsible for M&A Integration at American Airlines, Associates First Capital and Bank of Boston. Closed several acquisitions as chief executive officer of a technology company. Extensive successful sales and marketing background.
Regulated Industry	Executive experience in the airline and financial services industries as well as director experience at a financial institution, electric utility and health care insurer.

36	Centene Corporation

Sarah M. London | 43

Chief Executive Officer of Centene Corporation	Director Since: September 2021	Independent No

Board Committees None	Race/Ethnicity and Gender: White Female

Current Directorships None	Prior Directorships None

EXPERIENCE:
Centene Corporation
•Chief Executive Officer (March 2022 to present)
•Vice Chairman (September 2021 to March 2022)
•President, Health Care Enterprises and Executive Vice President, Advanced Technology (March 2021 to September 2021)
•Senior Vice President, Technology and Modernization (September 2020 to March 2021)
Optum Ventures, a division of UnitedHealth Group, a NYSE-listed health insurance company.
•Senior Principal and Operating Partner (May 2018 to March 2020)
Optum Analytics, a division of UnitedHealth Group, a NYSE-listed health insurance company.
•Chief Product Officer (March 2016 to May 2018)
•Vice President, Client Management and Operations (March 2014 to March 2016)
Bachelor of Arts from Harvard College
Master of Business Administration from the University of Chicago Booth School of Business
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 10 years of executive experience, including two years as Chief Executive Officer of the Company.
Finance and Accounting Experience	In her role as Chief Executive Officer, supervision of the accounting and financial reporting functions. She has executed on a disciplined strategy of cost savings and gross margin expansion.
Healthcare and Insurance	More than 10 years of experience in the healthcare industry.
Sustainability and Community Involvement	In her role as Chief Executive Officer, supervision of the Company's sustainability initiatives as well as service as a director of the Centene Foundation.
Technology
Her roles in healthcare technology companies as well as Chief Executive Officer of Centene have provided her with in-depth knowledge of enterprise change management and information technology business needs and solutions.

Public Company Board and Governance	Almost three years of service as a director of Centene.
Business Development and Corporate Transactions	In her role as Chief Executive Officer of the Company, supervision of 10 divestitures and the Express Scripts, Inc. (ESI) PBM implementation.
Regulated Industry	More than 10 years of experience in the healthcare industry.

Proposal 1 - Election of Directors	37

Lori J. Robinson | 65

General, United States Air Force (Ret.)	Director Since: October 2019	Independent Yes

Board Committees Compensation and Talent; Governance	Race/Ethnicity and Gender: White Female

Current Directorships •Korn Ferry •NACCO Industries, Inc.	Prior Directorships None

EXPERIENCE:
United States Air Force, Four Star General
•Commander of North American Aerospace Defense Command and U.S. Northern Command (2016 to 2019)
•Commander, Pacific Air Forces and Air Component Commander for U.S. Pacific Command (2014 to 2016)
•Vice Commander, Air Combat Command (2013 to 2014)
•Additional roles of increasing importance (1982 to 2013)
Bachelor of Arts from the University of New Hampshire
Master of Arts in Education Leadership and Management from Troy State University
Master in National Security and Strategic Studies from Naval War College
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience
Over 37 years of military leadership experience, strategy oversight and execution, crisis management and international experience and expertise, including supporting the U.S. Indo-Pacific Command's objectives and defending and promoting U.S. interests in the Pacific and Asia. Named to Time magazine’s list of 100 most influential people in 2016. First female Combatant Commander for the United States.

Sustainability and Community Involvement	In her role as commander, NORAD and U.S. Northern Command, she supervised the sustainability initiatives of the Department of Defense in both the U.S. and Canada. During her time as commander, she was involved with many organizations in the Colorado Springs area.
Public Company Board and Governance	Over five years of service as a director for three public companies.
Regulated Industry
Throughout her 37 years of experience with the U.S. Air Force, she was subject to the Uniform Code of Military Justice. She represented the Chief of Staff throughout the Pacific, including China, Japan, South Korea, Australia, Singapore and New Zealand. Her service with Southern Watch in Saudi Arabia, Operation Enduring Freedom in Afghanistan and Operation Iraqi Freedom in Qatar required complying with strict regulations.

38	Centene Corporation

Theodore R. Samuels | 69

Former President, Capital Guardian Trust Company	Director Since: January 2022	Independent Yes

Board Committees Compensation and Talent; Quality	Race/Ethnicity and Gender: White Male

Current Directorships •Bristol Myers Squibb •Iron Mountain, Inc.	Prior Directorships •Stamps.com •Perrigo Company, plc.

EXPERIENCE:
Capital Guardian Trust Company, part of the Capital Group, an investment manager.
•President (2010 to 2017)
•Investor and Global Equity Portfolio Manager (1981 to 2016)
•Capital Group Finance Committee (2013 to 2016)
•Capital Group Board (2005 to 2009)
•Numerous Investment and Management Committees (1981 to 2017)
Bachelor of Arts from Harvard College
Master of Business Administration from Harvard Business School
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 35 years of executive experience, including as President of Capital Guardian Trust Company. While at Capital Group he served on numerous management and investment committees, with an eye towards long-term stockholder value creation.
Finance and Accounting Experience	Over 35 years of experience in the financial industry with extensive expertise, particularly with respect to economics, capital markets and investment decision making.
Healthcare and Insurance	Over seven years of service on the boards of pharmaceutical, life science and healthcare consumer products companies.
Sustainability and Community Involvement	Serves as a director of BJC Healthcare System, and a trustee for the Edward Mallinckrodt, Jr. Foundation and the John Burroughs School and served as a director for Children's Hospital Los Angeles.
Public Company Board and Governance	Seven years of service as a director with five different public companies and various private companies.
Business Development and Corporate Transactions	While at Capital group he served on numerous management and investment committees, focused on long-term stockholder value creation. As a director of numerous public companies, evaluated business development opportunities, corporate transactions and integration of acquisitions.
Regulated Industry	More than 35 years of experience in the financial services industry and service as a director on boards of pharmaceutical, life science and healthcare consumer product companies.

Proposal 1 - Election of Directors	39
Independence of Directors
In accordance with the NYSE's listing requirements, the Board has evaluated, for each of the director nominees, his or her independence from the Company and its management. In its evaluation, the Board reviewed whether any transactions or relationships exist currently, or existed during the past three years, when relevant, between each nominee and the Company or its subsidiaries, affiliates or independent auditors. The Board also examined whether there were any transactions between each nominee and members of the senior management of the Company or their affiliates.
Based on this review and the NYSE's definition of "independence," the Board has affirmatively determined that all director nominees are independent as defined under the rules of the NYSE, except for Ms. London and Mr. Burdick due to their current or recent employment by the Company, as applicable. In addition, as disclosed under "Related Party Transactions," Mr. Burdick is the Chairman and CEO of LifeStance Health Group, Inc., to which the Company has made payments. The independent directors currently are Ms. Blume, Mr. Coughlin, Mr. Dallas, Mr. DeVeydt, Mr. Eppinger, Mr. Ford, General Robinson and Mr. Samuels. The Board has also determined that each of the members of our Compensation and Talent Committee meet the enhanced independence requirements under the rules of the NYSE. The Board has also determined that each of the members of our Audit and Compliance Committee is "independent" for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and the NYSE's listing requirements, and that each of Ms. Blume, Mr. Coughlin and Mr. DeVeydt is an "audit committee financial expert" as that term is defined by SEC regulations.
In the course of the Board's determination regarding the independence of each director nominee, it considered that Mr. DeVeydt is the executive chairman of Surgery Partners, Inc., with which the Company conducts business. The Board determined that the Company's relationship with Surgery Partners, Inc. did not impact Mr. DeVeydt's independence, including because the amounts paid by the Company to Surgery Partners, Inc. were below the thresholds of the NYSE listing standards. Accordingly, no director or director nominee, excluding Ms. London and Mr. Burdick, has a direct or indirect material relationship with us except for their role as a director or stockholder.
No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage or adoption to any other director or any executive officer.

40	Centene Corporation
Director Nomination Process
In making its annual director nominations determination, the Board's objective is to recommend a group of directors that can best ensure the continuing success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience and perspectives.

01	Assess Board Composition

We contracted with our search firm to provide us with a Board composition study that was presented to the Board in September 2023, which analyzed the attributes of our directors and potential refreshment possibilities to develop evaluation criteria for Board candidates.

02	Identify Diverse Candidate Pool

When the Governance Committee recruits new director candidates, the process typically involves either a search firm or one or more members of the Governance Committee or Board reviewing a pool of diverse potential candidates based on the evaluation criteria developed with the search firm and contacting prospective candidates to assess interest and availability.

03	Evaluate Candidates

A candidate will then meet with members of the Board, including our Chief Executive Officer. At the same time, the Governance Committee and the search firm will contact references for the candidate. A background check is completed before a final candidate recommendation is made to the Board.

04	Recommend Candidate to Board
The Governance Committee recommends to the Board director candidates for nomination and election during the Annual Stockholders' Meeting or for appointment to fill vacancies.
The Governance Committee works with our Board to determine the characteristics, skills and experience for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds, skills and experience. The Board has adopted the "Rooney Rule," in which it will include diverse candidates in the interviewing process for a director role.
We have engaged with our third-party director search firm to conduct an evergreen recruiting process.
The Board does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Governance Committee considers the director's tenure, participation in and contributions to the activities of the Board, the results of the most recent Board evaluation, meeting attendance and how the director's experience, qualifications and skills complement the experience, qualifications and skills of the Board as a whole.
Stockholder Recommendations of Director Candidates
Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to Governance Committee, c/o Corporate Secretary, Centene Corporation, Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. The Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.
Stockholders may nominate directors by submitting the names and other relevant information on a timely basis in accordance with the procedures set forth in our By-laws, which are summarized below in “Other Matters—Stockholder Proposals and Director Nominations.”

Corporate Governance	41
Corporate Governance
Corporate Governance Guidelines
The Governance Committee developed and recommended to the Board a set of corporate governance guidelines, which the Board adopted. Our Corporate Governance Guidelines may be found on our website at www.centene.com. These guidelines include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation.
Our Governance Practices
We strive to implement best practices in stockholder rights and strong corporate governance policies that promote the long-term interests of stockholders, strengthen Board and management accountability and build on our sustainability leadership. We have enhanced our corporate governance framework over time based on input from our Board, stockholders and other governance experts. Our governance practices include:

Boards are accountable to stockholders	Boards should be responsive to stockholders and be proactive in order to understand their perspectives

•Annual Election of Directors. We have an unclassified Board. All directors are elected annually for one-year terms.
•Majority Voting Uncontested Director Elections. Any director nominee must resign if they do not receive an affirmative vote of a majority of votes cast in an uncontested election. The Board will then determine whether to accept the resignation and disclose any decision not to accept the resignation.
•Removal Rights. Stockholders can remove directors with or without cause.
•Proxy Access. Up to 20 stockholders owning at least 3% of shares continuously for three years may nominate up to the greater of two individuals or 20% of our Board.
•Special Meeting Rights. Stockholders owning at least 10% of our outstanding shares have the right to call a special meeting of the stockholders.
•Action by Written Consent Rights. Stockholders have the right to act by written consent.
•No Stockholder Rights Plan. We do not have a stockholder rights plan, commonly referred to as a "poison pill."

•Engagement with Stockholders. Independent directors meet regularly with stockholders, including participation of independent committee chairs.
•Political Contributions Disclosures. We publicly disclose our political contributions and public advocacy efforts and the contributions of our federal and state political action committees.
•Strong Code of Conduct. Centene is committed to operating its business with the highest level of ethics and integrity and has adopted a code of conduct that apply to all directors and to all employees.

42	Centene Corporation

Boards should adopt structures and practices that enhance their effectiveness

•Commitment to Board Refreshment. 80% of our directors have joined the Board in the last 5 years and have expanded the Board's scope of experience.
•"Rooney Rule" for Board Recruitment. The Board requires that women and minorities be included in the initial pool of candidates when selecting new director nominees.
•Committee Charters. Each standing committee operates under a written charter that has been approved by the Board and is reviewed annually.
•Regular Review of Committee Membership. The Governance Committee annually reviews the committee membership.

•Independent Board. 80% of the Director Nominees are independent.
•Executive Sessions. Independent directors meet regularly without management and non-management directors at both full Board and committee meetings.
•Mandatory Retirement Age. Mandatory retirement age of 75 provides regular opportunities for Board refreshment.
•Limits on Public Company Directorships. To ensure directors are able to devote sufficient time and attention to their responsibilities as board members, directors may not serve on more than three boards of other public companies.

•Board and Committee Self-Evaluation Process. Our Board and committees conduct annual performance self-evaluations led by the chair of the Governance Committee, including one-on-one interviews.
•Continuing Education for Directors. The Board is regularly updated on the Company's businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors also are encouraged to attend continuing education courses relevant to their service on our Board.

Boards should have strong, independent leadership	Stockholders should be entitled to voting rights in proportion to their economic interest	Boards should develop management incentive structures that are aligned with the long-term strategy of the company

•Independent Board Leadership. Our Chairman of the Board is a non-executive, independent director.
•Independent Board Committees. Each of the Audit and Compliance Committee, Compensation and Talent Committee and Governance Committee is comprised entirely of independent directors.

•No Supermajority Vote Provisions. We do not have any supermajority vote provisions in our Articles of Incorporation or By-laws.
•No Cumulative Voting. We have a single class of shares with equal voting rights.

•Pay-for-performance Compensation philosophy. The Compensation and Talent Committee reviews our compensation practices, including short and long-term goals to ensure they are aligned with the Company's strategy.

The Board continuously reviews our governance practices, assesses the regulatory and legislative environment and adopts the governance practices that best serve the interests of our stockholders.
Proxy Access
Proxy access allows stockholders who meet minimum stock ownership and holding period requirements, and who comply with specified procedural and disclosure requirements, the opportunity to include their director nominees in the Company's proxy materials. We believe proxy access gives our long-term stockholders a valuable right and enables them to have an important voice in director elections. The following is a summary outlining key details of requirements related to our proxy access By-law:

Ownership Threshold	at least 3% of the Company's outstanding common stock
Group Ownership	a group of 20 or less holders
Ownership Period	at least 3 years of continuous ownership
Number of Nominees	the greater of two individuals or 20% of the Board (not to exceed one-half of the number of directors up for election at the annual meeting)

Corporate Governance	43
Board and Committee Structure
Board Leadership Structure
The Board determines the most suitable leadership structure from time to time. At present, the Board has chosen to separate the roles of Chief Executive Officer and Chairman of the Board. Sarah London is our Chief Executive Officer and Frederick Eppinger is our independent, non-executive Chairman of the Board. We believe this structure is optimal for Centene at this time because it allows Ms. London to focus on leading the organization while our Chairman focuses on leading the Board. The Board believes that its leadership structure supports its risk oversight efforts.

Role of the Board Chair

Duties/Responsibilities:
•Presiding at meetings of Board, including executive sessions of the non-management directors, which occur at least quarterly.
•Approving the agenda for the Board in consultation with the Chief Executive Officer.
•Calling executive sessions of the non-management directors.
•Facilitating the critical flow of information between the Board and senior management, including ensuring that such information is timely and adequate.
•Advising senior management on stockholder engagement strategy and long-term strategy.
•Being available for consultations and communications with stockholders as appropriate.

Structure of Board of Directors
Our Amended and Restated By-laws provide that our Board of Directors shall consist of five to 14 directors, with the exact number of directors on the Board being fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, the Board is fixed at 10 directors, with eight of the 10 directors considered independent. Frederick Eppinger serves as non-executive independent Chairman of the Board. All 10 members of the Board are standing for re-election to hold office until the 2025 Annual Meeting of Stockholders.

44	Centene Corporation
Board Committees and Functions
In response to stockholder feedback, in 2022, we modernized our Board Committee structure and refreshed our committee membership. In 2023, we further evaluated our committee membership and structure, as described below.

Category	What We Heard	What We Changed

Modernize Board Committees	Rotate membership of committees	Committee membership refreshed in January 2022, August 2022 and March 2023
	Refresh chairs of committees	All committees have refreshed their chairs since November 2021
	Reduce the number of committees	Number of committees reduced from seven to four in August 2022
	Clarify roles of committees	Value Creation Committee renamed Quality Committee in September 2023 and charter revised to reflect Company's strategic focus on quality improvement

In August 2022, the Board refreshed its committee structure, and eliminated its Compliance Committee, Environmental and Social Responsibility (ESR) Committee, Government and Regulatory Affairs Committee and Technology Committee. The Board created a new Value Creation Committee, and reallocated oversight responsibilities of the eliminated committees to the remaining standing committees. In September 2023, the Value Creation Committee was renamed the Quality Committee and its charter was revised to reflect the Company's strategic focus on quality. The Board now has the following four standing committees:
•Audit and Compliance Committee
•Compensation and Talent Committee
•Governance Committee
•Quality Committee
The table below shows membership as of March 21, 2024 in our standing committees and the number of meetings of each committee held in 2023.

Current Directors	Audit and Compliance Committee	Compensation and Talent Committee	Governance Committee	Quality Committee[1]
Jessica L. Blume
Kenneth A. Burdick
Christopher J. Coughlin
H. James Dallas
Wayne S. DeVeydt
Frederick H. Eppinger
Monte E. Ford
Sarah M. London
Lori J. Robinson
Theodore R. Samuels
Number of Meetings Held in 2023	9	7	4	4

Chair	Member
1Formerly Value Creation Committee (until September 26, 2023)

Corporate Governance	45

Audit and Compliance Committee Membership as of March 21, 2024

Wayne DeVeydt (Chair)	Jessica Blume	Christopher Coughlin	H. James Dallas

9 committee meetings in 2023

OVERVIEW:
The Audit and Compliance Committee has jurisdiction over financial statements and disclosures; controls and procedures (including information technology and cybersecurity controls and procedures); the independent auditor; oversight of risk management; capital structure; compliance; and those aspects of sustainability that relate to financial reporting.
RESPONSIBILITIES:
•Appoints, evaluates, oversees the work and compensation of, and removal of, the Independent Auditors; reviews and approves in advance the terms of the engagement of the Independent Auditors and all audit and permissible non-audit services to be provided by the Independent Auditors.
•Oversees the Internal Audit function and reviews with Internal Audit the risk assessment process, results and resulting annual audit plan for the upcoming year and the results of internal audit activities.
•Oversees policies with respect to risk assessment and risk management, oversees the Company's financial risks and discusses with management the Company's enterprise risk management program.
•Reviews with the Independent Auditors and management both management's assessment and the Independent Auditors' annual report on the effectiveness of the Company's internal controls and reviews with management the adequacy and effectiveness of the Company's internal controls, financial controls and disclosure controls and procedures, including with regard to sustainability.
•Reviews with management and, if appropriate, the Independent Auditors, the Company's annual and quarterly financial statements, earnings press releases and significant accounting policies regarding financial information and earnings guidance provided to analysts and rating agencies.

•Reviews litigation and other legal or regulatory matters that may have a material impact on the Company's financial statements.
•Reviews the Company's information technology security program and reviews and discusses the controls around cybersecurity, including the Company's business continuity and disaster recovery plans.
•Establishes, oversees and reviews procedures related to (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters or federal securities laws reporting and disclosure matters; and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees.
•Reviews capital structure, insurance programs, tax policies and mergers and acquisitions.
•Oversees the Ethics and Compliance Program, and matters related to the Company's compliance with laws and regulations.
MEMBER QUALIFICATIONS:
•Each member of the Audit and Compliance Committee is independent, in accordance with the NYSE standards, SEC rules and the Company's Corporate Governance Principles.
•Each member of the Audit and Compliance Committee meets the financial literacy requirements of the NYSE Listed Company rules.
•In addition, our Board has determined that each of Messrs. Coughlin, DeVeydt and Ms. Blume qualifies as an "audit committee financial expert" within the meaning of SEC regulation.
REPORT:
The Audit and Compliance Committee Report is on page 115.

46	Centene Corporation

Compensation and Talent Committee Membership as of March 21, 2024

Christopher Coughlin (Chair)	Monte Ford	Lori Robinson	Theodore Samuels

7 committee meetings in 2023

OVERVIEW:
The Compensation and Talent Committee has jurisdiction over executive compensation and human capital management.
RESPONSIBILITIES:
•Annually reviews and approves corporate goals and objectives relevant to our CEO's compensation.
•Approves or makes recommendations to the Board with respect to our CEO's compensation.
•Reviews and approves the compensation of our other executive officers.
•Oversees an evaluation of our senior executives.
•Oversees and administers our incentive plans, including our equity incentive plans.
•Reviews and discusses with management the compensation, discussion and analysis section of the proxy statement.
•Assists in the oversight of risks associated with our compensation plans and policies.
•Reviews and makes recommendations to the Board with respect to director compensation.
•Oversees stock ownership guidelines applicable to the Board and the executive officers.
•Oversees any clawback policy.
•Reviews the results of any advisory stockholder vote on executive compensation and considers whether to make or recommend adjustments to the Company's executive compensation as a result of such vote.
•Retains and terminates any compensation consultant to be used to assist the Compensation and Talent Committee in the evaluation of executive compensation.
•Reviews human capital management strategies, including initiatives for talent, diversity, equity and inclusion, equal employment, pay equity and corporate culture.

MEMBER QUALIFICATIONS:
Each member of the Compensation and Talent Committee is independent, in accordance with the NYSE standards, including the heightened standards for compensation and talent committee members and the Company's Corporate Governance Guidelines, and is a "non-employee" director as defined by Rule 16b-3 under the Exchange Act.
REPORT:
The Compensation and Talent Committee Report is on page 95.

Corporate Governance	47

Governance Committee Membership as of March 21, 2024

Jessica Blume (Chair)	Wayne DeVeydt	Lori Robinson	Theodore Samuels

4 committee meetings in 2023

OVERVIEW:
The Governance Committee has jurisdiction over the director evaluation process; the Board and committee composition; succession planning; general environmental, social and governance matters (specifically, the jurisdiction of the prior ESR Committee, except for sustainability issues related to financial reporting which are overseen by the Audit and Compliance Committee); government relations (specifically the jurisdiction of the prior Government and Regulatory Affairs Committee); and bi-annual review of the political activity report.
RESPONSIBILITIES:
•Oversees the Board and each committee's composition (including member qualifications), structure, size and succession planning.
•Monitors corporate governance developments and recommends changes to our Certificate of Incorporation, Bylaws and Corporate Governance Guidelines to the Board.
•Reviews the Company's Sustainability Report.
•Oversees key public policy issues relating to environmental and social responsibility, social drivers of health and healthcare reform.
•Oversees the evaluation of the Board, its committees and each director.
•Reviews any related party transactions.
•Oversees policies by which interested parties, including stockholders, may make significant concerns known to the Board.
•Oversees policies and practices regarding political and charitable activities, including any contributions therewith.
•Oversees Board and management succession planning.
•Oversees risks related to corporate governance and sustainability issues and political and regulatory changes.
MEMBER QUALIFICATIONS: Each member of the Governance Committee is independent, in accordance with the NYSE standards and the Company's Corporate Governance Guidelines.

48	Centene Corporation

Quality Committee Membership as of March 21, 2024

Kenneth Burdick (Chair)	James Dallas	Frederick Eppinger	Monte Ford

4 committee meetings in 2023

OVERVIEW:
The Quality Committee was formerly the Value Creation Committee. With the Company's change in strategic focus and the incorporation of the value creation office's activities into the overall operations of the Company, the committee was renamed in September 2023 and the charter was revised to reflect the increased focus on quality. It has jurisdiction over quality improvement, which includes member experience, provider experience and strategy, data and technology strategy.

RESPONSIBILITIES:
•Reviews the Company's quality improvement program for each line of business, including enterprise initiatives, clinical programs, health equity and member experience and satisfaction.
•As part of the Company's quality improvement strategy, reviews provider experience and strategy, including network access and accuracy, value-based contracting and provider engagement.
•As part of the Company's quality improvement strategy, reviews data and technology strategy, including the information technology roadmap and business enablement outcomes, data and analytics infrastructure and potentially disruptive technologies.

Corporate Governance	49
Director Engagement
Board Meetings and Attendance

2023 Meetings
		31 Board and Committee Meetings held in 2023
Board	7
Audit and Compliance Committee	9
Compensation and Talent Committee	7
Governance Committee	4
Quality Committee	4
During 2023, each of our directors attended at least 75% of the aggregate number of meetings of the Board and all committees held during the period in which the director served. Average meeting attendance by all directors serving during 2023 was 95%. As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders. All directors who were members of the Board at the time of the 2023 annual meeting of stockholders attended the meeting. During each regularly scheduled Board and Committee meeting, and as appropriate during special meetings, the non-management directors meet privately in executive session.
Director Education and Orientation Program
The Company provides an orientation and continuing education process for Board members to enable them to stay current on developments related to their Board and committee service. Educational opportunities may include seminars, presentations, relevant materials, meetings with key management and/ or visits to Company facilities. The Governance Committee is responsible for reviewing the Company's programs relating to director orientation and continuing education from time to time.

New Director Orientation
Shortly after joining the Board, the Company provides an in-person, customized orientation and onboarding experience. At the end of their orientation, new directors should: have key information about Centene's business, vision, strategy, leaders and organization; and be well-informed about their responsibilities and duties as directors and on any committees in which they serve; and have access to resources, information and contacts that will enable them to be effective in their role.

Continuing Education	We joined the National Association of Corporate Directors and encourage our Board members to take advantage of its numerous educational resources and programs. The Company provides quarterly updates on continuing education opportunities and, pursuant to our director education policy, will reimburse Board members for the cost of any programs Board members attend as well as costs related to membership in relevant associations.

Beyond the Boardroom	Throughout their service, our directors have discussions with each other and senior leadership of the Company outside of regularly scheduled Board and committee meetings in order to share ideas and perspectives, build relationships and gain a deeper understanding of the Company's business.

50	Centene Corporation
Annual Board and Committee Self-Evaluations
Our Corporate Governance Guidelines and each of our committee charters require the Board and each committee to conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively.

01	Evaluation Survey

The Governance Committee reviews and approves evaluation survey forms for each committee and the Board. These surveys are completed by each Board and committee member.
The evaluations ask for feedback on the leadership of the Board and committee, the content of the meetings, the role and structure of the committees, interaction with management and each individual's performance. The evaluations also survey the Board members on the topics they deemed most important to discuss.

02	One-on-One Director Discussions
The Chair of the Governance Committee conducts individual meetings with each director to obtain candid feedback.

03	Executive Session
Each committee and the Board discusses the results of the evaluations during executive session. The Chair of the Governance Committee also shares the feedback from the one-on-one meetings with the Board to focus on areas in which the Board believes that it could improve.

04	Implementation
Areas for improvement are communicated to the Board, management and the committees and action plans are developed and implemented.

Board Oversight of Risk Management
Strategic Oversight
Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the Company's strategic plans, including the development of growth strategies by our senior management team.
•This occurs year-round through presentations and discussions covering the competitive landscape, strategy, business planning and growth initiatives, both during and outside Board and committee meetings.
•The Board annually holds a Board retreat focused on the Company's long-term strategy.
•Our Board's focus on overseeing risk management enhances our directors' ability to provide insight and feedback to senior management on its development and implementation of the Company's long-term strategic plan.
•Our Chairman helps facilitate our Board's oversight of strategy, including through discussions with independent directors during executive sessions, as needed.
Throughout 2023, our Board engaged on an ongoing basis with our CEO and CFO, as well as other key members of senior management to refine our growth-focused long-term strategy initially developed in 2022.
•This took various forms, ranging from high-level discussions regarding strategic direction, reviews of existing and new business initiatives and progress on the execution of our value creation strategy as well as organic and inorganic growth opportunities.

Corporate Governance	51
•The Board provided oversight on the execution of several key milestones in our strategy, including:

01
reducing our real estate footprint following a strategic review of our real estate portfolio, representing an approximate 78% decrease in our real estate footprint as of December 31, 2023 compared to December 31, 2021,

02	transitioning to ESI to provide our PBM services on January 1, 2024 which is expected to drive significant value in 2024 and beyond,

03	completing 10 divestitures since December 2021, resulting in proceeds of over $5 billion,

04	completing $4.6 billion of common stock repurchases during 2022 and 2023, and

05	refocusing our Medicare business to serve lower income, diverse and complex seniors.
•Discussions are focused on the quality and diversity of our people as well as alignment with our goal of long-term value creation for our stockholders and underscored by considerations such as risk management, culture and reputation.
Our Board will continue to receive regular updates from, and provide advice to, management as they execute on the Company's strategy.
Risk Oversight
The Board has overall responsibility for the oversight of enterprise-wide risk management at Centene, while management is responsible for day-to-day risk management. The Board implements its risk oversight function both as a whole and through its committees. Each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic, reputational and other risks.
The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management's risk mitigation strategies. The Company's process for the evaluation of risk is based on a blend of principles associated with the Committee of Sponsoring Organizations of the Treadway Commission (COSO) enterprise risk management framework, Enterprise Risk Management – Integrating with Strategy and Performance and ISO 31000: 2018 Risk Management. The primary goals of the enterprise risk management program are to enhance management's ability to identify and assess the Company's current risk status, gain insights on emerging risks, improve management's strategic and operational decision-making ability and provide clear and timely communication of cross-functional risks to management and the Board. The enterprise risk management process is facilitated by the Company's Risk Management department. An enterprise risk management committee comprised of senior leaders within the Company meets at least four times per year to discuss the most significant risks to the Company identified by the Company's enterprise risk management process and the steps management has taken to identify, monitor, assess and control or avoid such exposures. The enterprise risk management committee also reviews performance measures against the company's risk appetite and tolerance and provides recommendation(s) of corrective action, where appropriate. The enterprise risk management process is an active process and is continually enhanced and updated.
The Company's Risk Management department provides an enterprise risk management report to the full Board at least four times per year. Each Board committee reports to the Board any significant issues relating to their relevant risk areas.
The principal areas of focus for risk oversight by the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members deem appropriate.

52	Centene Corporation
Primary Areas of Risk Oversight

Full Board
•Strategic, financial, operational and execution risks and exposures associated with the annual operating plan and long-term strategic plan.
•Capital allocation, industry trends and stockholder sentiment.
•Major litigation, compliance and regulatory exposures, information security and other current matters that may present material risk to the Company's operations, plans, prospects or reputation and material acquisitions and divestitures.

Audit and Compliance Committee	Compensation and Talent Committee	Governance Committee	Quality Committee

•Risks and exposures associated with financial matters and regulatory requirements, including financial reporting, accounting, disclosure and compliance, internal control over financial reporting, financial policies, capital structure investment guidelines, liquidity matters and the Company's regulatory compliance programs.
•Legal and compliance risks.
•Risks associated with information technology, including cybersecurity, privacy, disaster recovery and critical infrastructure assets.
•Reviews the Centene Foundation's activities.

•Risks and exposures associated with leadership assessment and executive and non-executive compensation programs and arrangements, including incentive plans.
•Risks and exposures associated with human capital management, including initiatives for talent, diversity, equity and inclusion, equal employment, pay equity and corporate culture.

•Risks and exposures relating to the Company's programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements.
•Corporate governance and director independence.
•Director and chief executive officer succession planning.
•Risks associated with sustainability and healthcare reform related risks and opportunities.
•Risks associated with political and regulatory changes.

•Risks and exposures associated with quality improvement and clinical programs, health equity and member experience and satisfaction.
•Risks and exposures associated with provider experience and strategy, including network access and accuracy and value-based contracting.
•Risks associated with the execution and operational issues related the Company's data technology strategy, including potentially disruptive technologies.

Management Roles/Responsibilities

•Identifying risks and assessing them in accordance with the Company's enterprise risk management framework.
•Implementing suitable risk mitigation plans, processes and controls.
•Appropriately managing risks in a manner that serves the best interests of the Company, its stockholders and other stakeholders.
•Quarterly reporting to the Board and its committees on its risk assessments and risk mitigation strategies for the significant risks of our business.

Corporate Governance	53
Cybersecurity
The Board of Directors has primary responsibility for the oversight of our enterprise-wide risk management and exercises its oversight function in respect of cybersecurity risk through two of its committees. Specifically, the Audit and Compliance Committee has oversight responsibility for the Company's enterprise risk management process, including the Company's programs to identify, manage, respond to and mitigate the Company's information technology risks, including risks related to cybersecurity, artificial intelligence, privacy, critical infrastructure assets and disaster recovery, as well as identifying the potential likelihood, frequency and severity of cyberattacks and breaches. The Quality Committee has oversight responsibility for overall data and technology strategy. Each committee reports to the full Board on a regular basis. The Audit and Compliance Committee receives quarterly updates on the Company's cybersecurity risk management program, which is part of our enterprise-wide risk management practices. Management also escalates significant cybersecurity events to the Audit and Compliance Committee and the Board on a real time basis, as appropriate. In addition, our Board and management have conducted tabletop cybersecurity crisis simulation exercises.
Succession Planning
As reflected in our Corporate Governance Guidelines, the Board's primary responsibilities include planning for CEO succession and monitoring and advising on succession planning for other executive officers. The Board's goal is to have a long-term and continuous program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as departure, death or disability of the Chairman of the Board, the CEO or other executive officers.
This involves extensive planning and oversight, including:
•The entire Board works with the Governance Committee to evaluate potential successors to the CEO.
•The CEO regularly evaluates and recommends potential successors for her role as well as other senior management roles and recommends development plans for such individuals to the Governance Committee.
•The CEO discusses with the Compensation and Talent Committee individuals with high potential for succession as compensation decisions are being made.
•High-potential executives are regularly challenged with additional responsibilities to expose them to our diverse operations, as we strive to develop well-rounded and experienced senior leaders.
•Potential successors attend Board and Committee meetings and interact frequently with the Board in informal settings, so directors can get to know and evaluate them.
•The Governance Committee formally reports to the full Board at least annually on succession planning, and the Board discusses succession planning regularly at scheduled meetings, including in executive sessions, as appropriate.
Management focuses on succession planning at all people leader positions throughout the organization. During the Company's annual performance review process, each leader identifies high performing talent who are potential successors for their roles, as well as any areas where we might have gaps.
Government Relations and Related Activities
We believe that engagement with governmental officials and agencies plays a key role in influencing sound public healthcare policy as well as shaping regulations and legislation that govern our business now and into the future. In keeping with our purpose to transform the health of the community, one person at a time, and in an effort to be transparent about the principles that govern our participation in the political process, in 2020, we began posting disclosures concerning our political and lobbying activities on our corporate website. Our Political Activity Reports are available at www.centene.com. Our Governance Committee oversees policies and practices regarding political activities, including our twice yearly political activity report and the contributions reported therein.

54	Centene Corporation
Role of Compensation Consultant
The Compensation and Talent Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation and Talent Committee directly engaged Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant for the fiscal year ended December 31, 2023. FW Cook’s engagement included:
•compiling a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for the fiscal year ended December 31, 2023;
•evaluating the efficacy of our existing executive compensation strategy and practices in supporting and reinforcing our long-term goals;
•periodically reviewing and advising on compensation trends and regulatory developments;
•reviewing market and peer group equity usage metrics to assist with understanding of our equity budget relative to market; and
•periodically conducting a review of our non-employee director compensation policies and practices.
The Compensation and Talent Committee has analyzed whether the work of FW Cook as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC rules and the applicable NYSE listing standards. FW Cook did not perform any work for us in 2023, other than in respect of executive compensation matters. Based on its analysis, the Compensation and Talent Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook does not create any conflict of interest pursuant to the SEC rules and NYSE listing standards.

Corporate Governance	55
Oversight of Sustainability

Centene's Sustainability Leadership
To keep us progressing forward, we depend on oversight provided by the Governance Committee and Audit and Compliance Committee of Centene's Board of Directors. The Governance Committee oversees the management of risks related to environmental and social issues of importance to Centene and makes recommendations to the Board regarding our company's position on key issues relating to environmental and social responsibility. The Audit and Compliance Committee oversees the Company’s sustainability financial reporting disclosures.

Enterprise Risk Committee (ERC): The ERC is a cross functional governance group chaired by the Chief Risk, Ethics & Compliance Officer and is composed of members of the Executive Leadership Team. The ERC assists the Board in its oversight responsibilities for risk management and oversees the process used to identify, assess, respond to and report on risk issues, including climate-related and environmental issues.
Enterprise Risk Management (ERM) Team: Centene's ERM team has two functions. One set of responsibilities is focused on ERM and the second is focused on sustainability. Designated members of the ERM team have primary responsibilities for sustainability activities, including maintaining Centene's sustainability framework, identifying and monitoring environmental and climate-related risks, obtaining and reporting metrics related to sustainability matters and facilitating external and internal communications, including learning opportunities available to team members.
Sustainability Champions Network: The ERM team maintains relationships with leaders from key business units, which enables information sharing across the organization. This set of leaders is responsible for advancing our sustainability strategy across the enterprise and recommending enhancements to Centene's sustainability capabilities.
Climate Change Task Force (CCTF): The CCTF consists of organizational leaders with specific knowledge related to climate-related business considerations. To further advance our work around climate-related risks, the CCTF meets as needed to identify climate-related issues, outline climate change scenarios, assess transition and physical factors and determine mitigation actions.

56	Centene Corporation
Stockholder Engagement
We believe that engaging with stockholders and other stakeholders is fundamental to the Company's success and our commitment to good governance. We seek to proactively listen to, understand and consider the opinions of our stockholders to stay aligned with stockholder priorities.
Over the past several years, we have significantly expanded our governance-focused engagement program to better understand the issues that are important to our stockholders and incorporate feedback into the Board's decision-making process. Members of our management team and certain directors regularly meet with stockholders to gather their perspectives on key topics including our performance and strategy, corporate governance, management succession planning, executive compensation, human capital management and corporate responsibility.
Beyond our governance-focused engagement, our investor relations team and members of our senior management team, including our CEO and CFO, regularly communicate with investors on financial and operational performance in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and individual discussions with stockholders.
As described in the diagram below, we report stockholder feedback regularly to our Board, which in turn uses this feedback to evaluate any changes to the Company's practices year-round.

September - November (Fall)
•Conduct meetings with some of our largest stockholders, to discuss corporate governance, corporate responsibility and executive compensation matters and solicit feedback.
•Share the feedback with the Board for discussion and consideration.

December - February (Winter)
•Incorporate feedback from stockholder meetings into annual meeting planning, including potential changes to corporate governance practices, the executive compensation program and corporate responsibility.
•Review stockholder proposals and determine next steps.

May - August (Summer)
•Review annual meeting results, ongoing stockholder feedback and determine any next steps, including corporate governance and compensation trends to help develop stockholder engagement priorities.
March - April (Spring) •Conduct stockholder meetings in advance of the annual meeting to answer questions and obtain feedback on proxy matters.

Corporate Governance	57
Who We Engaged with Since our 2023 Annual Meeting
Our governance-focused engagement is described below:
The following directors engaged with stockholders:
•Jessica Blume
•Christopher Coughlin
•Wayne DeVeydt
•Frederick Eppinger
•Theodore Samuels
The following management engaged with stockholders:
•Chief Executive Officer
•Chief Accounting Officer
•Chief People Officer
•General Counsel
•Head of Investor Relations
•Head of Total Rewards
Proactively reached out to stockholders representing:
of our outstanding shares, including 16 institutional investors
Met with stockholders representing:
of our outstanding shares, including 11 institutional investors
Matters discussed during these meetings included:
•Executive Compensation
•Board Culture
•Leadership Transitions
•Quality Improvement
•Sustainability

Commitment to Investor Engagement and Overview of Responsive Actions
In response to our low say-on-pay vote in 2022, the Board undertook an extensive outreach effort to understand our stockholders’ concerns and made responsive changes to our executive compensation program. We received positive feedback from our enhancements to our governance and compensation practices and have continued these practices in 2023. Below we summarize key stockholder feedback the Company has received from investors and the highlights of actions the Company took in response to feedback received in 2022 and 2023.

Category	What We Heard	What We Changed

Board Refreshment	Long-tenured Lead Independent Director	Rotated Chairmanship in March 2023, and appointed Frederick Eppinger as Independent Chairman
	Separate CEO and Chairman Roles	Separated CEO and Chairman roles in April 2022
	Refresh Board	Appointed Kenneth Burdick, Christopher Coughlin, Wayne DeVeydt and Theodore Samuels in January 2022
Appointed Monte Ford in November 2022
Appointed Wayne DeVeydt as Audit and Compliance Committee Chairman in March 2023
Average age of Board members reduced to 63
Average tenure of Board members reduced to 4.6 years
	Adopt retirement policy	Adopted mandatory retirement policy at age 75

58	Centene Corporation

Category	What We Heard	What We Changed

Enhance Stockholder Rights	Declassify Board of Directors	Declassified Board of Directors; all directors stand for election annually beginning in 2023
	Stockholder special meeting rights	Amended Certificate of Incorporation and By-laws to provide stockholders with 10% ownership the right to call a special meeting
	Stockholder written consent rights	Amended Certificate of Incorporation and By-laws to provide stockholders the right to act by written consent
	Improve stockholder proxy access rights	Amended By-laws to shorten the proxy access ownership rights to three years
Amended By-laws to shorten the advance notice window to 90 – 120 days

Modernize Board Committees	Rotate membership of committees	Committee membership refreshed in January 2022, August 2022 and March 2023
	Refresh chairs of committees	All committees have refreshed their chairs since November 2021
	Reduce the number of committees	Number of committees reduced from seven to four in August 2022
	Clarify roles of committees	Value Creation Committee renamed Quality Committee in September 2023 and charter revised to reflect Company's strategic focus on quality improvement

Executive Compensation	Align CEO compensation with peers	CEO compensation initially set slightly below the median
	Align NEO compensation with peers	Offers for new hires made with the goal of being at the 50th percentile
	Annual Incentive Plan should have clearer performance targets	Increased Adjusted Diluted EPS to 65% of the performance criteria in 2023

Weighting of enterprise and individual goals were decreased to 25% of the performance criteria in 2023; enterprise goals are measurable against key financial and operational priorities; 2024 goals are being refreshed and intended to focus on the most critical initiatives

Quality metrics represent 10% of the performance criteria
	Long-Term Incentive Compensation Program should have fewer components	Beginning in 2023, we no longer grant performance-based stock options under the plan
Beginning in 2023, we no longer grant cash-based LTIP awards
	Long-Term Incentive Compensation Program should have targets different from Annual Incentive Plan	Plan metrics are all different from the Annual Incentive Plan targets
	Long-Term Incentive Plan should use relative Total Shareholder Return (TSR) as a performance metric	2023 and 2024 Plan includes 33% of PSUs tied to relative TSR performance metric
	Performance against targets should be disclosed more clearly	Performance against targets is described in the Executive Compensation Program section under Compensation Discussion and Analysis
	Limit severance payments	Adopted cash severance policy to limit cash severance to 2.99 times annual salary and bonus and adopted a new executive severance plan
	Clawback Policy	Implemented a formal Clawback Policy for Executive Officers
	Stock Ownership Guidelines	Increased stock ownership requirements for CEO and other NEOs

Corporate Governance	59
Communications with the Board of Directors
The Board has established a process by which stockholders and other interested persons may send communications to the Board as a whole, the non-employee Directors as a group, any director or Board committee, or the Chairman of the Board. You may send communications to our Directors, including any concerns regarding Centene's accounting, internal controls, auditing or other matters, to the following address: Designated directors c/o Corporate Secretary, Centene Corporation, Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. You may submit your concern anonymously or confidentially. You may also indicate whether you are a stockholder, customer, supplier or other interested party. Communications relating to the Company's accounting, internal controls or auditing matters will be relayed to the Audit and Compliance Committee. Communications relating to governance will be relayed to the Governance Committee. All other communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Certain items that are unrelated to the duties of the Board will be excluded, such as: business solicitations; junk mail, mass mailings and spam; resumes and other employment inquiries; and surveys.
Other Governance Policies and Practices
Code of Conduct
The Company has published on its website (www.centene.com) its Code of Conduct, which applies to all officers, employees and directors. Any waiver of, or amendments to, the Code of Conduct for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, must be approved by the Governance Committee, and any such waivers or amendments will be disclosed within four business days by the Company by posting such waivers or amendments to its website. Both the Audit and Compliance Committee and the Governance Committee review management's monitoring of compliance with the Company's Code of Conduct.
Compensation & Talent Committee Interlocks and Insider Participation
During all or part of 2023, Christopher Coughlin, Monte Ford, Richard Gephardt, Lori Robinson, Theodore Samuels and William Trubeck served as members of the Compensation and Talent Committee. Christopher Coughlin serves as chairman. None of these directors served as an officer or employee of the Company or any of its subsidiaries before or at the time he or she served on the Compensation and Talent Committee or had any relationship during 2023 that would require disclosure under Item 404 of SEC Regulation S-K. During 2023, none of our executive officers served on the Compensation and Talent Committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation and Talent Committee.
Related Party Transactions
We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the Governance Committee must approve transactions in which we participate that involves more than $120,000 and in which a related person has a direct or indirect material interest. Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms deemed comparable to those that could be obtained in arm's length dealings with an unrelated third party and is otherwise fair to us.
Mr. Burdick became Chairman and CEO of LifeStance Health Group, Inc. in September 2022. In 2023, Centene has continued to pay LifeStance for behavioral health services provided by LifeStance to the Company's health plans in accordance with contracts entered into between the companies prior to Mr. Burdick's employment with LifeStance. These contracts were obtained on arms' length dealings prior to the time that Mr. Burdick became affiliated with LifeStance.
In 2023, one of our executive officers had a related party employed by the Company who earned total compensation above $120,000. The employee's compensation and benefits were consistent with total compensation and benefits provided to other employees of the same level with similar responsibilities.

60	Centene Corporation
Compensation of Directors
For 2023, non-employee directors received an annual cash retainer of $100,000. If the director elected to receive 100% of the retainer in Company stock and the retainer was increased to $125,000. All fees were pro-rated, as applicable throughout 2023 based on time served on the respective committee.
Directors can elect to receive any of these retainers in deferred stock under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the "Fees Earned or Paid in Cash" and "Stock Awards" columns in the Director Compensation Table below.
The Board's fee structure is set forth below.

Annual Restricted Stock
Non-Employee Director	$200,000

Annual Retainer
Non-Employee Director	$100,000

Additional Annual Restricted Stock
Independent Chairman/ Lead Independent Director	$150,000

Additional Annual Retainers
Independent Chairman/ Lead Independent Director	$50,000
Chairman of the Audit and Compliance Committee	$30,000
Chairman of the Compensation and Talent Committee	$20,000
Chairman of the Governance Committee	$20,000
Chairman of the Quality Committee	$15,000

For 2023, the annual grant of restricted stock was valued at $200,000 based on the average price for the thirty calendar days immediately preceding the meeting and resulted in a grant of 2,947 restricted shares of our common stock in May 2023. The restricted stock awards vest on the earlier of May 10, 2024 or the 2024 Annual Meeting of Stockholders.
Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our Board of Directors.
In February 2023, the Compensation and Talent Committee made the following changes to the director compensation program per the annual review of director compensation by its independent compensation consultant FW Cook:
•The initial grant of 10,000 options provided upon first election to the Board has been eliminated.
•The premium directors receive if they choose to receive their annual cash retainer in deferred stock instead of cash was eliminated, effective January 1, 2024.

Stock ownership guidelines for members of our Board require them to own 7.5 times the annual cash retainer within five years of being appointed to the Board. As of December 31, 2023, all directors were in compliance with this requirement.

Corporate Governance	61
Director Compensation Table
The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board in 2023:

Name[1]	Fees Earned or Paid in Cash[2] ($)		Stock Awards[3] ($)	Non-Equity Plan Incentive Compensation[4] ($)	All Other Compensation[5] ($)	Total ($)
Orlando Ayala	$35,989		$—	$—	$—	$35,989
Jessica L. Blume	120,000		199,983	—	25,000	344,983
Kenneth A. Burdick	115,000	[6]	224,983	884,800	25,000	1,249,783
Christopher J. Coughlin	120,000	[6]	224,983	—	25,000	369,983
H. James Dallas	212,500		237,483	—	25,000	474,983
Wayne S. DeVeydt	122,500	[6]	224,983	—	25,000	372,483
Frederick H. Eppinger	137,500	[6]	374,954	—	25,000	537,454
Monte E. Ford	100,000		199,983	—	25,000	324,983
Richard A. Gephardt	35,989		—	—	—	35,989
Lori J. Robinson	100,000		199,983	—	—	299,983
Theodore R. Samuels	100,000	[6]	224,983	—	25,000	349,983
William L. Trubeck	43,489	[6]	6,250	—	25,000	74,739
1Messrs. Ayala, Gephardt and Trubeck retired from the Board on May 10, 2023.
2The amounts included in this column represent the cash retainers earned by each director in 2023. Certain directors converted some or all cash compensation payable into restricted stock units. Directors making such election for their annual non-employee director retainer received incremental equity award value of $25,000. The cash value of the base retainer is included in this column, while the incremental equity award value is included in the "Stock Awards" column. See Footnote 6 below for amounts of cash compensation converted into restricted stock units.
3The following table shows the components of "Stock Awards" and total equity award value for directors who elected to receive some or all of their cash compensation in restricted stock units for fiscal year 2023. The amounts included in the table represent the full grant date fair value of restricted stock awards or restricted stock units granted to non-employee directors in 2023 under the 2012 Stock Incentive Plan calculated in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that may be realized by the directors. No awards were granted for Messrs. Ayala or Gephardt in 2023 due to their cash elections and retirement from the Board in May 2023.

62	Centene Corporation

	Grant Date Fair Value of Awards
Name	Annual Restricted Stock Award[a] ($)	Chairman Restricted Stock Units ($)	Cash Compensation Converted into Restricted Stock Units[b] ($)	Annual Retainer Incremental Equity Value[c] ($)	Total Stock Awards ($)
Orlando Ayala	$—	$—	$—	$—	$—
Jessica L. Blume	199,983	—	—	—	199,983
Kenneth A. Burdick	199,983	—	115,000	25,000	339,983
Christopher J. Coughlin	199,983	—	120,000	25,000	344,983
H. James Dallas	199,983	37,500	—	—	237,483
Wayne S. DeVeydt	199,983	—	122,500	25,000	347,483
Frederick H. Eppinger	349,954	—	100,000	25,000	474,954
Monte E. Ford	199,983	—	—	—	199,983
Richard A. Gephardt	—	—	—	—	—
Lori J. Robinson	199,983	—	—	—	199,983
Theodore R. Samuels	199,983	—	100,000	25,000	324,983
William L. Trubeck	—	—	32,500	6,250	38,750
aOn May 10, 2023, the date of our 2023 annual meeting of stockholders, each non-employee director who was elected was granted an annual restricted stock award of 2,947 shares with a value of approximately $199,983. Additionally, the independent chairman was granted an additional restricted stock award of 2,210 shares with a value of approximately $149,971. These annual equity awards were granted under the 2012 Stock Incentive Plan, calculated in accordance with FASB ASC Topic 718, and will vest in full on the earlier of the date of the 2024 Annual Meeting of Stockholders or May 10, 2024.
bRepresents the value of cash compensation the director elected to convert into restricted stock units granted under the Non-Employee Directors Deferred Stock Compensation Plan calculated in accordance with FASB ASC Topic 718.
cRepresents the incremental equity award value for directors who elected to receive their annual cash retainer in deferred restricted stock units, which are granted under the Non-Employee Directors Deferred Stock Compensation Plan and calculated in accordance with FASB ASC Topic 718.
4Represents the payout of the Cash LTIP for the 2021 - 2023 performance period pursuant to the terms of his transition services agreement dated February 21, 2020. Mr. Burdick was Executive Vice President of Markets and Products from 2020 to 2021.
5All other compensation includes the Company match of charitable contributions of $25,000 made or pledged during 2023 under the Company's Board of Directors Charitable Matching Gift Program for Ms. Blume, Mr. Burdick, Mr. Coughlin, Mr. Dallas, Mr. DeVeydt, Mr. Eppinger, Mr. Ford, Mr. Samuels and Mr. Trubeck.
6Each of Mr. Burdick, Mr. Coughlin, Mr. DeVeydt, Mr. Eppinger and Mr. Samuels elected to convert the $100,000 annual non-employee director cash retainer into restricted stock units. Additionally, Mr. Burdick elected to convert the $15,000 retainer for the Quality Committee Chairman, Mr. Coughlin elected to convert the $20,000 retainer for the Compensation and Talent Committee Chairman, Mr. DeVeydt elected to convert the prorated $22,500 retainer for the Audit Committee Chairman and Mr. Trubeck elected to convert the prorated $25,000 annual non-employee director retainer and the prorated $7,500 retainer for the Audit Committee Chairman into restricted stock units.
The Board of Directors has approved the Board of Directors Charitable Matching Gift Program. Under the program, the Company will match a Board member's qualifying charitable donations of up to $25,000 per calendar year. Charitable donations must be made to a qualified tax exempt U.S. organization under the Internal Revenue Code Section 501(c)(3) and within the Company's charitable contribution guidelines.

Corporate Governance	63
The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by our non-employee directors on December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Number of Shares that Have Not Vested (#)
Jessica L. Blume	20,000	–	2,947
Kenneth A. Burdick	3,333	6,667	2,947
Christopher J. Coughlin	3,333	6,667	2,947
H. James Dallas	10,000	–	2,947
Wayne S. DeVeydt	3,333	6,667	2,947
Frederick H. Eppinger	–	–	5,157
Monte E. Ford	3,333	6,667	2,947
Lori J. Robinson	10,000	–	2,947
Theodore R. Samuels	3,333	6,667	2,947

64	Centene Corporation
Executive Officers
The names of our executive officers, ages and certain information about each of them as of March 21, 2024 are set forth below.
Sarah M. London
Chief Executive Officer, 43
Ms. London has served as our Chief Executive Officer since March 2022. From September 2021 to March 2022, she served as Vice Chairman. She served as President, Centene Health Care Enterprises and Executive Vice President, Advanced Technology from March 2021 to September 2021. From September 2020 to February 2021, she served as Senior Vice President, Technology Innovation and Modernization. Prior to joining Centene, she served as both Senior Principal and Operating Partner for Optum Ventures from May 2018 to March 2020 and Chief Product Officer of Optum Analytics from March 2016 to May 2018.
Kenneth J. Fasola
President, 64
Mr. Fasola has served as our President since December 2022. From January 2022 to December 2022, he served as Executive Vice President, Health Care Enterprises. Mr. Fasola joined Centene upon the acquisition of Magellan Health in January 2022, where he served as the Chief Executive Officer since November 2019. From April 2019 to November 2019, he served as Chief Growth Officer of Ancillary and Individual Health Services at United Healthcare. From October 2010 to April 2019, he served as Chairman, President and Chief Executive Officer of HealthMarkets, Inc.
Christopher A. Koster
Secretary and General Counsel, 59
Mr. Koster has served as our Secretary and General Counsel since February 2020. From February 2017 to February 2020, he served as Senior Vice President, Corporate Services. Prior to joining Centene, Mr. Koster served as Missouri Attorney General for eight years.
Andrew L. Asher
Chief Financial Officer, 55
Mr. Asher has served as our Chief Financial Officer since May 2021. From January 2020 to May 2021, he served as Executive Vice President, Specialty. Prior to joining Centene, he served as the Chief Financial Officer of WellCare from November 2014 to January 2020.
Susan R. Smith
Chief Operating Officer, 48
Ms. Smith has served as our Chief Operating Officer since January 2024. Ms. Smith has been an employee of the Company since June 2023. From August 2022 through December 2022, she served as Senior Vice President of Clinical, Quality and Enterprise Solutions President at Humana Inc. From July 2021 through July 2022, she served as Senior Vice President of Clinical Solutions at Humana Inc. She also previously served as Senior Vice President of Medicare at Humana Inc. from August 2019 through June 2021. From October 2016 through July 2019, she served as Senior Vice President of Healthcare Quality Reporting and Improvement at Humana Inc.
Kate N. Casso
Corporate Controller & Chief Accounting Officer, 42
Ms. Casso has served as our Corporate Controller and Chief Accounting Officer since April 2021. From January 2016 to March 2021, she served as Vice President, Assistant Controller.

Proposal 2 - Advisory Resolution to Approve Executive Compensation	65

2 PROPOSAL	Advisory Resolution to Approve Executive Compensation

At our 2023 Annual Meeting of Stockholders, our stockholders voted to approve the Company's executive compensation. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are again holding an advisory vote on the Company's executive compensation, as described in this proxy statement (commonly referred to as "say-on-pay"). In accordance with the results of the vote we conducted at the 2023 Annual Meeting on the frequency of say-on-pay votes, we present a say-on-pay vote every year.
The Board of Directors strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve the compensation of those NEOs listed in the Summary Compensation Table of this proxy statement, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the tabular and narrative disclosure included herein under "Executive Compensation."
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation and Talent Committee and neither the Board of Directors nor the Compensation and Talent Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Talent Committee strongly considers the views of the Company's stockholders when making compensation decisions. Additionally, the Compensation and Talent Committee monitors the results of the annual advisory "say-on-pay" proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

The Board recommends a vote "FOR" the approval of the compensation of the NEOs.

66	Centene Corporation
Executive Compensation
Compensation Discussion and Analysis
This CD&A describes the principles, objectives and compensation policies and arrangements of our executive compensation program which is generally applicable to each of our senior officers. This CD&A focuses primarily on our Chief Executive Officer and the other executive officers whose 2023 compensation is included in the Summary Compensation Table, whom we collectively refer to in this proxy as our Named Executive Officers (NEO).

Sarah M. London Chief Executive Officer	Andrew L. Asher Chief Financial Officer	Kenneth J. Fasola President	David P. Thomas Chief Executive Officer of Markets and Medicaid	Christopher A. Koster Secretary and General Counsel

In addition, as required by SEC rules, we also included as a NEO James E. Murray, our former Chief Operating Officer. Mr. Murray remains with the Company in a non-executive officer advisory role as he continues to transition his responsibilities prior to his upcoming retirement.
As of January 1, 2024, Mr. Thomas is no longer an executive officer of the Company, he remains in his role as Chief Executive Officer of Markets and Medicaid.

Executive Compensation	67
Executive Summary
2023 was a year full of execution on our strategic initiatives. We delivered on strong financial goals with diluted EPS of $4.95 and adjusted diluted EPS1 of $6.68, positioning ourselves with positive momentum into 2024. We successfully worked with state partners to support an unprecedented Medicaid redetermination process, won new business opportunities in Medicaid and achieved strong growth in Marketplace. We completed five divestitures in 2023 with another one completed in January 2024, enabling us to focus on our core domestic business. Additionally, we successfully completed our PBM conversion which went live in January 2024.
In 2023, we also advanced our journey in ensuring our compensation better aligns with market practices. We have implemented the strong and clear feedback from our stockholders, including enhanced disclosures around the process and criteria used to make compensation decisions related to our NEOs, and aligning our compensation programs with our strategic initiatives and long-term growth plan.
We have made significant progress with the goals set out as part of our long-term plan. Execution of the Value Creation Plan has positioned us to where we are today in 2024 and provides us with a clear path to strengthen our core business lines as we continue the disciplined execution that will propel us through 2025 and beyond. Key milestones in our strategic plan are highlighted below:

10 Divestitures completed from December 2021 to January 2024, including our remaining international business	>$5B Divestiture proceeds from December 2021 to January 2024	$4.6B of shares repurchased in 2022 and 2023	<3.0x Debt/Adjusted EBITDA[1] as of December 31, 2023

During 2023, our stock price declined 9.5%, underperforming the S&P 500 index. While we were disappointed with our stock performance, we are confident in our long-term earnings growth plan, and remain committed to execute on our goals to drive value for our stockholders in 2024 and beyond.
2023 Performance Highlights

The Company delivered solid financial performance in 2023 as outlined below.	Overall, our three-year Compound Annual Growth Rates (CAGR) have been:

•Total revenues of $154 billion, an increase of 7% over 2022.
•GAAP diluted EPS of $4.95, an increase of 139% over 2022.
•Adjusted diluted EPS[1] of $6.68, an increase of more than 15% over 2022.
•Operating cash flows of $8.1 billion.
•Total revenues of 11%; •GAAP diluted EPS of 17% and adjusted diluted EPS[1] of 10%; •Adjusted EBITDA[1] of 7%; •Operating cash flows of 14%; and •Stock price of 7%.

[1] Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

68	Centene Corporation
Total Revenues
($ in billions)__________
GAAP Diluted EPS

Adjusted Diluted EPS1

1Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

Executive Compensation	69
Evolution of Our Compensation Program
In addition to our strong financial performance and progress with key strategic initiatives, we have taken significant steps to transform our compensation programs and improve our governance practices. The changes implemented over the last three years were informed by stockholder outreach and "best practice" market trends. The following provides an overview of our compensation evolution for our NEOs:

Annual Cash Incentive •35% Adjusted Diluted EPS weighting •50% Enterprise & Individual Goals •15% SG&A Expense Management Long-Term Incentives •Granted stock options to CEO without appreciation condition
Annual Cash Incentive
•65% Adjusted Diluted EPS weighting
•25% Enterprise & Individual Goals
•10% Quality metric
Long-Term Incentives
•Added relative Total Shareholder Return (TSR) PSUs with target payout requiring above median performance
•Eliminated duplicative measures
•Eliminated stock options
•Eliminated Cash LTIP

2024 and Beyond
•Stability with minor updates to 2024 design
•Short-term enterprise goals refreshed and streamlined to focus on the most critical initiatives
•Adjusted net earnings margin metric in long-term incentives replaced with average adjusted pre-tax margin metric
•Improved plans, policies and procedures informed by "best practice" market trends

Annual Cash Incentive
•50% Adjusted Diluted EPS weighting
•40% Enterprise Goals & Individual Goals
•10% Quality metric
Long-Term Incentives
•Stock options granted with stock appreciation condition
Other
•New CEO compensation initially set slightly below the median
•New policy limits cash severance to 2.99x base + bonus

70	Centene Corporation
Our Compensation Programs and Governance Practices
Compensation Philosophy

Create Long-Term Stockholder Value	Pay for Performance	Attract and Retain Top Executive Talent	Foster a Culture of Risk Management and Compliance

Both performance-based and service-based long-term incentive awards with meaningful retention requirements are used to encourage sustained stockholder value creation.	Executive compensation is directly linked to performance and the achievement of both Company and individual goals. Superior performance and the achievement of goals results in higher compensation.	We offer competitive pay to attract, motivate and retain industry executives with the skills and experience to drive superior long-term Company success.
A portion of senior executive compensation is based on meeting financial, business and quality goals that align with our corporate mission statement and promote a culture of compliance with rules, regulations and the Company's vision and values.

Alignment of Pay and Performance
We are a healthcare leader with $154 billion in total revenues, ranking No. 25 on the Fortune 500 list, and have been named to Fortune's 2023 list of World's Most Admired Companies for the fifth consecutive year. In 2023, the Company delivered growth in total revenues and adjusted diluted EPS, which was key to our strategy to promote long-term stockholder value in a competitive business environment. Our total revenues in 2023 increased 7% over 2022, with an 11% three-year CAGR. Our NEOs' total incentive compensation opportunities are contingent on their ability to achieve profitable growth and improve margins that will provide a basis for increasing sustainable long-term value for our stockholders. When reviewing the NEOs' compensation with our independent executive compensation consultant, the Compensation and Talent Committee considered these objectives in conjunction with our executive compensation program in continuing to recognize our pay for performance through the following three primary components:

Base Pay	Cash Awards Under Our Annual Incentive Plan	Long-Term Incentives •Performance-based RSUs •Time-based RSUs

Executive Compensation	71
Executive Compensation Best Practices
The Compensation and Talent Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. Presented in the table below are highlights of our compensation practices:

What We Do

Pay for Performance A majority of our NEOs' compensation is tied to performance with clearly articulated financial and other performance goals.	Annual Compensation Risk Assessment We regularly analyze risks related to our compensation program and we conduct broad risk assessments.

Competitive Compensation
Each component of the NEOs' annual total direct compensation is generally targeted at the 50th percentile of peer group compensation. The Compensation and Talent Committee may consider differences from the median in certain cases.

Stock Ownership Requirements
We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management. Our CEO's requirement is 6x annual base pay; other NEOs' requirements are 3x annual base pay.

Performance-Based Long-Term Incentive Awards Reward continuous performance on multiple metrics and vest at the end of a three-year period.	Clawbacks We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.
Formula Based Annual Incentive Plan Awards under the Annual Cash Incentive plan are formula based.	Independent Compensation Consultant The Compensation and Talent Committee retains an independent compensation consultant to advise the committee on executive compensation matters.
Tally Sheets Tally sheets for each NEO are reviewed annually.	Executive Severance Arrangements The Compensation and Talent Committee reviews severance policies annually and limits the usage of one-off arrangements.

What We Don't Do

No Excessive Risk-Taking The long-term incentive plans use multiple performance measures, capped payouts and other features intended to minimize the incentive to take overly risky actions.
No Backdating or Repricing of Stock Options
Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

No Tax Gross-ups There are no tax "gross-ups" for perquisites or excise tax gross-ups in the event of a change of control related termination.	No Hedging or Pledging Directors and executives are prohibited from hedging, pledging or engaging in any derivatives trading with respect to Company stock.
No Single-Trigger Employment Agreements Any cash payments in executive employment agreements are subject to a "double-trigger" change in control condition.	No Single-Trigger Stock Grants Equity compensation awards are subject to a "double-trigger" change in control condition.

72	Centene Corporation
Compensation Component Overview
The 2023 plan design and awards resulted in the following pay elements and average target pay mix for our CEO and average NEO:

2023 Pay Elements
CEO	Average NEO	Award Type	Mix	Metrics	Purpose

Base Salary					To recognize individual contribution, time in role, scope of responsibility, leadership skills and experience.
Cash

Annual Cash Incentive Plan				•Adjusted Diluted EPS (65%) •Enterprise & Individual Goals (25%) •Quality, Member and Provider Satisfaction (10%)	To reward executives for performance on key operational and financial measures, factoring in such individual's contributions toward enterprise goals.
Cash

Long-Term Incentive Awards				•Adjusted Pre-Tax Earnings Growth (34%) •Adjusted Net Earnings Margin (33%) •Relative Total Shareholder Return (TSR) (33%)	To retain and motivate executives to drive long-term stockholder value and align their actions to drive successful business outcomes.
		Equity	PSUs (65%)
RSUs (35%)

Executive Compensation	73
CEO and NEO Pay Mix

Base Salary	Annual Incentives	Long-Term Incentives
Annual Cash Incentive Plan

Performance Measure
65% Adjusted Diluted EPS Target
25% Enterprise & Individual Goals
10% Quality, Member and Provider Satisfaction
2023 - 2025 Long-Term Incentive Plan

65% Performance-based RSUs
35% Service-based RSUs

33% Relative TSR
33% Adjusted Net Earnings Margin
34% Adjusted Pre-Tax Earnings Growth CAGR

74	Centene Corporation
Company Performance and CEO Compensation Alignment
Our CEO's total compensation (where 2019-2021 was earned by Michael Neidorff; 2022-2023 was earned by Sarah London) alignment with the Company's TSR, revenue and EPS performance metrics is illustrated in the following graphs:
TSR and CEO Total Compensation
TSR Indexed to $100 on December 31, 2019________

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
TSR
Revenue and CEO
Total Compensation

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
Revenues, $ in billions

Diluted EPS/Adjusted Diluted EPS and CEO Total Compensation

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
Diluted EPS
Adjusted Diluted EPS[1]
1Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

Executive Compensation	75
The Decision-Making Process
Roles and Responsibilities

Management	CEO	Compensation & Talent Committee	Independent Consultant	Board of Directors

Management reviews the Company's compensation plan design and the Company's results against established metrics.	The CEO evaluates the other NEOs' contributions to those results and recommends compensation to the Compensation and Talent Committee.	The committee evaluates the Company, CEO and other NEOs' performance against metrics.	FW Cook advises the Compensation and Talent Committee on the appropriateness of compensation and plan design based on market comparison.	The Board of Directors determines the CEO compensation, and the Compensation and Talent Committee determines and approves other NEOs' compensation and the overall compensation plan design.
The processes governing our compensation program occur year-round.

•Quarterly review of year-to-date Company results and progress on strategic initiatives

•Quarterly review of projected performance on short-term and long-term incentive awards

•Quarterly engagement with our independent compensation consultants to discuss compensation trends and the Company's performance

1st Quarter
•Finalize incentive compensation decisions for NEOs based on completion of short and long-term performance cycles.
•Implement program design changes in light of compensation trends, performance against peers, market influences, stockholder feedback and independent compensation consultant observations.
•Establish current year compensation targets for our NEOs and set new long-term and short-term incentive targets.

2nd Quarter •Review overall market trends from proxy season. Reflect on feedback from investors and stockholders from the Annual Stockholders' Meeting.

3rd Quarter
•Conduct meetings with our largest stockholders, to discuss governance and executive compensation matters and solicit feedback. Share feedback with the Board for discussion and consideration.

4th Quarter
•Discuss and evaluate feedback from stockholders, Company performance, performance against peers and compensation trends from our independent compensation consultant. Translate feedback into potential program design changes for the following fiscal year.

76	Centene Corporation
Competitive Pay Design
Our compensation and benefit practices are designed to attract and retain the best talent and achieve robust operating objectives. Programs are designed to both motivate our employees and reward them for exceptional performance. The Company views both private equity firms and competitors with larger market capitalization as significant competition for talent. We also recognize that our Company is a source for these firms and competitors to recruit talent if the appropriate compensation programs are not in place.
For the components of target total compensation, the Compensation and Talent Committee's objectives are for base salaries, short-term incentives and total target compensation to approximate the median of peer group practice (or applicable survey sources). Long-term incentives are granted at levels, which when combined with base salary and target short-term incentives, result in the desired competitive positioning of total target compensation. Differences from the market median may be considered for a variety of factors, including performance, retention, tenure and recruitment requirements.
In order to achieve these objectives, the Compensation and Talent Committee establishes target, market-based total compensation levels (e.g. base salary, annual cash incentive target and long-term incentives) from market data from two different peer groups.
Peer Group
Healthcare Industry Peer Group
The Compensation and Talent Committee annually reviews the Company's peer group that it uses to conduct market analyses and determine competitive pay ranges for our executives. In determining the peer group, objectives considered include general industry, revenue size, market capitalization and business complexity. Using the Standard and Poor's Global Industry Classification System (GICS) codes and other relevant industry parameters, the Company and its compensation consultant analyzed the managed care industry and determined there are five key segments in the industry: Managed Health Care, Healthcare Distributors, Healthcare Services, Drug Retail and Healthcare Facilities.

Objective Criteria Considered	2023 Peer Group

•Common Industries •Revenue •Market Capitalization •EBITDA •Total Assets •Number of Employees	Managed Health Care (Direct Competitors)	Healthcare Distributors	Healthcare Services & Drug Retail	Healthcare Facilities

	•Cigna Corporation (CI) •Elevance Health, Inc. (ELV) •Humana, Inc. (HUM) •Molina Healthcare, Inc. (MOH) •UnitedHealth Group, Inc. (UNH)	•Cencora (COR) •Cardinal Health, Inc. (CAH) •McKesson Corporation (MCK)	•CVS Health Corporation (CVS) •Walgreens Boots Alliance, Inc. (WBA)	•HCA Healthcare, Inc. (HCA)
Based on FW Cook's independent review and recommendation, MetLife, Inc. and Prudential Financial, Inc. were added to the Healthcare Industry (HCI) Peer Group for 2024 compensation decisions.

Executive Compensation	77
Based on data compiled by FW Cook at the time of the peer group review, our positioning on the two most important key financial metrics relative to the peer group was as follows:

	Market Capitalization[a]	Revenue[b]
Centene Corporation	$34.8 billion	$136.2 billion
Relative Peer Group Position	31st percentile	31st percentile
aRepresents market capitalization as of March 31, 2023.
bRepresents revenues for the trailing four quarters ended March 31, 2023.
General Industry Group
Since there is a market for executive talent both within and outside our industry, we also benchmark against the general industry. Therefore, the market data the Compensation and Talent Committee utilizes includes not only the HCI Peer Group, but also a General Industry (GI) peer group of approximately 1,000 companies derived from the WTW Compensation Survey.
Benchmarking Methodology
The Compensation and Talent Committee's independent compensation consultant, FW Cook, gathered, analyzed and summarized the market data from the S&P Capital IQ database for the CEO and the other NEOs.
For this analysis, which is utilized in determining compensation for the forthcoming year, we use size-adjusted general industry data in line with our revenue forecast to determine base salaries, annual cash incentive targets and LTIP targets.
All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both market data and the Compensation and Talent Committee's competitive objectives. In addition, the Compensation and Talent Committee annually reviews a tally sheet for each NEO, which includes the current value of all outstanding equity-based awards, benefits and perquisites. The Compensation and Talent Committee uses the tally sheets to analyze each NEO's base salary, annual incentive target and long-term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation to determine if there is any risk of retention of key executives.
The Compensation and Talent Committee, Chairman and CEO review the performance of each NEO and align compensation based on this analysis. The CEO is not involved in evaluating or determining her compensation.
Stockholder Responsiveness Summary
In response to our low say-on-pay vote in 2022, management and the Board undertook an extensive outreach effort to understand our stockholders' concerns which are summarized above in "Stockholder Engagement."
In addition, members of our management team and Board regularly meet with stockholders and proxy advisor firms to gather their perspectives on key topics including our performance and strategy, corporate governance, management succession planning, executive compensation, human capital management and corporate responsibility.

78	Centene Corporation
In response to the feedback we received from stockholders, we made important changes to our compensation program beginning in 2023 as summarized below.

Category	Changes
CEO Compensation	CEO compensation initially set slightly below the median
NEO Compensation	Offers for new hires made with the goal of being at the 50th percentile
Annual Incentive Plan	Increased Adjusted Diluted EPS to 65% of the performance criteria in 2023
Weighting of enterprise and individual goals were decreased to 25% of the performance criteria in 2023; enterprise goals are measurable against key financial and operational priorities; 2024 goals are being refreshed and intended to focus on the most critical initiatives
Quality metrics represent 10% of the performance criteria
Long-Term Incentive Plan	Beginning in 2023, we no longer grant performance-based stock options under the plan
Beginning in 2023, we no longer grant cash-based LTIP awards
Plan metrics are all different from the Annual Incentive Plan targets
2023 and 2024 Plan includes 33% of PSUs tied to relative TSR performance metric
Performance Targets	Performance against targets is described in the Executive Compensation Program section under Compensation Discussion and Analysis
Severance Payments	Adopted cash severance policy to limit cash severance to 2.99 times annual salary and bonus and adopted a new executive severance plan
Clawback Policy	Implemented a formal Clawback Policy for Executive Officers
Stock Ownership Guidelines	Increased stock ownership requirements for CEO and other NEOs
Say-on-Pay Votes "For"
Based on our outreach and engagement with stockholders and changes to our compensation programs, our Say-on-Pay votes increased by 50 percentage points. We hope to continue to realize growing support from our stockholders as they see the important governance and compensation changes we have made and our demonstrated commitment to improved pay and governance practices informed by "best practice" market trends.

Executive Compensation	79
Risk Disclosure
The Compensation and Talent Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation. The Compensation and Talent Committee believes that the emphasis on long-term performance in the incentive plan results in an overall compensation program that does not encourage or reward excessive risk-taking for the Company. Risk is further limited by the ownership guidelines mentioned previously and a clawback provision that provides that any cash bonuses that are paid from the annual cash incentive plan, Cash LTIP or vesting of PSUs that are a result of material financial impropriety (as defined by the Audit and Compliance Committee of the Board), including but not limited to financial restatements due to these improprieties, may result in any officers becoming obligated to pay back the amount to the Company.
The Company's compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. A recent review of the Company's compensation programs by the Compensation and Talent Committee, with the support of FW Cook, did not identify any programs that unduly incentivize employees to take any excessive risks. Based on this review, our Compensation and Talent Committee concluded that our compensation programs, taken as a whole, are not reasonably likely to have a material adverse effect on the Company.

80	Centene Corporation
2023 Executive Compensation Program
The 2023 compensation plan design and metrics were developed by our new leadership with our refreshed Board of Directors and Compensation and Talent Committee in early 2023. They reflect our new Compensation philosophy and modernized incentive design. Based on feedback received from stockholders, we made important changes to our compensation program.
The following is an overview of our 2023 executive compensation program.
Base Salary
In February 2023, the Compensation and Talent Committee evaluated the 2023 base salaries of our NEOs and took into account the Company's 2023 projected revenue of approximately $140 billion. Our NEOs' base salaries were compared to competitive market data and the Compensation and Talent Committee believed that increases in base salaries were not necessary other than for Mr. Fasola to reflect his appointment to President in December 2022.
The NEOs were paid competitive base salaries determined by the evaluation of multiple factors: business results for the prior year, individual performance and the market value for each specific job. Since Centene is a pay for performance company, in 2023, only 8% of the CEO's total target compensation was comprised of base salary and, on average, 14% of all NEOs' target compensation was comprised of base salary.
While reviewing market data to determine appropriate annual base salaries, the Compensation and Talent Committee also considers:
•the CEO's compensation recommendations for all other NEOs;
•the scope of responsibility, experience, time in position and individual performance of each executive, including the CEO;
•each executive's leadership performance and potential to enhance long-term stockholder value; and
•internal equity.
Other than Mr. Fasola's increase in base salary in connection with his promotion, no other NEO base salaries were increased.

	2023 Annual Base Salary ($)	Percentage Increase (%)
Sarah M. London	$1,400,000	—%
Andrew L. Asher	1,025,000	—%
Kenneth J. Fasola	1,100,000	10%
Christopher A. Koster	750,000	—%
David P. Thomas	965,000	—%
James E. Murray	750,000	—%

Executive Compensation	81
Annual Cash Incentive Plan
The Compensation and Talent Committee rewards NEOs with an annual cash incentive award if the Company achieves its annual cash incentive objectives. The cash incentive payout is based on multiple metrics which were evaluated by the Compensation and Talent Committee to determine the award earned for 2023. Based on a review of market data, the Compensation and Talent Committee approved an annual cash incentive plan target opportunity in 2023 as follows:

2023 Target Annual Cash Incentive as % of Base Salary
Sarah M. London	150%
Andrew L. Asher	125%
Kenneth J. Fasola	125%
Christopher A. Koster	100%
David P. Thomas	100%
James E. Murray	100%
2023 Annual Cash Incentive Metrics

Metric	Weight
Adjusted Diluted EPS	65%
Enterprise & Individual Goals	25%
Quality, Member and Provider Satisfaction	10%
100%

TARGET INCENTIVE OPPORTUNITY		PERFORMANCE

Base Salary	Individual Target Award %	Adjusted Diluted EPS	Goals	Quality	Annual Cash Incentive Award
		Range: 0% to 200%	Range: 0% to 200%	Range: 0% to 200%	(Maximum @ 200% of Target)

		Multiplied by 65% Weight	Multiplied by 25% Weight	Multiplied by 10% Weight

82	Centene Corporation
Annual Cash Incentive Plan Measures
Below is a summary of our performance of the Annual Cash Incentive Plan measures, which resulted in a total payout of 133%.

Metrics	Threshold	Target	Maximum	Actual vs. Target	Weighting	Weighted Payout %
Adjusted Diluted EPS[1]				146%		95%
Enterprise & Individual Goals				150%		38%
Quality, Member and Provider Satisfaction				'- %		'- %
						133%

[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
Achievement of Adjusted Diluted EPS Objective
The Adjusted Diluted EPS objective is established during our annual operating planning process. Our annual cash incentive plan is developed each year based on a pay-for-performance approach with rigorous performance metrics that the Compensation and Talent Committee believes are challenging but attainable for our short-term and long-term incentive programs. In addition, the performance metrics align closely with our business environment and incorporate initiatives and investments during the year that will extend beyond near-term benefits and will support favorable longer-term impact on our business.
While the Company continues to execute on a rigorous growth strategy, the committee continues to set metrics that reflect a continued focus on increased profitability. As illustrated below, based upon the approved Adjusted Diluted EPS metrics, the Compensation and Talent Committee had increased these profitability targets for 2023. The Company reported Adjusted Diluted EPS for 2023 of $6.68, resulting in an achievement of 146%.

	Threshold	Target	Maximum
	50%	100%	200%
Adjusted Diluted EPS[1]
[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

Executive Compensation	83
Evaluation of Enterprise Performance
The evaluation of our enterprise goals involved a review of the performance of five equally weighted key 2023 goals that were established as critical initiatives in 2023. The committee assigned an equal weight to each of the key enterprise goals. As a result, the blended performance of all enterprise unit goals was 150%.

	Threshold	Target	Maximum
	50%	100%	200%
Successful PBM Conversion
Value Creation Milestones
Mitigate Medicaid Redetermination Impact
Profitable Growth
Top-Quartile Culture

Successful PBM Conversion
One of our key initiatives in 2023 was the conversion of our PBM platform migration which was designed to modernize our pharmacy cost structure on behalf of our customers and members. With a January 2024 go-live, the work done in 2023 to prepare for the conversion was critical in ensuring the success of this significant undertaking. A robust, cross-functional project plan was designed and executed in 2023. All critical milestones were met and all intended markets and products were approved by regulators. Due to the exceptional execution of this complex, large-scale project, the Compensation and Talent Committee applied positive discretion assigned a maximum achievement of 200% on this metric.
Value Creation Milestones
The initiatives developed under our Value Creation Plan have been designed to create additional short-term value and to seek opportunities that position the organization for long-term strength, profitability, growth and innovation. We executed on significant milestones in 2023, as summarized below:
•Identified significant cost savings in our health benefits ratio (HBR) initiatives, exceeding our targets.
•Executed selling, general and administrative (SG&A) cost savings efforts, exceeding our targets.
•Completed five divestitures in 2023 resulting in over $1 billion in net proceeds. The divestitures were slightly accretive to earnings. Additionally, the Circle Health divestiture was signed in 2023 and closed in January 2024, resulting in approximately $850 million in net proceeds and marked the sunset of our international portfolio. These divestitures allow the Company to focus on our core domestic business. In total, 10 divestitures have been completed since the launch of our Value Creation Plan.
•Leveraged effective capital management to support the business, including strategic investments and $1.6 billion in share repurchases.
Based on the successful completion of these key milestones, the Compensation and Talent Committee assigned a 150% achievement level to this metric.

84	Centene Corporation
Mitigate Medicaid Redetermination Impact
In 2023, we worked with our state partners to successfully navigate an unprecedented Medicaid redeterminations process. We leveraged our long-standing local relationships with community organizations and providers to reach members. Our relationship with local state agencies allowed us to collaborate on needs and best practices, supporting the agencies outreach strategies, opportunities and challenges. We took significant steps to optimize successful outreach to our members including:
•Implementation of a 90-day alert in our contact centers, initiating over 600 thousand proactive conversations with members within the renewal window.
•Deployed strategic member communication and outreach assets, resulting in over 23 million outreach attempts.
•Where allowed, provided Marketplace information to members losing coverage, resulting in over 700 thousand outreach attempts.
Additionally, we successfully collaborated with our actuarial counterparts to advocate for acuity adjustments in all health plans with members impacted by redeterminations, with only two health plan adjustments still pending, and we engaged in outreach to our members to support the process. Overall, our acuity, membership and rate increase estimates were aligned to our forecast as of December 31, 2023. Our premium and service revenues exceeded our initial guidance by over $9 billion, primarily driven by higher than expected Medicaid revenue. Further, our membership exceeded our expectations and increased year-over-year to more than 27 million members as of December 31, 2023.
The Compensation and Talent Committee assigned a 100% target achievement level to this metric.
Profitable Growth
Our goals around profitable growth in 2023 were measured by successful reprocurements and new business wins, consistent with our long-term growth plan. Key reprocurements included the Texas STAR+PLUS contract and the New Hampshire Medicaid contract. We realized new business wins, resulting in approximately $2 billion in revenue growth. Noteworthy wins included the Arizona LTCS contract and Oklahoma Medicaid and sole-source foster care contract. Further, we realized significant growth in Marketplace, as evidenced by the 43% increase in Commercial premium and service revenue year-over-year and significant expansion of pre-tax margin. Commercial HBR improved by 130 basis points compared to 2022 driven by Marketplace performance. While we had significant wins in 2023, we were unsuccessful in renewing the New Mexico Medicaid contract and did not win a new Indiana managed long-term services and support contract. As a result, the Compensation and Talent Committee limited the metric achievement for profitable growth to 100%.
Top-Quartile Culture
Our final enterprise goal was centered on our culture journey. Performance indicators were based on achieving top quartile engagement and greater than or equal to 80% achievement on DEI Engagement Index scores. Performance exceeded Fortune 100 Top Quartile for all indices, including engagement, culture, DEI and people leader effectiveness. Other key initiatives included the creation of a DEI accountability framework which yielded both internal and external recognition, including from Diversity Inc. Top 50, Best Places to Work for Disability Inclusion, Best for Vets, Gender Equality Index and Best Place to work for LGBTQ+ Equality. Finally, we published a suite of Company values. As a result, the Compensation and Talent Committee assigned a maximum achievement of 200% on this metric.
Evaluation of Quality, Member and Provider Satisfaction
We track internal forecast data around quality metrics for our business lines using dates of service in 2023 including Medicare Star ratings, National Committee for Quality Assurance (NCQA) accreditation, Consumer Assessment of Healthcare Providers and Systems survey results and Medicaid HEDIS measures. These metrics reflect the results derived from our comprehensive clinical programs designed to improve quality outcomes.
The Medicare Star ratings evaluated for the 2023 cash incentive plan are the result of efforts performed in 2023, impacting the 2026 revenue year. The Measurement Year 2023 projected target was revenue equivalent to 40% of Medicare members in a 4+ Star plan. The Medicaid HEDIS measures metric is based on 2023 membership weighted national average year-over-year improvement on priority HEDIS measures. Both metrics are formula based with defined thresholds, targets and maximums. The priority HEDIS measures for 2023 included diabetes management, well child visits (two measures), substance abuse disorder treatment, mental illness, hypertension and maternal medicine (two measures).

Executive Compensation	85
The Company did not meet expected revenue equivalent to 40% of Medicare membership in 4+ Star plan target. During the second quarter of 2023, we reset our internal quality targets to reflect a target of 85% of Medicare members in 3.5+ Star plans in October 2025. However, we did not adjust the goal within our 2023 annual cash incentive plan design.
The Company met or outperformed on the Medicaid HEDIS measures in nearly all of our health plans, resulting in aggregate year-over-year improvement on a membership-weighted basis. While the Company met its HEDIS measurement goals, management recommended exercising negative discretion on this metric due to our lower-than-expected Medicare Star results. The Compensation and Talent Committee applied negative discretion, resulting in a quality metric payout of 0%.
The result of our quality metric is shown below:

	Threshold	Target	Maximum
	50%	100%	200%
Quality
Evaluation of Individual Performance
The Compensation and Talent Committee assessed how each NEO contributed to achieve the Company's Adjusted Diluted EPS objective and enterprise goals approved by the Compensation and Talent Committee at the beginning of the year. Based on their assessment of each NEO’s contributions toward achieving our enterprise goals, no individual adjustments were made for 2023.
The Compensation and Talent Committee approved the following annual cash incentive awards:

NEO	Target Opportunity % of Salary	Target Opportunity ($)	Funding Rate	Payout ($)
Sarah M. London	150%	$2,100,000	133%	$2,793,000
Andrew L. Asher	125%	1,281,250		1,704,063
Kenneth J. Fasola	125%	1,370,192		1,822,356
Christopher A. Koster	100%	750,000		997,500
David P. Thomas	100%	965,000		1,283,450
Mr. Murray was paid an annual cash incentive award of $750,000, representing a 100% funding rate of his target opportunity, due to his transitional role with the Company during 2023.

86	Centene Corporation
Long-Term Incentive Awards
2023 Annual Long-Term Incentives
In 2023, the Company made adjustments to its long-term incentive program as a result of feedback received from our stockholders and based on a review of peer group data. In response to stockholder feedback, we have eliminated performance-based stock options and Cash LTIP from our compensation plan design in order to reduce the number of components to our LTIP awards (although we do retain performance-based restricted stock units as performance-based LTIP awards). In addition, long-term plan metrics have been differentiated from the annual incentive plan targets and TSR has been added as a component to performance-based restricted stock units. The 2023 awards were granted in March and consisted of the following:
•Performance-based Restricted Stock Units (PSUs) (65% of shares granted) - The target metrics for the 2023-2025 performance period are three-year adjusted pre-tax earnings growth of 7.5% (34% weight), 2025 adjusted net earnings margin of 3.30% (33% weight) and three-year TSR relative to our peers (33% weight). Threshold, target and maximum metric achievement will result in 50%, 100% or 200% attainment of each metric, respectively. The threshold, target and maximum level of achievement for the TSR is set to 25th percentile, 55th percentile and 80th percentile, respectively. If earned, PSUs will vest in February 2026.
•Service-based Restricted Stock Units (RSUs) (35% of shares granted) - One-third vest annually based on continued service with the Company.
Below is a summary of long-term target compensation awarded to our NEOs in 2023:

NEO	Performance- Based RSUs ($)	Service-Based RSUs ($)	Total Target Long-Term Compensation ($)
Sarah M. London	$8,760,521	$4,812,510	$13,573,031
Andrew L. Asher	4,220,917	2,318,751	6,539,668
Kenneth J. Fasola	3,838,777	2,108,779	5,947,556
Christopher A. Koster	1,672,534	918,747	2,591,281
David P. Thomas	2,151,900	1,182,114	3,334,014
James E. Murray	2,707,881	1,487,477	4,195,357

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2021-2023 Performance-Based Restricted Stock Unit Award Results
In December 2020, the Compensation and Talent Committee established the following metrics, targets and weights for the 2021-2023 PSUs. The Company results of both targets are shown below with a total percentage earned at 126.4% of the target:

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
Adjusted Pre-tax Margin[1]				60%	77.3%	46.4%

Compound Annual Revenue Growth Rate				40%	200.0%	80.0%

						126.4%

[1]Adjusted pre-tax margin represents a non-GAAP measure. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.

The number of shares earned by each NEO at 126.4% are reflected in the table below:

Name	Target (#)	Vested Shares (#)
Sarah M. London	30,000	37,920
Andrew L. Asher	30,000	37,920
Kenneth J. Fasola[1]	—	—
Christopher A. Koster	24,000	30,336
David P. Thomas	15,000	18,960
James E. Murray[1]	—	—

1Mr. Fasola and Mr. Murray did not have a payout as they were not with the Company at the time of grant for this performance cycle.

88	Centene Corporation
2021-2023 Cash Long-Term Incentive Plan Award Results
In December 2020, the Compensation and Talent Committee established the following metrics, targets and weights for the 2021-2023 Cash LTIP. The Company results of the metrics as shown below. The Company was below the threshold for relative TSR as shown below, resulting in a total percentage earned at 63.2% of the target:

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
Adjusted Pre-tax Margin[1]				30%	77.3%	23.2%

Compound Annual Revenue Growth Rate				20%	200.0%	40.0%

HCI Peer Group Relative TSR Percentile Rank				50%	—%	—%

						63.2%

[1]Adjusted pre-tax margin represents a non-GAAP measure. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.
The amounts earned by each NEO at 63.2% are reflected in the table below:

Name	Target ($)	Payout ($)
Sarah M. London	$800,000	$505,600
Andrew L. Asher	975,000	616,200
Kenneth J. Fasola	1,000,000	632,000
Christopher A. Koster	675,000	426,600
David P. Thomas	935,000	590,920
James E. Murray	750,000	474,000
Other Benefits
We provide our NEOs with a defined contribution 401(k) retirement program, which is the same program that is generally provided to all our employees. We also provide our NEOs with a non-qualified deferred compensation plan to make up for matching contributions that are capped by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our NEOs with a defined benefit retirement program. We also do not provide retiree medical coverage to our NEOs.
With respect to most other benefits, the benefits provided to NEOs and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. Other benefits can include relocation benefits and premiums for insurance benefits.
For 2023, the Company has eliminated the tax preparation and financial advisement benefit to better align the overall compensation program with our pay for performance philosophy.
Certain NEOs may use Company aircraft for personal travel pursuant to the terms of their employment agreements. The personal use of Company provided aircraft is fully taxable to our NEOs and is not grossed up to cover any personal income tax liability.

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2024 Compensation Decisions
2024 Annual Cash Incentive
The Compensation and Talent Committee rewards NEOs with an annual cash incentive award for achieving the Company's Adjusted Diluted EPS objective, enterprise and individual goals and quality metrics. Annually, the Compensation and Talent Committee assesses how each NEO contributed to achieving the Adjusted Diluted EPS objective and the other pre-determined objectives approved by the Compensation and Talent Committee.
The Adjusted Diluted EPS objective is established during our annual business planning process. Our annual cash incentive plan targets are developed each year based on a pay for performance mentality with rigorous performance metrics at target that the Compensation and Talent Committee believes are challenging but attainable for our short-term and long-term incentive programs and stretch goals to reach to pay above target.
2024 Annual Cash Incentive Metrics

Metric	Weight
Adjusted Diluted EPS	65%
Enterprise & Individual Goals	25%
Quality, Member and Provider Satisfaction	10%
100%
The Compensation and Talent Committee will assess and evaluate how each NEO contributed to achieving this Adjusted Diluted EPS objective and the other pre-determined objectives stated above.
Individual awards under our annual cash incentive plan are approved by the Compensation and Talent Committee based primarily upon:
•business performance versus our business plan;
•the effectiveness of each executive's leadership performance and potential to enhance long-term stockholder value;
•targeted cash incentive amounts, which are based upon market data; and
•the recommendation of the Chief Executive Officer (for all NEOs other than the CEO).
Overall, 65% of each award is aligned with the Adjusted Diluted EPS target, 10% is based on specific metrics tied to quality of the overall company and the remaining 25% is aligned with specific enterprise and individual performance goals.

TARGET INCENTIVE OPPORTUNITY		PERFORMANCE

Base Salary	Individual Target Award %	Adjusted Diluted EPS	Goals	Quality	Annual Cash Incentive Award
		Range: 0% to 200%	Range: 0% to 200%	Range: 0% to 200%	(Maximum @ 200% of Target)

		Multiplied by 65% Weight	Multiplied by 25% Weight	Multiplied by 10% Weight

90	Centene Corporation
Adjusted Diluted EPS Objective
The 2024 Adjusted Diluted EPS objective target aligns with our 2024 guidance announced at our December 2023 Investor Day of greater than $6.70.
Enterprise Goals and Quality Objectives
In 2024, we will continue to focus on long-term stockholder value through meeting our financial metrics that are measurable against key financial and operational priorities. We are streamlining the goals to focus on the key initiatives related to profitable growth, customer experience and top-quartile culture. As part of our quality objectives, we have goals that are tied to key quality metrics published in 2024.
2024-2026 Long-Term Incentives
Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short-term planning with long-term successes and align executive and stockholder interests. This includes using relative TSR, adjusted pre-tax earnings growth and adjusted pre-tax earnings margin targets. The relative TSR target is above the median. If the Company's absolute TSR for the performance period is negative, then the payout for this component will not exceed 100% of target. Annual grants are based on performance and guided by market practices.
These long-term incentives take the form of the following:
•PSUs (65% of stock granted) that are based on meeting predetermined performance targets (relative TSR, adjusted pre-tax earnings growth and adjusted net earnings margin) vest at the end of the three-year performance period.
•RSUs (35% of stock granted) that vest ratably over three years.
Long-term incentives are provided through equity, ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice. Excluding acquisitions, the Company does not annually grant equity compensation exceeding 2% of the outstanding shares of the Company. In 2023, our run rate was 0.8%. Due to the growth of the Company, the competitive nature of our business and the necessity of retaining key management level employees, equity grants can be awarded to levels below senior executives. Annual PSU and RSU awards are granted in March, but may also be approved at other times for a promotion, extraordinary performance, a newly hired executive or as determined by the Compensation and Talent Committee.
Other Compensation Policies and Information
Individual Employment and Severance Agreements
The Company is party to employment agreements with each of Sarah M. London, Andrew L. Asher, Kenneth J. Fasola and James E. Murray. The Board has determined that it is in the best interests of the Company and our stockholders that such executives enter into employment agreements to ensure a commitment to individual duties, compliance with restrictive covenants and the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a termination of employment, in particular upon a change in control. The Board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive's full attention and dedication to the Company and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive's compensation and benefits expectations and (ii) are competitive with those of other major corporations.
On March 21, 2022, the Board of Directors appointed Ms. London, previously the Company's Vice Chairman and a member of the Office of the Chairman, to the position of CEO of the Company, effective immediately, succeeding Michael F. Neidorff. Ms. London is party to an employment agreement dated April 27, 2022, entered into in connection with her appointment to the role of CEO. Pursuant to an employment agreement dated April 28, 2022, Mr. Asher agreed to continue serving as our Chief Financial Officer. In an effort to further align our executives' compensation with the interests of stockholders and promote corporate best practices, Ms. London and Mr. Asher's employment agreements were amended on February 20, 2023 to eliminate multi-year guaranteed long-term compensation awards. Future long-term compensation awards shall be annually determined by the Compensation and Talent Committee in its sole discretion.

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The Company entered into employment agreements with Messrs. Fasola and Murray on February 20, 2023, pursuant to which Mr. Fasola agreed to serve as our President and Mr. Murray agreed to serve as our Chief Operating Officer. Mr. Fasola's employment agreement provides for a one-time $1,000,000 sign-on bonus in connection with his appointment as President, subject to an 18-month clawback if his employment terminates for cause or if he resigns without good reason during that period.
Until February 2024, the Company was party to individual severance and change in control agreements with Christopher A. Koster and David P. Thomas. As further described below, in connection with becoming covered by the Executive Severance Plan, each waived all rights and benefits pursuant to their executive severance and change in control agreement, and such agreements were terminated.
Under the terms of any employment agreement and under the Executive Severance Plan, if any components or amounts payable under the agreement are deemed to be "excess parachute payments" within the meaning of Section 280G of the Code or similar provision, the amount shall be reduced to the extent necessary so that no amounts paid shall be deemed excess parachute payments or, if the net benefit is greater, no reduction will be made, however the executive will be required to pay any additional taxes. No agreement provides for an excise tax gross-up.
In their respective agreements, the executives agree to non-competition and non-solicitation provisions that may extend through the first anniversary of termination of employment (for Ms. London, the period is 24 months). In the event of a termination due to a change in control, Ms. London's non-competition and non-solicitation period will be reduced to 12 months and Mr. Asher will no longer be subject to such covenants. For a further description of the material terms of the employment agreements with Ms. London and Messrs. Asher, Fasola and Murray, see the “Individual Employment Agreements” section.
Executive Severance Plan
In December 2023, the Compensation and Talent Committee approved the Centene Corporation Executive Severance and Change in Control Plan (the “Executive Severance Plan”) in order to establish a more regular and uniform practice of providing severance benefits. In February 2024, Christopher A. Koster and David P. Thomas entered into restrictive covenant agreements pursuant to which each became eligible for benefits under the Executive Severance Plan.
Under the restrictive covenant agreements, Mr. Koster and Mr. Thomas each waived all rights and benefits pursuant to their executive severance and change in control agreements, and such agreements were terminated. Under the Executive Severance Plan, if Mr. Koster or Mr. Thomas undergoes a termination of employment without cause (other than a change in control termination), he will receive the following: (i) a lump sum equal to one times his base salary plus prorated target bonus; (ii) the Company portion of COBRA premiums for medical and dental benefits for 12 months; (iii) outstanding equity awards will continue to vest and stock option and stock appreciation rights will continue to be exercisable (if not expired by their terms) for 12 months, with PSUs vesting based on actual performance; (iv) outstanding long-term incentive plan awards prorated and earned based on actual performance; and (v) outplacement assistance for six months following the termination. If Mr. Koster or Mr. Thomas undergoes a termination of employment without cause or for good reason within 24 months after a change in control (or a termination without cause during the six months prior to a change in control, if requested by a third party participating in or causing the change in control), he will receive the following: (i) a lump sum equal to two times his base salary plus two times his average bonus; (ii) the Company portion of COBRA premiums for medical and dental benefits for 18 months; (iii) outstanding equity awards will fully vest and become exercisable as of the date of termination, and stock option and stock appreciation rights will continue to be exercisable until the earlier to occur of 12 months after the change in control termination or the expiration date of the award, with any applicable performance goals deemed achieved at the greater of target or actual performance prior to the change in control; and (iv) outplacement assistance for 6 months following the termination. Additionally, Mr. Koster and Mr. Thomas are subject to a non-competition and non-solicitation (of Company employees or customers) obligation, each for a period of 12 months after termination for any reason, as well as ongoing confidentiality requirements. The non-competition obligation does not apply if Mr. Koster or Mr. Thomas undergoes a change in control termination.
For a description of the terms of the executive severance and change in control agreements in effect for Messrs. Koster and Thomas as of December 31, 2023, see "Potential Payments Upon Termination or Change in Control" beginning on page 103.

92	Centene Corporation
Retirement Provisions
In addition, for all Company employees, Company awards include a qualified retirement definition. NEOs who are at least 55 years of age and have 10 years of employment at the time of retirement are eligible for the following:
•A pro-rated number of PSUs vesting at the end of the performance period, based on the amount of time employed during the performance period and actual performance outcomes.
•A one-year acceleration of vesting of RSUs for individuals who are retirement eligible. RSUs for the Company's executive officers are not accelerated but will have a one-year continuation of vesting upon a qualified retirement.
•A pro-rated amount of cash LTIP vesting at the end of the performance period, based on the amount of time employed during the performance period and actual performance outcomes.
•A pro-rated annual paid bonus, if employed for six months of the calendar year, paid at actual performance generally at the same time when bonuses are paid to other employees.
Mr. Thomas is eligible for qualified retirement treatment.
Clawback Policy
We have adopted the Centene Corporation Clawback Policy (the "Clawback Policy") in compliance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Pursuant to the Clawback Policy, in the event of an accounting restatement, any erroneously awarded compensation received during the three completed fiscal years prior to the accounting restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company. Recovery of any erroneously awarded compensation under the Clawback Policy is not dependent on fraud or misconduct by any person in connection with the accounting restatement.
Stock Ownership Guidelines
We utilize stock ownership guidelines for our NEOs, corporate officers and Board. We believe that ownership of our stock helps align the interests of our executives and stockholders and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

	Minimum Ownership Requirement as a Multiple of Base Salary
Chief Executive Officer	6	x
President & Executive Vice Presidents	3	x
Senior Vice Presidents	2	x
Business Unit Leaders & Other Corporate Executives	1	x
The Compensation and Talent Committee annually reviews the stock ownership levels of the Board and all officers. Future stock awards take into consideration the executive's level of attainment of the suggested stock ownership amount. The Compensation and Talent Committee may elect to award the annual incentive to an executive in stock instead of cash if the suggested stock ownership amount is not achieved.
In 2024, the Compensation and Talent Committee increased the minimum ownership requirements from 5x base salary to 6x base salary for the Chief Executive Officer and from 2.5x to 3x for the President and Executive Vice Presidents. This was based on benchmarking to market and to increase alignment between the executives and stockholders.
Officers who fail to achieve these ownership levels may not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), unvested RSUs, shares owned in a self-directed IRA, "phantom shares" held in the deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unearned PSUs are not counted toward the ownership guidelines.

Executive Compensation	93
The Board has established a policy requiring executive officers to retain ownership of the shares received from the vesting or payout of any RSU and PSU awards granted under our stock incentive plan (net of any shares used to satisfy tax obligations) for one year following such vesting or payout. An executive may substitute the tax basis of the shares under restriction for other shares held outright.
As of the close of the last fiscal year and the date of this report, all NEOs subject to the ownership guidelines are in compliance with the guidelines. At $74.21 per share (the December 29, 2023 closing stock price), our NEOs held Company stock as of a multiple of their ending 2023 base salaries as follows:
Stock Ownership Achievement

Minimum Ownership Requirement as a Multiple of Base Salary
Ownership as a Multiple of 2023 Base Salary
Stock ownership guidelines for members of our Board require them to own 7.5 times the annual cash retainer within five years of being appointed to the Board. As of December 31, 2023, all directors were in compliance with this requirement.
Hedging and Pledging Policy
The Board maintains the Company's insider trading policy, which prohibits hedging and pledging of shares by all employees, including executive officers, consultants, contractors, members of the Board and any persons that reside in the same household as any of the foregoing persons. Our insider trading policy also prohibits members of the Board and any employees from engaging in short-term or speculative transactions involving our securities. Our insider trading policy provides that members of the Board and employees may not engage in short sales of our securities, including short sales "against the box," or purchase sales of puts or calls for speculative purposes. Our insider trading policy also strictly prohibits trading in call or put options involving Centene securities and other derivative securities and holding Centene securities in a margin account. The Board also maintains a policy regarding material nonpublic information, which sets forth prohibition against trading in Centene's securities and entering into or amending 10b5-1 plans during a specified period for certain employees and pre-clearance procedures for section 16 officers. As of March 15, 2024, all executive officers and directors were in compliance with these policies.

94	Centene Corporation
Deductibility of Executive Compensation
Section 162(m)(6), which was enacted as part of the Patient Protection and Affordable Care Act, amended the Code to limit the amount that certain healthcare insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000 for a tax year beginning after December 31, 2012. This legislation does not create any exceptions for performance-based compensation and is not otherwise impacted by the adoption of the Tax Cuts and Jobs Act enacted on December 22, 2017. The Compensation and Talent Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Talent Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees. We were subject to the limitation in 2023.

Executive Compensation	95
Compensation and Talent Committee Report
The Compensation and Talent Committee, comprised solely of independent directors, has reviewed and discussed the "Compensation Discussion and Analysis" with the Company's management. Based on this review and discussion, the Compensation and Talent Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this proxy statement on Schedule 14A and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
COMPENSATION AND TALENT COMMITTEE
Christopher J. Coughlin, Chair
Monte E. Ford
Lori J. Robinson
Theodore R. Samuels

96	Centene Corporation
Executive Compensation Tables
Summary Compensation Table
The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2023, 2022 and 2021. Additional descriptions of each component of compensation for our NEOs are included elsewhere in this proxy statement under the caption, "Compensation Discussion and Analysis."
For 2023, our NEOs included our Chief Executive Officer, Chief Financial Officer, President, Secretary and General Counsel and Chief Executive Officer of Markets and Medicaid. In addition, as required by SEC rules, we also included as a NEO James E. Murray, our former Chief Operating Officer, who notified the Company on May 19, 2023 of his plans to retire in 2024. Mr. Murray remains with the Company in a non-executive officer advisory role as he continues to transition his responsibilities prior to his upcoming retirement. As of January 1, 2024, Mr. Thomas is no longer an executive officer of the Company, but he remains in his role as CEO of Markets and Medicaid.

Name & Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
Sarah M. London	2023	$1,400,000	$—	$13,573,031	$—	$3,298,600	$285,335	$18,556,966
Chief Executive Officer	2022	1,359,038	—	7,624,974	—	4,041,866	220,569	13,246,447
	2021	978,462	300,000	11,605,417	450,004	1,467,693	425,946	15,227,522
Andrew L. Asher	2023	1,025,000	—	6,539,668	—	2,320,263	27,133	9,912,064
Chief Financial Officer	2022	1,007,115	—	5,999,942	—	2,687,777	44,376	9,739,210
	2021	916,298	—	5,809,537	450,004	916,298	106,901	8,199,038
Kenneth J. Fasola	2023	1,096,154	1,000,000	5,947,556	—	2,454,356	117,968	10,616,034
President	2022	997,519	—	7,199,984	—	1,745,658	39,525	9,982,686
Christopher A. Koster	2023	750,000	—	2,591,281	—	1,424,100	78,956	4,844,337
Secretary and General Counsel	2022	747,115	—	—	—	1,627,452	47,961	2,422,528
	2021	674,039	—	3,949,702	524,987	797,123	39,981	5,985,832
David P. Thomas	2023	965,000	—	3,334,014	—	1,874,370	24,724	6,198,108
Chief Executive Officer of Markets and Medicaid	2022	965,000	—	1,499,993	—	2,113,510	55,253	4,633,756
James E. Murray	2023	750,000	—	4,195,358	—	1,224,000	116,728	6,286,086
Executive Vice President	2022	723,887	—	4,249,970	—	1,266,803	29,758	6,270,418
1Mr. Fasola's bonus represents a one-time cash bonus in connection with his appointment as President, subject to an 18 month clawback if his employment terminates for cause or if he resigns without good reason during that period.
2The amounts reported as Stock Awards and Option Awards for Ms. London, and Messrs. Asher, Fasola, Koster, Thomas and Murray, reflect the grant date fair value of grants made during the current year under the 2012 Stock Incentive Plan computed in accordance with FASB ASC 718. Note 15 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2023, describes the assumptions used to determine the grant date fair value for overall Company equity awards. There can be no assurance that the grant date fair value of Stock Awards and Option Awards will ever be realized.
Stock awards granted to the NEOs include PSUs. PSUs are disclosed at target value. The 2023 PSUs have a maximum payout of 200%. If the maximum performance metrics are achieved, the grant date fair value of the performance awards would be $17,521,042 for Ms. London, $8,441,834 for Mr. Asher, $7,677,554 for Mr. Fasola, $3,345,069 for Mr. Koster, $4,303,800 for Mr. Thomas and $5,415,761 for Mr. Murray.
3The amounts shown in the Non-Equity Incentive Plan Compensation column include both the annual cash incentive and the Cash LTIP award payouts.

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4The following table shows the components of "All Other Compensation" for fiscal year 2023:

Name	401(k) Match ($)	Non-qualified Deferred Compensation Match ($)	Life Insurance ($)	Personal Aircraft Usage ($)[a]	Liability Insurance ($)	Total Other Compensation ($)
Sarah M. London	$9,900	$100,604	$25,000	$147,598	$2,233	$285,335
Andrew L. Asher	9,900	—	15,000	—	2,233	27,133
Kenneth J. Fasola	9,900	42,470	15,000	48,365	2,233	117,968
Christopher A. Koster	7,067	54,656	15,000	—	2,233	78,956
David P. Thomas	6,600	—	15,000	—	3,124	24,724
James E. Murray	9,900	12,600	15,000	76,995	2,233	116,728

[a]For flights on corporate aircraft, the cost is calculated based on an average cost-per-flight-hour charge, which reflects the operating and periodic maintenance costs of the aircraft, crew travel expenses and other miscellaneous costs, and represents the incremental cost to the Company.

98	Centene Corporation
Grants of Plan-Based Awards Table
The following table provides information on 2023 grants of PSUs, RSUs and performance-based stock options under the 2012 Stock Incentive Plan as well as 2023 cash-based grants under the Annual Cash Incentive Plan to each of our NEOs. The grant date fair values and incremental fair value of these RSUs and PSUs are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]				All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Sarah M. London	2/17/2023	2/17/2023	$105,000	$2,100,000	$4,200,000	—	—		—	—	$—
	3/15/2023	3/13/2023	—	—	—	23,282	46,564	[5]	93,128	—	2,949,364
	3/15/2023	3/13/2023	—	—	—	23,988	47,975	[6]	95,950	—	3,038,737
	3/15/2023	3/13/2023	—	—	—	23,282	46,564	[7]	93,128	—	2,772,420
	3/15/2023	3/13/2023	—	—	—	—	—		—	75,979	4,812,510
Andrew L. Asher	2/13/2023	2/13/2023	64,063	1,281,250	2,562,500	—	—		—	—	—
	3/15/2023	3/13/2023	—	—	—	11,218	22,435	[5]	44,870	—	1,421,033
	3/15/2023	3/13/2023	—	—	—	11,558	23,115	[6]	46,230	—	1,464,104
	3/15/2023	3/13/2023	—	—	—	11,218	22,435	[7]	44,870	—	1,335,780
	3/15/2023	3/13/2023	—	—	—	—	—		—	36,608	2,318,751
Kenneth J. Fasola	2/13/2023	2/13/2023	68,510	1,370,193	2,740,386	—	—		—	—	—
	3/15/2023	3/13/2023	—	—	—	10,202	20,404	[5]	40,808	—	1,292,389
	3/15/2023	3/13/2023	—	—	—	10,511	21,022	[6]	42,044	—	1,331,533
	3/15/2023	3/13/2023	—	—	—	10,202	20,404	[7]	40,808	—	1,214,855
	3/15/2023	3/13/2023	—	—	—	—	—		—	33,293	2,108,779
Christopher A. Koster	2/13/2023	2/13/2023	37,500	750,000	1,500,000	—	—		—	—	—
	3/15/2023	3/13/2023	—	—	—	4,445	8,890	[5]	17,780	—	563,093
	3/15/2023	3/13/2023	—	—	—	4,580	9,159	[6]	18,318	—	580,131
	3/15/2023	3/13/2023	—	—	—	4,445	8,890	[7]	17,780	—	529,310
	3/15/2023	3/13/2023	—	—	—	—	—		—	14,505	918,747
David P. Thomas	2/13/2023	2/13/2023	48,250	965,000	1,930,000	—	—		—	—	—
	3/15/2023	3/13/2023	—	—	—	5,719	11,438	[5]	22,876	—	724,483
	3/15/2023	3/13/2023	—	—	—	5,892	11,784	[6]	23,568	—	746,399
	3/15/2023	3/13/2023	—	—	—	5,719	11,438	[7]	22,876	—	681,019
	3/15/2023	3/13/2023	—	—	—	—	—		—	18,663	1,182,114
James E. Murray	2/13/2023	2/13/2023	37,500	750,000	1,500,000	—	—		—	—	—
	3/15/2023	3/13/2023	—	—	—	7,197	14,393	[5]	28,786	—	911,653
	3/15/2023	3/13/2023	—	—	—	7,415	14,829	[6]	29,658	—	939,269
	3/15/2023	3/13/2023	—	—	—	7,197	14,393	[7]	28,786	—	856,959
	3/15/2023	3/13/2023	—	—	—	—	—		—	23,484	1,487,477
1The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the range of the annual cash incentive awards as described in the section titled "Annual Cash Incentive Plan" in the Compensation Discussion and Analysis above.
2The amounts shown in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the range of shares that may be earned at the end of the 2023-2025 performance period applicable to our PSUs assuming achievement of the relevant performance objectives.

Executive Compensation	99
3The amounts shown in the All Other Stock Awards column represent the RSUs described in the section titled "2023 Annual Long-Term Incentives" in the Compensation Discussion and Analysis above.
4The amounts shown in the Grant Date Fair Value of Stock Awards column represent the grant date fair value, measured in accordance with FASB ASC 718.
5Equity incentive grants contain a performance condition based upon our 2025 Adjusted Net Earnings Margin. For performance between the threshold and the target or the target and the maximum, the number of PSUs earned will be interpolated.
6Equity incentive grants contain a performance condition based upon our 2023-2025 Adjusted Pre-tax Earnings Growth. For performance between the threshold and the target or the target and the maximum, the number of PSUs earned will be interpolated.
7Equity incentive grants contain a performance condition based upon our 2023-2025 relative TSR. For performance between the threshold and the target or the target and the maximum, the number of PSUs earned will be interpolated.
Individual Employment Agreements
The following is a description of the material terms of the employment agreements with Ms. London and Messrs. Asher, Fasola and Murray. The terms of payments they would receive upon termination of employment and restrictive covenants are described in "Potential Payments Upon Termination or Change in Control."
Sarah M. London
Ms. London's employment agreement, dated April 27, 2022, as amended on February 20, 2023, provides for (i) an annual base salary for the years 2022 and 2023 of $1.4 million, (ii) an annual cash incentive bonus target of no less than 150% of base salary and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation and Talent Committee.
Andrew L. Asher
Mr. Asher's employment agreement, dated April 28, 2022, as amended on February 20, 2023, provides for (i) an annual base salary of $1,025,000, (ii) an annual cash incentive bonus target of 125% of base salary and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation and Talent Committee.
Kenneth J. Fasola
Mr. Fasola's employment agreement, dated February 20, 2023, provides for (i) an annual base salary of $1,100,000, (ii) an annual cash incentive bonus target of 125% of base salary, (iii) long-term equity incentive awards with amounts and terms determined by the Compensation and Talent Committee (with an aggregate grant date value of $6,025,000 for 2023) and (iv) a one-time $1,000,000 cash award, subject to an 18 month clawback if his employment terminates for cause or if he resigns without good reason during that period.
James E. Murray
Mr. Murray's employment agreement, dated February 20, 2023, provides for (i) an annual base salary of $750,000, (ii) an annual cash incentive bonus target of 100% of base salary and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation and Talent Committee (with an aggregate grant date value of $4,250,000 for 2023).

100	Centene Corporation
Outstanding Equity Awards at Fiscal Year-End Table
The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and PSUs held by our NEOs on December 31, 2023.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)[1]		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[1]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Sarah M. London	—	—	13,449	$81.85	12/15/2031	[3]	5,694	[4]	$422,552	16,494	[10]	$1,224,020
	—	—	—	—	—		4,500	[5]	333,945	89,453	[10]	6,638,307
	—	—	—	—	—		110,000	[6]	8,163,100	46,564	[11]	3,455,514
	—	—	—	—	—		4,887	[7]	362,664	47,975	[11]	3,560,225
	—	—	—	—	—		75,979	[8]	5,638,402	46,564	[11]	3,455,514
	—	—	—	—	—		37,920	[9]	2,814,043	—		—
Andrew L. Asher	—	—	13,449	81.85	12/15/2031	[3]	16,667	[12]	1,236,858	16,494	[10]	1,224,020
	—	—	—	—	—		4,887	[7]	362,664	35,352	[10]	2,623,472
	—	—	—	—	—		23,568	[13]	1,748,981	22,435	[11]	1,664,901
	—	—	—	—	—		36,608	[8]	2,716,680	23,115	[11]	1,715,364
	—	—	—	—	—		37,920	[9]	2,814,043	22,435	[11]	1,664,901
Kenneth J. Fasola	—	—	—	—	—		10,387	[14]	770,819	21,317	[10]	1,581,935
	—	—	—	—	—		26,870	[15]	1,994,023	20,404	[11]	1,514,181
	—	—	—	—	—		35,384	[16]	2,625,847	21,022	[11]	1,560,043
	—	—	—	—	—		35,583	[17]	2,640,614	20,404	[11]	1,514,181
	—	—	—	—	—		9,474	[18]	703,066	—		—
	—	—	—	—	—		33,293	[8]	2,470,674	—		—
Christopher A. Koster	—	—	15,690	81.85	12/15/2031	[3]	4,500	[5]	333,945	19,243	[10]	1,428,023
	—	—	—	—	—		5,702	[7]	423,145	8,890	[11]	659,727
	—	—	—	—	—		14,505	[8]	1,076,416	9,159	[11]	679,689
	—	—	—	—	—		30,336	[9]	2,251,235	8,890	[11]	659,727
David P. Thomas	—	—	6,724	81.85	12/15/2031	[3]	2,444	[7]	181,369	8,247	[10]	612,010
	—	—	—	—	—		12,442	[18]	923,321	11,438	[11]	848,814
	—	—	—	—	—		18,277	[19]	1,356,336	11,784	[11]	874,491
	—	—	—	—	—		18,960	[9]	1,407,022	11,438	[11]	848,814
James E. Murray	30,683	—	—	63.31	1/2/2030		16,955	[16]	1,258,231	5,329	[10]	395,465
	—	—	—	—	—		17,633	[16]	1,308,545	14,393	[11]	1,068,105
	—	—	—	—	—		12,813	[16]	950,853	14,829	[11]	1,100,460
	—	—	—	—	—		44,478	[20]	3,300,712	14,393	[11]	1,068,105
	—	—	—	—	—		2,369	[18]	175,803	—		—
	—	—	—	—	—		23,484	[8]	1,742,748	—		—

Executive Compensation	101
1Upon the occurrence of a change in control and subsequent termination, any unvested RSUs and PSUs will vest, with the PSUs vesting at the greater of the actual or target level of performance.
2Determined with reference to $74.21, the closing stock price of a share of Centene common stock on December 29, 2023.
3Performance Stock Option granted on December 15, 2021, may become exercisable on or after the third anniversary of the grant date if the average closing price of CNC's common stock equals or exceeds $100 per share for 20 consecutive trading days following the grant date.
4The RSUs vested on February 28, 2024.
5The RSUs vest on June 23, 2024.
6The RSUs vest on September 7, 2024.
7The RSUs vest on December 15, 2024.
8The RSUs vest in three equal installments on the anniversary of the grant date beginning on March 15, 2024.
9The PSUs vested upon the Company's release of 2023 earnings in February 2024.
10 The PSUs will vest or be forfeited based on the attainment of the applicable three-year performance metrics ending 2024.
11The PSUs will vest or be forfeited based on the attainment of the applicable three-year performance metrics ending 2025.
12The RSUs vest on May 7, 2024.
13The RSUs vest in two equal installments on the anniversary of the grant date beginning on April 26, 2024.
14The RSUs vest in two installments; 936 shares vested on January 4, 2024, and 9,451 shares vest July 4, 2024.
15The RSUs vest on July 4, 2024.
16The RSUs vested on January 4, 2024.
17The RSUs vest in two installments; 17,791 shares vested on January 19, 2024, and 17,792 shares vest on January 19, 2025.
18The RSUs vest in two equal annual installments beginning on March 15, 2024.
19The RSUs vest in two installments; 12,185 shares vest on November 12, 2024, and 6,092 shares vest on November 12, 2025.
20The RSUs vested on January 19, 2024.
Option Exercises and Stock Vested Table
The following table shows the number of shares of our stock acquired by our NEOs in 2023 upon vesting of RSUs or PSUs. No option awards were exercised in 2023.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sarah M. London	—	$—	16,895	$2,159,039
Andrew L. Asher	—	—	43,478	5,067,954
Kenneth J. Fasola	—	—	13,608	1,635,968
Christopher A. Koster	—	—	16,301	2,115,495
David P. Thomas	—	—	15,332	1,920,973
James E. Murray	—	—	718	74,995

102	Centene Corporation
Non-qualified Deferred Compensation Table
Under the Company's Deferred Compensation Plan, the NEOs may contribute a designated percentage of salary and/or bonus into the plan which serves as an excess savings plan due to tax limitations under our tax qualified 401(k) plan. The following table shows the change in the Non-qualified Deferred Compensation balances for our NEOs who participated for the fiscal year ended December 31, 2023:

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings (Losses) in Last FY ($)[3]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[4]
Sarah M. London	$231,424	$100,604	$32,906	$—	$702,042
Andrew L. Asher	—	—	318,489	—	1,653,243
Kenneth J. Fasola	174,566	42,470	32,972	—	311,279
Christopher A. Koster	153,447	54,656	172,048	—	1,227,576
David P. Thomas	—	—	58,788	—	426,278
James E. Murray	45,000	12,600	4,541	—	62,141
1Executive contributions were included in the Salary and/or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table to the extent the executive was named in the proxy statement in the fiscal year in which such contributions were earned.
2All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table for 2023.
3The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan. Investment options in the Deferred Compensation Plan are substantially the same as the 401(k) plan, with the exception of the investment in Centene common stock. The returns on the investments available to employees during 2023 ranged from -9.5% to 49.3%, with a median return of 15.5% for the year ended December 31, 2023.
4The amounts shown in the Aggregate Balance at Last Fiscal Year-End column include money the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it until a later time. For prior years, all amounts contributed by a NEO in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables. The amounts reported in the Summary Compensation Table for the years ended December 31, 2023, 2022 and 2021 are summarized below.

Name	2023 Summary Compensation Table ($)	2022 Summary Compensation Table (S)	2021 Summary Compensation Table (S)
Sarah M. London	$100,604	$388,618	$167,424
Andrew L. Asher	—	18,339	128,745
Kenneth J. Fasola	42,470	237,258	—	[1]
Christopher A. Koster	129,656	139,020	266,900
David P. Thomas	—	100,421	78,298	[1]
James E. Murray	57,600	—	—	[1]
1Mr. Fasola, Mr. Thomas and Mr. Murray were not Named Executive Officers in the Company's 2021 proxy statement.

Executive Compensation	103
Potential Payments Upon Termination or Change in Control
As previously discussed, Ms. London and Messrs. Asher, Fasola and Murray are party to employment agreements, pursuant to which they will receive severance payments and benefits upon certain terminations of employment. Messrs. Koster and Thomas are not party to individual employment agreements providing for severance, and instead, as of December 31, 2023, were party to executive severance and change in control agreements.
Sarah M. London
Upon a termination without cause, with good reason or due to the Company's non-renewal of Ms. London's term, absent a change in control, Ms. London will receive the following payments and benefits: (i) an amount equal to two times the sum of base salary and the greater of target annual bonus then in effect or the average of the annual bonuses earned for the two most recent calendar years for which a bonus had been determined, (ii) a prorated annual bonus, (iii) 24 months of medical coverage, (iv) continued vesting of performance-vested restricted stock units granted on March 29, 2022, and time-vested restricted stock units granted on September 7, 2021 and (v) immediate acceleration of the vesting of all other time-vested equity and equity-based awards that would otherwise vest during the 24 month period following the termination, pro-rata vesting and payment of all other performance-based awards based upon adding an additional 24 months service and the greater of target or Company performance. Upon a termination without cause, with good reason or due to the non-renewal of Ms. London's term within 2 years following or 120 days prior to a change in control, Ms. London will receive the following payments and benefits: (a) an amount equal to 2.99 times the sum of base salary and the greater of target annual bonus then in effect or the average of the annual bonuses earned for the two most recent calendar years for which a bonus had been determined, (b) a prorated annual bonus, (c) 36 months of medical coverage and (d) full vesting of any outstanding equity or equity-based awards. Upon a termination due to death or disability, Ms. London will receive the same benefits as with good reason or due to non-renewal except for the benefit described in (i) above. Under her employment agreement, Ms. London is required to execute a general release and waiver of claims against the Company and to resign from her position upon termination of her employment for any reason in order to receive any severance payments. Ms. London is subject to a non-competition provision, a non-solicitation (of Company employees) obligation and an obligation not to interfere with Company customer relationships for a period of 24 months after termination for any reason (or in the event of a change in control, 12 months). Additionally, Ms. London is subject to ongoing non-disparagement and confidentiality requirements.
Andrew L. Asher
Upon a termination without cause, with good reason absent a change in control, or due to death or disability, Mr. Asher will receive the following payments and benefits: (i) an amount equal to annual base salary, (ii) a prorated annual bonus, (iii) 12 months of medical coverage and (iv) immediate acceleration of the vesting of any cash award granted in 2021, RSUs and PSUs granted in 2022 and PSUs and RSUs granted prior to 2022 and an additional year of service for outstanding cash awards, RSUs and PSUs granted after 2022. Mr. Asher is not currently eligible for qualified retirement. Upon a termination without cause or with good reason within 2 years following or 120 days prior to a change in control, Mr. Asher will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage and (d) full vesting of any outstanding equity or equity-based awards. Under his employment agreement, Mr. Asher is required to execute a general release and waiver of claims against the Company and to resign from his position upon termination of his employment for any reason in order to receive any severance payments. Mr. Asher is subject to a non-competition provision and a non-solicitation (of Company employees or customers) obligation for a period of 12 months after termination for any reason (other than if a change in control occurs). Additionally, Mr. Asher is subject to ongoing non-disparagement and confidentiality requirements.

104	Centene Corporation
Kenneth J. Fasola
Upon a termination without cause, with good reason or due to death or disability, absent a change in control, Mr. Fasola will receive the following payments and benefits: (i) an amount equal to annual base salary, or, if the termination occurs prior to May 31, 2024, an amount equal to 2.5 times the sum of base salary and annual bonus, (ii) a prorated annual bonus, (iii) 12 months of medical coverage, (iv) the continued vesting of all long-term incentive compensation awards pursuant to their terms, (v) continued vesting of all long-term compensation granted after February 20, 2023 without proration and (vi) six months of outplacement services. Upon a termination without cause, with good reason or due to death or disability within 2 years following or 120 days prior to a change in control, Mr. Fasola will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage and (d) full vesting of any outstanding equity or equity-based awards. Upon a termination of employment by the Company or by the executive whether voluntary or involuntary (other than for cause), Mr. Fasola will receive full vesting of all long-term compensation granted after February 20, 2023. Under his employment agreement, Mr. Fasola is required to execute a general release and waiver of claims against the Company and to resign from his position upon termination of his employment for any reason in order to receive any severance payments. Mr. Fasola is subject to a non-competition provision and a non-solicitation (of Company employees or customers) obligation for a period of 12 months after termination for any reason. Additionally, Mr. Fasola is subject to ongoing non-disparagement and confidentiality requirements.
James E. Murray
Upon a termination without cause, with good reason or due to death or disability, absent a change in control, Mr. Murray will receive the following payments and benefits: (i) an amount equal to annual base salary, or, if the termination occurs prior to May 31, 2024, an amount equal to 2.5 times the sum of base salary and annual bonus (ii) a prorated annual bonus, (iii) 12 months of medical coverage, (iv) the continued vesting of all long-term incentive compensation awards pursuant to their terms, (v) continued vesting of all long-term compensation granted after February 20, 2023 without proration and (vi) six months of outplacement services. Upon a termination without cause, with good reason or due to death or disability within 2 years following or 120 days prior to a change in control, Mr. Murray will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage and (d) full vesting of any outstanding equity or equity-based awards. Under his employment agreement, Mr. Murray is required to execute a general release and waiver of claims against the Company and to resign from his position upon termination of his employment for any reason in order to receive any severance payments. Mr. Murray is subject to a non-competition provision and a non-solicitation (of Company employees or customers) obligation for a period of 12 months after termination for any reason. Additionally, Mr. Murray is subject to ongoing non-disparagement and confidentiality requirements.
Christopher A. Koster and David P. Thomas
Pursuant to the Company's executive severance and change in control agreements as in effect on December 31, 2023, upon a termination other than for cause, Messrs. Koster and Thomas would have received (i) 12 months of salary continuation, (ii) a prorated annual bonus for the year in which the termination occurs, (iii) 12 months of medical coverage and (iv) 12 months of continued vesting of the executive's existing equity awards. Upon a termination other than for cause or for good reason within 24 months following a change in control, Messrs. Koster and Thomas would have received (a) a lump sum cash payment equal to the sum of (1) an amount equal to 24 months of salary and (2) the average of the executive's last two annual bonuses multiplied by two, (b) a prorated annual bonus for the year in which the termination occurs, (c) 18 months of medical coverage and (d) full vesting of any outstanding equity awards. Additionally, each of Mr. Koster and Mr. Thomas was subject to a non-competition and a non-solicitation obligation (of Company employees or customers) for 12 months after termination for any reason, except that the non-compete and non-solicit obligations do not apply if a change in control occurs. Each of Mr. Koster and Mr. Thomas was also subject to an ongoing confidentiality obligation.
As described above under “Change in Control and Severance Plan," in December 2023, the Compensation and Talent Committee approved the Executive Severance Plan. In February 2024, Christopher A. Koster and David P. Thomas entered into restrictive covenant agreements pursuant to which each became eligible for benefits under the Executive Severance Plan as described above under "Executive Severance Plan."
Retirement Provisions
As of December 31, 2023, Mr. Thomas is eligible for qualified retirement treatment as described in the Other Compensation Policies and Information section under Compensation Discussion and Analysis.

Executive Compensation	105
Termination and Change-in-Control Tables
The section below describes the payments that may be made to our NEOs upon termination or a change in control. Our NEOs may also be entitled to payments under the Company's Deferred Compensation Plan as set forth in the Non-qualified Deferred Compensation Table section above.
The amounts presented below assume the termination or change in control occurred as of December 31, 2023, based on the employment agreements and executive severance and change in control agreements in place at December 31, 2023, in accordance with the applicable SEC rules. The change in control cash payments are subject to the conditions of the "double-trigger" criteria in each of the NEO's employment agreement or executive severance and change in control agreements, meaning they are only entitled to payment if there is a change in control and the executive officer's employment is terminated without "cause" or the executive officer terminates his or her employment for "good reason" within twenty-four months of the change in control. The equity award acceleration amounts below were calculated using the closing price of our common stock on December 29, 2023 of $74.21. In the Change in Control column, the Cash LTIP and PSU awards are generally included at the greater of the target or actual level of performance as of December 31, 2023. Our equity award agreements include a "double-trigger" provision, which provides for accelerated vesting only if there is a change in control and the executive officer's employment is terminated without "cause" or the executive officer terminates his or her employment for "good reason" within twenty-four months of the change in control.

Sarah M. London
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Severance	$—	$7,951,159	$—	$—	$—	$11,926,739
Pro rata Bonus Payment	—	2,575,580	—	2,575,580	2,575,580	2,575,580
Unvested RSUs and PSUs	—	35,195,682	—	35,195,682	35,195,682	36,068,286
Cash LTIP	—	2,675,000	—	2,675,000	2,675,000	2,675,000
Welfare Benefits Values	—	46,293	—	1,136,293	46,293	69,439

Andrew A. Asher
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination or Voluntary with Good Reason ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Severance	$—	$1,025,000	$—	$1,025,000	$1,025,000	$5,270,075
Pro rata Bonus Payment	—	1,704,063	—	1,704,063	1,704,063	1,281,250
Unvested RSUs and PSUs	—	8,414,679	—	8,414,679	8,414,679	17,771,885
Cash LTIP	—	786,825	—	786,825	786,825	1,950,000
Welfare Benefits Values	—	22,943	—	452,943	22,943	464,415
Outplacement	—	25,000	—	—	—	—

106	Centene Corporation

Kenneth J. Fasola
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination or Voluntary with Good Reason ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Severance	$—	$7,114,145	$—	$7,114,145	$7,114,145	$5,691,316
Pro rata Bonus Payment	—	1,822,356	—	1,822,356	1,822,356	1,375,000
Unvested RSUs and PSUs	9,257,888	9,257,888	—	11,786,456	11,786,456	17,375,381
Cash LTIP	—	—	—	1,666,667	1,666,667	2,000,000
Welfare Benefits Values	—	7,464	—	150,000	7,464	161,195
Outplacement	—	25,000	—	—	—	—

Christopher A. Koster
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Severance	$—	$750,000	$—	$—	$—	$3,211,875
Pro rata Bonus Payment	—	997,500	—	—	—	750,000
Unvested RSUs and PSUs	—	3,367,056	—	4,425,983	4,425,983	8,268,923
Cash LTIP	—	—	—	1,175,000	1,175,000	1,425,000
Welfare Benefits Values	—	20,872	—	340,000	—	31,308
Outplacement	—	25,000	—	—	—	25,000

David P. Thomas
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Severance	$—	$965,000	$—	$—	$—	$4,514,574
Pro rata Bonus Payment	1,283,450	1,283,450	—	—	—	965,000
Unvested RSUs and PSUs	1,992,143	1,992,143	—	3,049,662	3,049,662	7,233,471
Cash LTIP	703,503	703,503	—	1,578,333	1,578,333	1,900,000
Welfare Benefits Values	—	23,472	—	328,000	—	35,209
Outplacement	—	25,000	—	—	—	25,000

Executive Compensation	107

James E. Murray
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination or Voluntary with Good Reason ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Severance	$—	$5,042,008	$—	$5,042,008	$5,042,008	$4,033,606
Pro rata Bonus Payment	—	750,000	—	750,000	750,000	750,000
Unvested RSUs and PSUs	2,727,860	3,042,076	—	3,042,076	3,042,076	5,550,685
Cash LTIP	—	605,250	—	605,250	605,250	1,500,000
Welfare Benefits Values	—	17,953	—	192,953	17,953	201,930
Outplacement	—	25,000	—	—	—	—

108	Centene Corporation
Pay Versus Performance
The following table illustrates the relation between executive compensation and certain Company performance metrics for the fiscal years ended December 31, 2023, 2022, 2021 and 2020. Amounts disclosed below reflect compensation to our Principal Executive Officers (PEO) and Non-PEO Named Executive Officers (Non-PEO NEO), including compensation reflected on the Summary Compensation Table (SCT) and Compensation Actually Paid (CAP). Performance metrics include TSR for the Company, TSR for the S&P Health Care Index effective as of December 31, 2023, Company Net Income and Adjusted Diluted EPS, which is the measure selected by the Company as the most important financial metric for determining CAP in the current year. Additional description of Compensation Actually Paid is outlined in a footnote to the table below.

Year	Summary Compensation Table Total for First PEO[1] ($)	Summary Compensation Table Total for Second PEO[2] ($)	Compensation Actually Paid to First PEO[1,3] ($)	Compensation Actually Paid to Second PEO[2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEO[4] ($)	Average Compensation Actually Paid to Non-PEO NEO [4,5] ($)	Value of Initial Fixed $100 Investment Based On:
							Total Shareholder Return ($)	Peer Group Total Shareholder Return[6] ($)	Net Income ($)	Adjusted Diluted EPS[7] ($)
2023	$18,556,966	$—	$13,968,419	$–	$7,571,326	$6,661,957	$118.04	$143.18	$2,702	$6.68
2022	13,246,447	7,599,513	12,622,902	6,829,908	6,659,921	6,508,126	130.44	140.29	1,202	5.78
2021	—	20,637,990	—	42,314,846	9,904,692	8,682,563	131.06	143.09	1,347	5.15
2020	—	24,956,777	—	24,990,265	8,575,674	8,110,409	95.48	113.45	1,808	5.00
1 Represents compensation for Ms. London, the Company's current CEO.
2 Represents compensation for Mr. Neidorff, the Company's former CEO.
3 PEO Compensation Actually Paid. The amounts in the following table represent each of the amounts deducted and added to the equity award values for the PEOs for 2023 for purposes of computing the "compensation actually paid" amounts appearing in this column of the Pay Versus Performance table:

2023
PEO Summary Compensation Table Total	$18,556,966
SCT "Stock Awards Total" column value	(13,573,031)
Year-end fair value of outstanding equity awards granted in applicable year	15,785,570
Change in fair value of outstanding equity awards granted in prior years	(6,472,270)
Change in fair value of prior-year equity awards vested in applicable year	(328,816)
PEO Compensation Actually Paid	$13,968,419
4 Non-PEO NEOs for the applicable years were as follows: 2023 - Andrew Asher, Kenneth Fasola, Christopher Koster, David Thomas and James Murray; 2022 - Andrew Asher, Kenneth Fasola, Christopher Koster, Brent Layton, James Murray and David Thomas; 2021 - Andrew Asher, Jesse Hunter, Christopher Koster, Brent Layton, Sarah London and Jeffrey Schwaneke; and 2020 - Mark Brooks, Kenneth Burdick, Brandy Burkhalter, Jesse Hunter and Jeffrey Schwaneke.
5 Average Non-PEO NEO Compensation Actually Paid. The amounts in the following table represent each of the amounts deducted and added to the equity award values for the non-PEO NEOs for 2023 for purposes of computing the "compensation actually paid" amounts appearing in this column of the Pay Versus Performance table:

2023
Average Non-PEO NEO Summary Compensation Table Total	$7,571,326
SCT "Stock Awards Total" column value	(4,521,575)
Vesting date fair value of equity awards granted and vested in applicable year	78,808
Year-end fair value of outstanding equity awards granted in applicable year	5,166,304
Change in fair value of outstanding equity awards granted in prior years	(1,444,950)
Change in fair value of prior-year equity awards vested in applicable year	(187,955)
Average Non-PEO NEO Compensation Actually Paid	$6,661,957
6 Represents the TSR for the S&P Health Care Index. The Company utilized the S&P Managed Healthcare Index as the peer group in its 2023 proxy statement. The index was changed in the current year to more closely align with industry standards. The S&P Managed Healthcare Index TSR was: 2023 - $172.53, 2022 - $175.47, 2021 - $163.35 and 2020 - $116.34.

Executive Compensation	109
7 The Company has identified Adjusted Diluted EPS, a non-GAAP measure, as our company-selected measure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the non-PEO NEOs in 2023 to the Company's performance. See Appendix A for reconciliation of non-GAAP measures.
The graphs below describe the relationship between the PEO and Non-PEO NEOs' Compensation Actually Paid to the Company's TSR, Net Income and Adjusted Diluted EPS.
Compensation Actually Paid
vs. TSR

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Company TSR
S&P Health Care Index TSR
Compensation Actually Paid
vs. Net Income

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Net Income ($ in billions)
Compensation Actually Paid
vs. Adjusted Diluted EPS1

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Adjusted Diluted EPS
[1]	Represents non-GAAP measure. Refer to Appendix A for reconciliation of non-GAAP measures.

110	Centene Corporation
The following table lists the five financial performance measures that we believe represent the most important performance measures we used during 2023 to link compensation actually paid to our named executive officers to our performance:

Most Important Performance Measures
Adjusted Diluted EPS	Adjusted Net Earnings Margin	Total Shareholder Return (TSR)
Adjusted Pre-tax Margin	Revenue Growth Compound Annual Growth
CEO to Median Employee Pay Ratio Information
Pursuant to Item 402(u) of Regulation S-K, we have included below a disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of our CEO, Ms. London. Since the applicable SEC rules allow companies to use a variety of methods to determine this ratio, the ratio disclosed by the Company may not be comparable to the ratio disclosed by other companies.
Ms. London's annual total compensation for the year ended December 31, 2023 was $18,566,966, which reflects the amount reported in the Summary Compensation Table, plus $10,000 of the Company-paid portion of Ms. London's medical plan premiums. The annual total compensation for the median employee for the year ending December 31, 2023 was $79,507, inclusive of the Company-paid portion of the employee's medical plan premiums. Ms. London's annual total compensation was 234 times that of our median employee's pay.
We last determined the median employee on December 31, 2021 by examining the total cash compensation (i.e., base wages plus short-term incentive payments) for individuals, excluding our CEO, who were employed by the Company as of December 31, 2021. During this analysis, the compensation for employees hired during the year was annualized. We included all employees, whether employed on a full-time or part-time basis, except for approximately 9,000 employees of our United Kingdom affiliate which were recently acquired at the time of the analysis, and subsequently divested in January 2024, and employees who have anomalous pay characteristics that could significantly distort the pay ratio. This resulted in 64,825 employees being included in our median employee calculation. Notwithstanding a number of divestitures and acquisitions during 2022 and 2023, there has been no significant overall change in the Company's employee population or employee compensation arrangements, and using the median employee determined in 2021 will not significantly affect the pay ratio disclosure. However, as the median employee was no longer employed with the Company, we used another employee whose compensation was substantially similar to the original median employee.
After identifying the median employee, we calculated annual total compensation of the employee using the same methodology used for our NEOs within the Summary Compensation Table of this proxy statement, plus company-paid medical plan premiums capped at $10,000.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	111

3 PROPOSAL	Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2023. The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit and Compliance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment.
KPMG LLP has been retained as our external auditor continuously since 2005. The Audit and Compliance Committee believes the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders, because of the quality of accounting firm, the level of service provided by the firm, its efficient and innovative audit processes and competitive fee structure.
Stockholder ratification of this selection is not required by our By-laws or other applicable legal requirements. Our Board of Directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit and Compliance Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Compliance Committee believes that a change would be in the best interests of the Company and our stockholders.
We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.
The affirmative vote of the holders of a majority of the votes cast at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

The Board recommends that stockholders vote "FOR" the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

112	Centene Corporation
Evaluation of the Independent Auditor
The Audit and Compliance Committee regularly considers the independence, qualifications, compensation and performance of its independent auditor. The Audit and Compliance Committee considered the following factors in its annual review and determination of whether to retain KPMG LLP as the Company's independent auditor during 2024.

Quality of the Independent Audit Firm and Audit Process	Level of Service Provided by the Independent Audit Firm

•The risks associated with the independent audit firm based on their financial stability, compliance with applicable laws and professional standards, pending litigation or judgments against the independent audit firm and results of applicable independent audit firm inspections.
•Results of the most recent PCAOB inspection report.

•Results of annual satisfaction surveys distributed to management with high interactions with the independent audit firm as well as the Audit and Compliance Committee.
•Open access and engagement with KPMG subject matter experts providing valuable insights on matters important to the Company.

Alignment with Centene’s Core Values	Good Faith Negotiation of Fees

•The extent to which the independent audit firm's team servicing our account demonstrates a commitment to diversity, equity and inclusion aligned with Centene's core values.
•Annual DEI assessment of third-party finance vendors by management.

•Robust fee negotiation process resulting in rationalization of fees through identification of areas of opportunity and improvement, including the use of technology.
•Review of fees incurred for reasonableness against the annually approved fees and reported current fee estimates provided to the Committee.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	113
Independence and Tenure
The committee engaged in an assessment of KPMG's independence controls through the provision of its required communications. Representatives of KPMG will participate in the annual meeting to answer questions and will have the opportunity to make a statement.
KPMG LLP has served as the Company's independent auditor since 2005. In considering the independence and tenure of KPMG as our independent auditor, the Audit and Compliance Committee carefully considers the benefits of auditor experience in light of the robust controls in place to safeguard independence.

Benefits of Tenure	Key Independence Controls

•Enhanced Audit Quality. KPMG's deep familiarity with the healthcare insurance industry and Centene's business and operations, accounting policies and practices and internal controls over financial reporting is valuable to the Company and its stockholders. Their institutional knowledge and experience is balanced by the fresh perspective delivered by changes in the audit team resulting from mandatory audit partner rotation and routine turnover with the team that provides for new perspectives while still keeping the historic understanding of the Company.
•Continuity. Changing independent auditors, without reasonable cause, would require management to devote significant resources and time to educating a new independent auditor to reach a comparable level of familiarity with our business and control framework, potentially distracting from management's focus on financial reporting and controls.
•Efficient Audit Plans. KPMG's knowledge of our business and control framework allows them to develop and implement efficient and innovative audit processes, enabling the provision of services for fees considered by the committee to be competitive.

•Committee Oversight. The Audit and Compliance Committee and its Chair hold regular private sessions with the independent auditor; the Audit and Compliance Committee regularly discusses with the independent auditor the scope of their audit; the Committee reviews with the independent auditor any problems or difficulties they may have encountered. Additionally, on at least an annual basis, KPMG provides the Committee reports regarding their independence.
•Lead Partner Rotation. Under current legal requirements, the lead engagement partner for the independent audit firm may not service in that role for more than five consecutive fiscal years, and the Audit and Compliance Committee ensures the regular rotation of the audit engagement team partner as required by law. The Audit and Compliance Committee is directly involved in the consideration of a new lead engagement partner for 2025 and is planning ahead to ensure a smooth transition.
•Limits on Non-audit Services. The Audit and Compliance Committee has exclusive authority to pre-approve non-audit services and determine whether such services are consistent with auditor independence.
•Independence Assessment. On at least an annual basis, KPMG provides the Audit and Compliance Committee reports regarding independence, conducts periodic internal reviews of its audit and other work and assesses the adequacy of partners and other staff serving the Company's account consistent with independence requirements.

114	Centene Corporation
Independent Registered Public Accounting Firm Fees & Services
The following table discloses the aggregate fees for services related to 2023 and 2022 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2023	2022
Audit Fees	$13,303	$15,655
Audit-Related Fees	1,455	2,538
Tax Fees	4	55
All Other Fees	—	—
Audit-related fees in 2023 and 2022 consist primarily of fees for operational control reviews.
The Audit and Compliance Committee is responsible for the audit fee negotiations associated with our retention of KPMG LLP. When assessing services rendered by our auditor and evaluating the quality of their work, the Audit and Compliance Committee considers a variety of factors, including: independence, insight provided to the Audit and Compliance Committee, ability to meet deadlines and respond to issues, management feedback and relative costs of services.
Audit and Non-Audit Services Pre-Approval Policy
The Audit and Compliance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the Audit and Compliance Committee follows when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.
Prior to engagement, the Audit and Compliance Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit and Compliance Committee specifically approve the services prior to the independent registered public accounting firm's commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit and Compliance Committee has delegated the ability to pre-approve audit and non-audit services to the Audit and Compliance Committee chairman, provided the chairman reports any pre-approval decision to the Audit and Compliance Committee at its next scheduled meeting. The policy does not provide for a de minimis exception to the pre-approval requirements. Accordingly, all of the 2023 and 2022 fees described above were pre-approved by the Audit and Compliance Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	115
Audit and Compliance Committee Report
The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors. The charter outlines the Audit and Compliance Committee's duties and responsibilities. The Audit and Compliance Committee reviews the charter annually and works with the Board to amend the charter, as necessary, based on the Audit and Compliance Committee's evolving responsibilities. The Audit and Compliance Committee charter is available on the Company's website at investors.centene.com.
The Audit and Compliance Committee consists of four non-employee directors. Each member of the Audit and Compliance Committee is an independent director under the SEC rules for audit committees and "financially literate" under New York Stock Exchange standards. Each of Jessica L. Blume, Christopher J. Coughlin and Wayne S. DeVeydt is an "audit committee financial expert" under SEC rules. The Audit and Compliance Committee assists the Board in its oversight of the integrity of the Company's financial statements, the qualifications and independence of the Company's independent auditor and the performance of the Company's internal audit function and independent registered public accountant and the Company's compliance with legal and regulatory requirements. Specifically, the Audit and Compliance Committee has responsibility for providing independent, objective oversight of the accounting and financial reporting process of the Company. These responsibilities include:
•appointing, evaluating and retaining the independent registered public accounting firm, which reports directly to the Audit and Compliance Committee;
•reviewing and discussing with the auditing firm, and recommending that the Board include, the audited financial statements in the Company's Annual Report on Form 10-K;
•reviewing the Company's other financial disclosures; and
•assisting the Board in its oversight of the Company's internal control over financial reporting, disclosure controls and procedures, code of business ethics and conduct and the performance of the Company's internal audit function.
Management is responsible for the preparation of the Company's financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company's internal auditors, for assessing the effectiveness of the Company's internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the PCAOB), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles in the United States of America and auditing management's assessment of the effectiveness of internal control over financial reporting. KPMG LLP has served as the Company's independent registered public accounting firm since 2005.
Management represented to the Audit and Compliance Committee that the financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit and Compliance Committee met and held discussions with management and KPMG LLP to review and discuss the financial statements and the Company's internal control over financial reporting. The Audit and Compliance Committee has also discussed with KPMG LLP the firm's judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG LLP also provided the Audit and Compliance Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee has discussed with KPMG LLP their independence with respect to the Company, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.
In fulfilling its oversight responsibilities for reviewing the services performed by KPMG LLP, the Audit and Compliance Committee has the sole authority to select, evaluate and replace the outside auditors. The Audit and Compliance Committee discusses the overall scope of the annual audit, the proposed audit fee and annually evaluates the qualifications, performance and independence of KPMG LLP as independent registered public accountants and the performance of its lead audit partner. The Audit and Compliance Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their respective examinations, the evaluation of the Company's internal control over financial reporting and the overall quality of the Company's accounting.

116	Centene Corporation
Based upon the review and discussions with the Company's management and KPMG LLP referred to above, and its review of the representations and information provided by management and KPMG LLP, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Audit and Compliance Committee also reappointed KPMG LLP to serve as the Company's independent registered public accounting firm for 2024.
AUDIT AND COMPLIANCE COMMITTEE
Wayne S. DeVeydt, Chair
Jessica L. Blume
Christopher J. Coughlin
H. James Dallas

Proposal 4 - Stockholder Proposal	117

4 PROPOSAL	Stockholder Proposal

In November 2023, the Company received correspondence from a stockholder, John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of at least $2,000 in market value, of Centene common stock since November 15, 2020 and for the requisite period, who intends to propose the following resolution on managing climate risk through science-based targets and transition planning at the annual meeting.
Stockholder Statement Regarding Proposal for Managing Climate Risk Through Science-Based Targets and Transition Planning
Proposal Four — Managing Climate Risk Through Science-Based Targets and Transition Planning
WHEREAS: The Intergovernmental Panel on Climate Change has advised that greenhouse gas (GHG) emissions must be halved by 2030 and reach net zero by 2050 in order to limit global warming to 1.5°C. Every incremental increase in temperature above 1.5°C will entail increasingly severe physical, transition, and systemic risks for companies and investors alike. Up to 10 % of global economic value could be lost by 2050.1
The health sector accounts for an estimated 8.5% of U.S. carbon emissions.2 Climate change is expected to increase the cost of healthcare services, making it more expensive for healthcare organizations to operate due to damage to infrastructure, supply chain disruptions, and increased complexity of care. Climate-related health conditions are also expected to increase and drive up the total cost of care, affecting profits for both healthcare systems and plans.3 In its 10-K, Centene acknowledges that the "the effects of climate change…could reduce our ability to accurately predict and effectively control the costs of providing health benefits."
Despite acknowledging this risk, the Company's mitigation strategy falls short of what is needed to shield the Company and its investors from climate-related risks. While Centene currently reports Scope 1 and 2 and some categories of Scope 3 emissions, the Company has not published GHG targets or issued a climate transition plan. By contrast, peers UnitedHealth Group and Humana have committed to setting science-based targets with the Science Based Targets initiative (SBTi).
Centene must take additional action to comprehensively address its climate impact and mitigate both the physical risks to its operations and the transition risks associated with new regulation and a global shift to a clean energy economy. Investors believe Centene should adopt 1.5°C-aligned science-based emissions reduction targets for its full carbon footprint and publish a climate transition plan — detailing the forward-looking, near-term, and quantitative actions the Company will take to achieve its medium- and long-term sustainability goals.
1https://www.swissre.com/institute/research/topics-and-risk-dialogues/climate-and-natural-catastrophe-risk/expertise-publication-economics-of-climate-change.html
2https://www.nejm.org/doi/full/10.1056/NEJMp2115675
3www2.deloitte.com/us/en/insights/industry/health-care/climate-change-and-health.html

118	Centene Corporation
RESOLVED: Shareholders request that Centene Corporation issue near and long-term science-based greenhouse gas reduction targets aligned with the Paris Agreement's ambition of limiting global temperature rise to 1.5°C and summarize plans to achieve them.
SUPPORTING STATEMENT: In assessing targets, we recommend,
•Taking into consideration approaches used by advisory groups like the Science-Based Targets initiative;
•Developing a transition plan that shows how the Company plans to meet its goals, taking into consideration criteria used by advisory groups such as the Task Force for Climate-Related Financial Disclosures, CDP, Transition Plan Taskforce, Climate Action 100+, and the We Mean Business Coalition;
•Consideration of supporting targets for renewable energy, energy efficiency, supply chain engagement and other measures deemed appropriate by management.
Please vote yes:
Managing Climate Risk Through Science-Based Targets and Transition Planning — Proposal Four

Proposal 4 - Stockholder Proposal	119
Board of Directors' Statement in Opposition to Proposal Four
Environmental sustainability is an important part of Centene's operations. As a healthcare service company with employees either working remotely or in offices across the United States, our Company is continually focused on 1) minimizing our environmental impact through responsible consumption of resources, 2) pursuing projects that generate beneficial climate and environmental impacts beyond the Centene enterprise and 3) measuring and disclosing our Company's environmental performance.
Centene also recognizes that the populations we serve may be disproportionately impacted by environmental factors and that those factors could worsen with a changing climate. Centene is actively working to remove barriers to health and address the health-related social needs of our members impacted by environmental factors like heat, shelter and food security. In addition, we have aggressively responded to weather-related emergencies that impact our members, such as by providing needed supplies to thousands of Floridians following Hurricane Ian, as well as following other natural disasters.
Over the past several years, the Company has materially expanded its initiatives and disclosures to address climate change. These efforts are summarized annually in the Company's Sustainability Report, TCFD report and SASB report. Included in the 2023 TCFD report are the results of our 2023 climate risk assessment, which updated the assessment of our Climate Change Task Force, and the Company's risk assessment and mitigation plans for a variety of environmental, climate and natural disaster risks. The Sustainability and TCFD reports include the Company's annual scope 1, 2 and 3 GHG emissions in alignment with the Greenhouse Gas Protocol beginning with Centene's baseline year of 2019, with our reductions noted below1:

	2019	2023	Percent Reduction
Scope 1	18,879	9,998	47%
Scope 2	100,041	54,959	45%
Scope 3	2,756,367	1,337,192	51%
The Company has recently engaged in environmental-related activities, such as:
•Reducing our real estate footprint by 78% as of December 31, 2023, compared to December 31, 2021, which represents our primary direct environmental impact. Our flexible approach to work locations resulted in fewer employees coming into offices, with approximately 75% of our employees working remotely, which reduced the need for physical office space and daily employee commutes and led to lower emissions and energy consumption.
•Decreasing environmental impact by increasing access to virtual and telehealth care for our members. In 2023, Centene partnered with various telehealth vendors to provide over 13 million virtual visits to Centene's members.
•Providing disaster relief to members impacted by the Mississippi tornadoes, Hurricane Idalia and the Hawaii wildfires in 2023, among other natural disasters.
•Evaluating the efficiency of buildings at new sites by using LEED Silver and Gold building standards, conforming to HVAC and lighting efficiency standards for new construction and renovation, using recycled building materials and office furniture and using green practices for vacating offices.
•Using native plantings and green roofing at our St. Louis headquarters, which decreases energy consumption, reduces stormwater runoff and mitigates the urban heat island effect.
•Recycling office furniture for buildings or spaces no longer in use, resulting in over a million pounds of waste diverted from landfills in 2022.
•Increasing electronic document delivery to our members, which we estimate helped us save over 70 million sheets of paper in 2022, leading to reduced waste and carbon emissions.
•Using eco-effective systems at our cafeterias to convert waste into renewable resources, such as turning food scraps into compost for local farms and converting cooking oils and grease into biofuels. In 2023, Centene's corporate headquarters in St. Louis composted an estimated 40,000 pounds with our food waste diversion program.
1Reflects recalculations for divestitures.

120	Centene Corporation
•Providing electric vehicle charging stations at the Company's owned headquarters.
•Initiating a vendor sustainability questionnaire to understand and track our strategic suppliers' progress on environmental and climate-related strategy and actions.
•Conducting internal education and engagement focused on environmental sustainability.
However, for reasons stated below, the Board does not believe it is in the best interests of the Company and its stockholders to adopt GHG reduction targets at this time. Rather, it is the Board's view that continuing the Company's initiatives described above is the best short-term path, with a formal assessment of the Company's long-term approach occurring prior to the end of the decade.
To support and maintain Centene's long term sustainable value and meet the needs of all stakeholders, the Company maintains flexibility to continue exploring energy solutions that align with our mission and strategy.
Due to Centene's relatively low emissions and due to the nature of Centene's business focused on serving the health needs of the United States' most vulnerable populations, our environmental-related sustainability initiatives prioritize combating the negative impacts of climate change by supporting climate resiliency in the communities where our members live. Issuing science-based GHG reduction targets could decrease our flexibility to prudently manage our energy costs, given that affordable clean energy supply is currently limited and large-scale new clean energy projects take years to come online. While we regularly engage with our key utility providers to explore options, we need to maintain flexibility in securing appropriate energy solutions in alignment with our strategy and delivering long-term value.
We continue to engage with investors regarding their climate-related priorities.
We have engaged with the proponent regarding this proposal and continue to solicit feedback from stockholders regarding the Company's climate-related work and priorities for the future. To date, stockholders have expressed support for the Company's efforts, and we are committed to remaining transparent with our stockholders regarding our climate-related strategy and reporting. Over the coming year, the Company will continue to engage with stockholders regarding the environmental progress we have made and the ramifications of adopting formal GHG reduction targets.
We believe that a collaborative, risk-based approach will best assist the Company in determining the targets and methods by which we can further the Company's sustainability efforts.
We strive to make prudent and practical investments that will positively impact our members, employees, government partners, the communities we serve and stockholders. We have taken actions, highlighted above that have reduced our GHG emissions and supported our members during climate-related disasters. (A fuller description of these matters may be found in our Sustainability and DEI Report.)
As we support our mostly-remote workforce, rationalize our real estate footprint and increase access to virtual care for members, the Company continues to evaluate potential changes to our sustainability goals, including GHG emission reduction efforts. Next steps in furtherance of these efforts include evaluation of third-party assurance over the Company's emissions disclosures and maturation of our environmental management system.
We believe that a thoughtful, risk-based approach to setting GHG reduction targets is in the best interest of all stakeholders. At this time, we do not believe it is appropriate to adopt GHG reduction targets given the Company's priority of member service, evolving work-from-home approach, environmental impact, the changing nature of the national healthcare landscape and the evolution of the Company's environmental management.
We are assessing changes in the legal and regulatory requirements and their impact on our Company as we continue to develop our sustainability plans.
The Company is subject to multiple laws and regulations governing GHG emissions and related disclosure requirements. For example, the Company is evaluating the SEC's recently-adopted rules on climate-related disclosures. In addition, the federal government has proposed a comprehensive rule that would require large federal government contractors to annually disclose GHG emissions and climate-related risks. This proposal could require some contractors to adopt science-based GHG emissions reduction targets. We continue to monitor regulatory proposals and prioritize resources and efforts appropriately.
Centene is focused on, among other issues, improving our ability to collect the necessary data to respond to these proposals and enhancing the requisite disclosure and internal control procedures necessary to reliably report the required information. We believe it is in the best interest of the Company and its stockholders to complete this analysis prior to the adoption of GHG reduction targets.

Proposal 4 - Stockholder Proposal	121
The proposal could distract from the Company's current efforts that have successfully reduced emissions.
Centene's successful progress toward the reduction of GHG emissions demonstrates we recognize the importance of this work without formal adoption of GHG reduction targets. Additionally, we believe that further analysis of the evolving regulatory landscape, continued engagement with stockholders and thoughtful planning regarding the intersection of our business and the Paris Agreement is in the long-term best interest of the Company.

The Board recommends that stockholders vote "AGAINST" Proposal No. 4.

122	Centene Corporation
Security Ownership of Certain Beneficial Owners and Management
Five Percent Beneficial Owners of Common Stock
The following table sets forth the beneficial ownership of our common stock as of March 15, 2024, by (a) each person known to us to be the beneficial owner of more than five percent of the Company's common stock, (b) each of our NEOs and directors, including our director nominees and (c) all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares (#)	Shares Acquirable Within 60 Days (#)	Total Beneficial Ownership (#)		Percent of Class (%)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	61,190,588	—	61,190,588		11.5
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	40,819,347	—	40,819,347		7.6
FMR LLC 245 Summer Street Boston, MA 02210	37,854,078	—	37,854,078		7.1
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	29,150,898	—	29,150,898		5.5
Kenneth A. Burdick	439,284	11,642	450,926	[1]	*
Frederick H. Eppinger	171,165	174,723	345,888	[1]	*
Andrew L. Asher	192,780	40,653	233,433		*
Sarah M. London	96,368	25,326	121,694		*
Christopher A. Koster	92,886	4,835	97,721		*
James E. Murray	56,381	39,695	96,076		*
Kenneth J. Fasola	55,338	15,834	71,172		*
David P. Thomas	47,485	6,221	53,706		*
H. James Dallas	28,407	18,980	47,387	[1]	*
Jessica L. Blume	18,923	22,947	41,870		*
Theodore R. Samuels	22,913	11,425	34,338	[1]	*
Christopher J. Coughlin	17,151	11,715	28,866	[1]	*
Wayne S. DeVeydt	4,913	11,754	16,667	[1]	*
Lori J. Robinson	8,508	2,947	11,455		*
Monte E. Ford	1,393	6,280	7,673		*
All directors and executive officers as a group (15 persons)	1,175,365	364,630	1,539,995		*
* Represents less than 1% of outstanding shares of common stock.
1Shares beneficially owned by Messrs. Eppinger, Dallas, DeVeydt, Coughlin, Burdick and Samuels include 169,566, 6,033, 2,141, 2,102, 2,029 and 1,812, respectively, RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

Security Ownership of Certain Beneficial Owners and Management	123
As of March 15, 2024, there were 534,905,828 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options and stock units beneficially owned by that stockholder that are vested or that will vest within 60 days of March 15, 2024. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws.
No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.
Information with respect to the outstanding shares beneficially owned by The Vanguard Group, Inc. is based on Schedule 13G/A filed with the SEC on February 13, 2024, by such firm, related to their Centene ownership. The Vanguard Group, Inc. beneficially owns 61,190,588 shares. Of the shares The Vanguard Group, Inc. owns, it has shared voting power over 717,036 shares, shared dispositive power over 2,313,336 shares and sole dispositive power over 58,877,252 shares.
Information with respect to the outstanding shares beneficially owned by Capital World Investors is based on Schedule 13G/A filed with the SEC on February 9, 2024, by such firm, related to their Centene ownership. Capital World Investors beneficially owns 29,150,898 shares. Of the shares Capital World Investors owns, it has sole voting power over 29,150,814 and sole dispositive power over 29,150,898 shares.
Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G/A filed with the SEC on January 26, 2024, by such firm, related to their Centene ownership. BlackRock, Inc. beneficially owns 40,819,347 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 36,487,409 shares and sole dispositive power over 40,819,347 shares.
Information with respect to the outstanding shares beneficially owned by FMR LLC is based on Schedule 13G/A filed with the SEC on February 9, 2024, by such firm, related to their Centene ownership. FMR LLC beneficially owns 37,854,078 shares. Of the shares FMR LLC owns, it has sole voting power over 32,786,960 shares and sole dispositive power over 37,854,078 shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC. Based on Company records and other information, Centene believes that all other SEC filing requirements applicable to its directors and executive officers were complied with for 2023.

124	Centene Corporation
Equity Compensation Plan Information
The following table provides information as of December 31, 2023, about the securities authorized for issuance under our equity compensation plans, consisting of our 2012 Stock Incentive Plan, 2002 Employee Stock Purchase Plan and Non-Employee Directors Deferred Stock Compensation Plan.

Plan Category[1]	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by stockholders	7,628,197	$76.48	15,475,541
Equity compensation plans not approved by stockholders	60,000	—	2,259,315	[2]
Total	7,688,197	$76.48	17,734,856
1Does not include 140,632 shares of common stock issuable pursuant to outstanding restricted stock units and 426,915 of stock options with a weighted average remaining life of 3.2 years and weighted average price of $64.66 granted under the Magellan Health, Inc. 2016 Management Incentive Plan and Magellan Health Services, Inc. 2011 Management Incentive Plan (collectively, the Magellan Plan), which were assumed by the Company in connection with the acquisition on January 4, 2022.
2Pursuant to 303A of the NYSE Listed Company Manual, consists of shares of common stock that the Company may grant under the 2012 Stock Incentive Plan that were available for grant under the Magellan Health Plan at the time the Company acquired Magellan. Shares assumed by Centene from the Magellan Plan are available only for awards to legacy Magellan employees and employees joining the Company after January 4, 2022.
The number of securities in column (a) and footnote 1 include 612,805 options with a weighted-average remaining life of 4.5 years and 7,642,939 shares of restricted stock and restricted stock units.
The number of securities in column (c) includes 3,497,522 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

Commonly Asked Questions and Answers About the Annual Meeting	125
Commonly Asked Questions and Answers About the Annual Meeting
1.Why am I receiving these materials?
These materials are being sent to you on behalf of our Board. You are receiving these materials because you are a stockholder of Centene that is entitled to receive notice of the Annual Meeting and to vote on matters that are properly presented at the Annual Meeting.
2.What is the purpose of the Annual Meeting?
Our stockholders meet annually to elect directors and to vote on other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.
3.What is a proxy?
If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Sarah London, the Company's Chief Executive Officer, and Christopher Koster, the Company's Secretary, or their designees or such other individuals as the Board may later designate, as your proxies to vote your shares as directed.
4.What is the purpose of this proxy statement?
This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.
5.Where is the Annual Meeting?
The Annual Meeting will be held at 10:00 AM, Central Time, on Tuesday, May 14, 2024, at the Centene Auditorium at our corporate headquarters, Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.
6.What does it mean if I receive more than one package of proxy materials?
This means that you have multiple accounts holding Centene shares. These may include: accounts with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., accounts holding shares that you have acquired under the Company's stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
7.Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Availability Notice") to some of our stockholders. If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Availability Notice will tell you how to access and review the proxy materials on the internet at www.ProxyVote.com. The Availability Notice also tells you how to access your proxy card to vote on the internet. If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.

126	Centene Corporation
8.What is the record date and what does it mean?
The record date for the Annual Meeting is March 15, 2024. Holders of the Company's common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.
9.Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?
Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the voting power of the outstanding shares of the Company and entitled to vote thereat as of the record date, present in person or represented by proxy. Shares necessary to meet the quorum requirement may be present in person or represented by proxy. There were 534,905,828 shares of our common stock issued and outstanding on the record date. Therefore, at least 267,452,915 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.
Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the internet or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.
10.Who can vote on matters that will be presented at the Annual Meeting?
You can vote if you were a stockholder of the Company at the close of business on the record date of March 15, 2024.
11.What is the difference between a registered stockholder and a beneficial owner?
Many Centene stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•Registered stockholder: If your shares are registered directly in your name with the Company's transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the "stockholder of record" or a "registered stockholder," and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to deliver your voting proxy directly to the Company or to vote in person at the Annual Meeting.
•Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the "beneficial owner" of those shares, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.
12.How many votes am I entitled to per share?
Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes.
13.Who will count the vote?
Broadridge Investor Communications Solutions, Inc. was appointed by our Board to tabulate the vote and act as Inspector of Election. Information about Broadridge Investor Communications Solutions, Inc. is available at www.broadridge.com.

Commonly Asked Questions and Answers About the Annual Meeting	127
14.How do I cast my vote?
Registered stockholders: There are four ways you can cast your vote:
•Vote on the internet at www.ProxyVote.com using the control number provided to you by 11:59 PM. Eastern Time on May 13, 2024;
•Vote by telephone at 1-800-690-6903 using the control number provided to you by 11:59 PM. Eastern Time on May 13, 2024;
•If you received a proxy card, complete and properly sign, date and return it in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or
•Attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.
Beneficial owners: Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:
•Vote on the internet at www.ProxyVote.com using the control number provided to you by the institution holding your shares by 11:59 PM. Eastern Time on May 13, 2024;
•Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution's voting processes);
•Complete and properly sign, date and return a voting instruction form from the institution holding your shares. Please allow sufficient time for your instructions to be received by the institution before the Annual Meeting; or
•Obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.
•Please contact the institution holding your shares for additional information, including its deadline for voting.
15.What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?
Proposal 1: Each director will be elected by a majority of votes cast, which means a majority of the votes cast "for" the particular director. As discussed further on page 28, our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “against” his or her election than votes “for” such election shall, promptly following certificate of the vote, offer his or her resignation to the Board , the acceptance or rejection of which will be subject to Board action and subsequent disclosure.
Proposals 2, 3 and 4: Proposals 2, 3 and 4 will pass with the votes of a majority of votes cast, which means a majority of the votes cast "for" the proposal.
A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast. Accordingly, a broker non-vote will have no effect on the vote outcome of any proposal.
Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast "for" or "against" a proposal. Therefore, abstentions will have no effect on the vote outcome of any proposal.
Discretionary voting by brokers will be permitted by the New York Stock Exchange only in connection with Proposal 3. Discretionary voting is explained in the answer to Question 16.
16.What if I return my proxy card or voting instruction form but do not provide voting instructions?
Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card. If you do not return your voted proxy card, vote by phone or the internet or if you submit your proxy card with an unclear voting designation, your shares will not be voted. If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1; FOR Proposals 2 and 3; and AGAINST Proposal 4. The proxy holders will vote in their discretion as to any other matters that arise at the Annual Meeting.

128	Centene Corporation
Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called "discretionary voting." Brokerage firms and banks generally have the authority, under NYSE rules, to vote shares on certain "routine" matters for which their customers do not provide voting instructions. Of the four proposals scheduled to be presented at the Annual Meeting, only Proposal 3, Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE's rules. Proposals 1, 2 and 4 and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a "broker non-vote." In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals. As a result, they will have no effect on the outcome of any vote.
17.Can I change my mind after I submit my proxy?
Yes; if you vote by proxy, you may revoke that proxy by:
•voting again on the internet or by telephone prior to the applicable deadline for the votes to be tabulated at the Annual Meeting;
•signing another proxy card with a later date and mailing it, provided it is received prior to the Annual Meeting; or
•attending the Annual Meeting in person and delivering your proxy or casting a ballot.
If you are a beneficial owner of our stock, you must obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.
18.Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting. The Form 8-K will be accessible at the SEC's website at www.sec.gov or on our website at www.centene.com.
19.What if I have additional questions that are not addressed here?
You may call Investor Relations at (212) 549-1306, e-mail Investor Relations at investors@centene.com or call the Office of the Secretary at (314) 725-4477.

Other Matters	129
Other Matters
Committee Reports
The information contained in the Compensation and Talent Committee Report and the Audit and Compliance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.
Proxy Solicitation Costs
This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have retained Saratoga Proxy Consulting, LLC, a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $12,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.
Stockholder Proposals and Director Nominations
Stockholder Proposals for Inclusion in our 2025 Proxy Statement. For our 2025 Annual Meeting of Stockholders, to be eligible for inclusion in our 2025 proxy statement under the SEC's Rule 14a-8 requirements, any stockholder proposals under Rule 14a-8 must be submitted to Christopher A. Koster, our Secretary, at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, no later than November 28, 2024.
Director Nominations under our Proxy Access By-laws. Our By-laws provide for a right of proxy access. This enables stockholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under our By-laws, a stockholder (or group of up to 20 stockholders) who has continuously owned at least 3% of the outstanding shares of our common stock for at least three consecutive years and has complied with the other requirements in our By-laws may nominate up to the greater of two individuals or 20% of the Board and have such nominee(s) included in our proxy statement. Notice of nominees for our 2025 annual meeting of stockholders must be received by the Secretary not later than February 13, 2025 and not earlier than January 14, 2025.
Director Nominations and other Stockholder Proposals for Presentation at the 2025 Annual Meeting. Our advance notice By-laws also provide procedures regarding nominations of directors and other proposals that a stockholder wishes to have considered at a meeting of stockholders. Under our By-laws, written notice of such stockholder nominations to the Board of Directors or any other business proposed by a stockholder must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder who wishes to nominate a director other than under our proxy access By-law or propose other business to be considered at the 2025 annual meeting of stockholders must deliver a written notice (containing the information specified in our By-laws regarding the stockholder and the proposed action) to Christopher A. Koster, our Secretary, at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, not later than February 13, 2025 and not earlier than January 14, 2025.
Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2025 proxy statement or considered at our 2025 Annual Meeting of Stockholders.

130	Centene Corporation
Multiple Stockholders Having the Same Address
We have adopted a process called "householding" for mailing proxy materials in order to reduce costs. Householding means that stockholders who share the same last name and address will receive only one copy of our 2023 Annual Report on Form 10-K and this proxy statement (collectively, the "proxy materials") unless we receive contrary instructions. For those stockholders receiving our Notice of Internet Availability of Proxy Materials ("Availability Notice"), we will provide a separate Availability Notice for each stockholder. For those households receiving copies of our Annual Report on Form 10-K and proxy statement, we will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name or are a registered holder, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061. You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, Centene Corporation, Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, or by calling (314) 725-4477. The Company's Annual Report on Form 10-K for the year ended December 31, 2023 and this proxy statement are also available at www.ProxyVote.com.
Requests for Additional Information
We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2023, as filed with the SEC. We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy. We will also provide to any person without charge, upon request, a copy of our Code of Conduct, our Corporate Governance Guidelines and our Board Committee Charters. Any such requests should be made in writing to Investor Relations, Centene Corporation, Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. A copy of these documents and our other SEC filings are also available on our website at www.centene.com. We intend to disclose future amendments to, or waivers, if any, from the provisions of the Code of Conduct made with respect to any of our directors and executive officers on our website. The information contained in any website or report referenced in this proxy statement is not incorporated by reference into, and does not form a part of, this proxy statement.

Other Matters	131
Forward-Looking Statements
All statements, other than statements of current or historical fact, contained in this proxy statement are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this proxy statement are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this proxy statement, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and provide for operational resources to maintain service level requirements; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill, and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation and interest rates; the effect of social, economic, and political conditions and geopolitical events, including as a result of changes in U.S. presidential administrations or Congress; changes in market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates; changes in provider, broker, vendor, state, federal, foreign, and other contracts and delays in the timing of regulatory approval of contracts, including due to protests; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Centene Pharmacy Services (formerly Envolve Pharmacy Solutions, Inc. (Envolve)), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously reported and on other acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

132	Centene Corporation
Appendix A - Reconciliation of Non-GAAP Measures
This proxy statement includes certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Specifically, the Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time. The tables and discussion below provide reconciliations of non-GAAP items.
The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Year Ended December 31,
	2023	2022	2021	2020	2019
GAAP net earnings attributable to Centene	$2,702	$1,202	$1,347	$1,808	$1,321
Amortization of acquired intangible assets	718	817	770	719	258
Acquisition related expenses	70	213	185	602	104
Other adjustments[1]	464	1,540	1,275	29	301
Income tax effects of adjustments[2]	(308)	(410)	(537)	(262)	(127)
Adjusted net earnings	$3,646	$3,362	$3,040	$2,896	$1,857

	Year Ended December 31,
	2023	2022	2021	2020	2019
GAAP diluted EPS attributable to Centene	$4.95	$2.07	$2.28	$3.12	$3.14
Amortization of acquired intangible assets	1.32	1.40	1.31	1.24	0.61
Acquisition related expenses	0.13	0.36	0.31	1.04	0.25
Other adjustments[1]	0.85	2.65	2.16	0.05	0.72
Income tax effects of adjustments[2]	(0.57)	(0.70)	(0.91)	(0.45)	(0.30)
Adjusted diluted EPS	$6.68	$5.78	$5.15	$5.00	$4.42
1Other adjustments include the following items:
2023 - Circle Health Group (Circle Health) impairment of $292 million, or $0.53 per share ($0.47 after-tax), Operose Health Group (Operose Health) impairment of $140 million, or $0.26 per share ($0.24 after-tax), real estate impairments of $105 million, or $0.19 per share ($0.16 after-tax), gain on the sale of Apixio of $93 million, or $0.17 per share ($0.12 after-tax), severance costs due to a restructuring of $79 million, or $0.15 per share ($0.11 after-tax), gain on the sale of Magellan Specialty Health of $79 million, or $0.14 per share ($0.11 after-tax), a reduction to the previously reported gain on the sale of Magellan Rx of $22 million, or $0.04 per share ($0.02 after-tax), gain on the previously reported divestiture of Centurion of $15 million, or $0.03 per share ($0.02 after-tax) and an additional loss on the divestiture of our Spanish and Central European businesses of $13 million, or $0.02 per share ($0.01 after-tax).

Appendix A - Reconciliation of Non-GAAP Measures	133
2022 - real estate impairments of $1,642 million, or $2.82 per share ($2.08 after-tax); PANTHERx Rare divestiture gain of $490 million, or $0.84 per share ($0.65 after-tax); impairments of assets associated with the divestitures of our Spanish and Central European, Centurion and HealthSmart businesses of $458 million, or $0.78 per share ($0.60 after-tax); Magellan Rx divestiture gain of $269 million, or $0.46 per share ($0.17 after-tax); Health Net Federal Services asset impairment of $233 million, or $0.40 per share ($0.39 after-tax); gain on debt extinguishment of $27 million, or $0.04 per share ($0.03 after-tax); increase to the previously reported gain on the divestiture of U.S. Medical Management (USMM) due to the finalization of working capital adjustments of $13 million, or $0.02 per share ($0.02 after-tax); and costs related to the pharmacy benefits management (PBM) legal settlement of $6 million, or $0.01 per share ($0.00 after-tax).
2021 - PBM legal settlement expense of $1,264 million, or $2.14 per share ($1.76 after-tax); gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million, or $0.52 per share ($0.52 after-tax); impairment of our equity method investment in RxAdvance of $229 million, or $0.39 per share ($0.32 after-tax); gain related to the divestiture of USMM of $150 million or $0.25 per share ($0.23 after-tax); debt extinguishment costs of $125 million, or $0.21 per share ($0.16 after-tax); reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $62 million, or $0.10 per share ($0.08 after-tax); and severance costs due to a restructuring of $54 million, or $0.09 per share ($0.06 after-tax).
2020 - Gain related to the divestiture of certain products of our Illinois health plan of $104 million, or $0.18 per share ($0.10 after-tax); and non-cash impairment of our third-party care management software business of $72 million, or $0.12 per share ($0.10 after-tax); and debt extinguishment costs of $61 million, or $0.11 per share ($0.07 after-tax).
2019 - asset impairment of $271 million, or $0.65 per share ($0.57 after-tax); and debt extinguishment costs of $30 million, or $0.07 per share ($0.05 after-tax).
2The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the year ended December 31, 2023, includes a one-time income tax benefit of $69 million, or $0.13 per share, resulting from the distribution of long-term stock awards to the estate of the Company's former CEO and tax expense of $3 million, or $0.01 per share, related to tax adjustments on previously reported divestitures. The year ended December 31, 2022, includes tax expense of $107 million, or $0.18 per share, related to the Magellan Specialty Health divestiture and a $15 million, or $0.03 per share, tax benefit related to the RxAdvance impairment.
Reconciliation of GAAP net earnings to adjusted EBITDA ($ in millions):

	Year Ended December 31,
	2023	2020
GAAP net earnings attributable to Centene	$2,702	$1,808
Income tax expense	899	979
Interest expense	725	728
Depreciation	575	486
Amortization	718	719
Stock compensation expense	216	281
Other adjustments[1]	385	29
Adjusted EBITDA	$6,220	$5,030
1Other adjustments include the following pre-tax items:
afor the year ended December 31, 2023: Circle Health impairment of $292 million, Operose Health impairment of $140 million, real estate impairments of $105 million, gain on the sale of Apixio of $93 million, gain on the sale of Magellan Specialty Health of $79 million, a reduction to the previously reported gain on the sale of Magellan Rx of $22 million, gain on the previously reported divestiture of Centurion of $15 million and an additional loss on the divestiture of our Spanish and Central European businesses of $13 million.
bfor the year ended December 31, 2020: gain related to the divestiture of certain products of our Illinois health plan of $104 million, non-cash impairment of our third-party care management software business of $72 million and debt extinguishment costs of $61 million.
Adjusted Pre-tax Margin:
The Company also references adjusted pre-tax margin for the 2021-2023 performance year metrics, which is derived from pre-tax net income divided by premium and service revenues. Pre-tax net income excludes acquisition and divestiture related expenses and specific one-time items consistent with those outlined in our adjusted diluted EPS calculation.

Awards and Recognition
Centene is proud of the recognition we receive regarding our corporate citizenship, growth and innovation, and our commitment to DEI. Centene is regularly recognized for going above and beyond industry standards. A few of our recent achievements are highlighted below.

Great Place To Work®
Certified
OCT 2023-OCT 2024
USA

Bloomberg
Gender-Equality Index
2023 Member

DiversityInc
TOP 50
2023

BEST OF THE BEST 2023
U.S. VETERANS MAGAZINE

BEST FOR VETS
2023
MILITARY TIMES
EMPLOYERS

HUMAN RIGHTS CAMPAIGN FOUNDATION
2023 2024
EQUALITY 100
Leader in LGBTQ+ Workplace Inclusion

NET ZERO OPERATIONS
2040

3BL
100 Best Corporate Citizens
2023

GRESB
2023

NOD
2023
LEADING DISABILITY EMPLOYER

Nareit
Diversity, Equity & Inclusion Recognition Awards
2023 Corporate Winner: Gold
VENTAS®

energy
ENERGY STAR AWARD 2023
PARTNER OF THE YEAR

DEI
BEST PLACE TO WORK FOR DISABILITY INCLUSION
2023
100 DISABILITY EQUALITY INDEX

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V34763-P05425 1b. Kenneth A. Burdick Nominees: 1a. Jessica L. Blume 1e. Wayne S. DeVeydt 1f. Frederick H. Eppinger 1g. Monte E. Ford 1h. Sarah M. London 1i. Lori J. Robinson 1j. Theodore R. Samuels 1c. Christopher J. Coughlin 1d. H. James Dallas 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION. 3. RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024. 4. STOCKHOLDER PROPOSAL FOR MANAGING CLIMATE RISK THROUGH SCIENCE-BASED TARGETS AND TRANSITION PLANNING. 1. ELECTION OF DIRECTORS For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3: The Board of Directors recommends you vote AGAINST proposal 4: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. CENTENE CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 CENTENE CORPORATION For Against Abstain ! !! ! !! ! !! ! !! ! !! VOTE BY INTERNET - www.ProxyVote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2023 Annual Report on Form 10-K are available at www.ProxyVote.com. V34764-P05425 CENTENE CORPORATION ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Sarah M. London and Christopher A. Koster and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at Centene Plaza, 7700 Forsyth Blvd., St. Louis, Missouri 63105, on Tuesday, May 14, 2024, at 10:00 AM, Central Time, and at any adjournments thereof. If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at an adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted "FOR" all the named nominees for director, "FOR" Proposals 2 and 3, and "AGAINST" Proposal 4, and in the discretion of the named Proxies upon such other business as may properly come before the meeting and any adjournment thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. Continued and to be signed on reverse side